     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1998

                                                      REGISTRATION NO. 333-45957
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                 PRE-EFFECTIVE

                                AMENDMENT NO. 2

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                           ICARUS INTERNATIONAL, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                                    MARYLAND
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      7372
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   52-2069941
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)


                              600 JEFFERSON PLAZA


                                  FIFTH FLOOR

                           ROCKVILLE, MARYLAND 20852

                                 (301) 424-4646

                   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL
               EXECUTIVE OFFICE AND PRINCIPAL PLACE OF BUSINESS)
                               ------------------

                                   Copies to:


     JEFFREY A. KOEPPEL, ESQ.        HERBERT G. BLECKER, PRESIDENT          HARLAN P. COHEN, ESQ.
    FIORELLO J. VICENCIO, ESQ.         ICARUS INTERNATIONAL, INC.           JOHN B. MCKNIGHT, ESQ.
  ELIAS, MATZ, TIERNAN & HERRICK          600 JEFFERSON PLAZA,            LOCKE PURNELL RAIN HARRELL
              L.L.P.                          FIFTH FLOOR                (A PROFESSIONAL CORPORATION)
      734 15TH STREET, N.W.            ROCKVILLE, MARYLAND 20852               2200 ROSS AVENUE
            12TH FLOOR                       (301) 424-4646                       SUITE 2200
      WASHINGTON, D.C. 20005                                                 DALLAS, TEXAS 75201
          (202) 347-0300                                                        (214) 740-8000


           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 10, 1998



                                2,000,000 SHARES


                                  COMMON STOCK


                       [ICARUS INTERNATIONAL, INC. LOGO]

                           ICARUS INTERNATIONAL, INC.

                             ---------------------


All of the shares of Common Stock offered hereby (the "Offering") are being sold by ICARUS International, Inc. ("ICARUS" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $7.00 and $9.00 per share of Common Stock. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has received conditional approval for quotation of the Common Stock on the Nasdaq National Market under the symbol "ICRS."


                             ---------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" COMMENCING ON PAGE 4.


                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                            PUBLIC                DISCOUNT(1)               COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share........................             $                        $                        $
-------------------------------------------------------------------------------------------------------------
Total(3).........................             $                        $                        $
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------


(1) Excludes a non-accountable expense allowance equal to two percent of the gross proceeds of this Offering payable to Hoak Breedlove Wesneski & Co. and Laidlaw Global Securities, Inc., as representatives ("Representatives") of the several underwriters ("Underwriters"). The Company has agreed to indemnify the Underwriters against certain civil liabilities. See "Underwriting."



(2) Before deducting estimated expenses of this Offering of $1,200,000 payable by the Company (exclusive of the Representatives' non-accountable expense allowance).



(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total
    Price to Public will be $          , the total Underwriting Discount will be
    $          and the total Proceeds to Company will be $          . See
    "Underwriting."


                             ---------------------


The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. Delivery of such shares will be made through the offices of
Hoak Breedlove Wesneski & Co., Dallas, Texas, or its agent on or about      ,
1998.



HOAK BREEDLOVE WESNESKI & CO.                    LAIDLAW GLOBAL SECURITIES, INC.



           The date of this Prospectus is                     , 1998.

[FRONT INSIDE COVER -- PANEL ONE]


[CIRCULAR FLOW CHART GRAPHIC TITLED "ICARUS--ENGINEERING BUSINESS DECISIONS" "KNOWLEDGE-BASED ENGINEERING TECHNOLOGY."]


     The flow chart depicts the general process by which the Company's automated engineering software works. The chart begins as a long arrow at the top, left corner with "BUSINESS QUESTION" and concludes at the bottom, right corner with a "BUSINESS ANSWER" of either "GO" or "NO GO."

     The beginning of the process is represented by a full-color photo of a corporate executive with the phrases "Which market?," "How long?," "How much?," "Why?," and "Business Risk," reversed out of the photo in white, and is positioned over the text that reads, "BUSINESS QUESTION."

     The arrow continues around and through a spoke-like image that represents the phases of the simplified process manufacturing plant lifecycle. On each of the spokes are the names of each phase, including "Business Development," "Process Engineering," Cost Engineering," "Detailed Engineering/Procurement," "Construction Scheduling," and "Operations & Maintenance." In the center of the image is the ICARUS Logo.

     The spokes are encircled with the benefits of the ICARUS system which include "Faster Time to Market," "Compressed Schedules," "Cost Reductions," and "Engineering Process Automation." These benefits are represented in a different color to indicate they are different elements in the process.

     Below the text "BUSINESS ANSWER" is a full-color photo depicting an "engineering team" with text reversed out to white that reads, "Confident Decisions" and "Backed by Engineering."]


     [Caption to graphic: "ICARUS develops knowledge-based engineering technology for the process manufacturing segments of various industries. The Company's technology enables customers to analyze a proposed project more quickly, more accurately and less expensively than they can using conventional methods."]


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING THE ENTRY OF STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

[INSIDE FRONT COVER -- PANELS TWO AND THREE]


     [Flow chart graphic depicts a header entitled "SIMPLIFIED PROCESS MANUFACTURING PLANT LIFECYCLE." Under the header are six arrows linked horizontally entitled (Arrow 1) "Business Development," (Arrow 2) "Process Engineering," (Arrow 3) "Cost Engineering," (Arrow 4) "Detailed Engineering/Procurement," (Arrow 5) "Construction Scheduling" and (Arrow 6) "Operations and Maintenance". Above arrows 1-3 there is a line entitled "Decision Engineering" and above arrows 4-6 there is a line entitled "Plant Engineering." On the top, left corner of the page is the Company's logo with the caption "ICARUS Knowledge-Based Engineering Technology." Below the Arrows, the page is horizontally divided into two segment planes entitled (Segment 1) "Existing Products" and (Segment 2) "Products Planned For Release in FY 1999 And Thereafter." Segment 1 runs horizontally under the linked arrows and contains "ICARUS Process Evaluator" under Arrow 2, "ICARUS 2000" under Arrows 3 and 4, "ICARUS Project Manager" under Arrows 5 and 6, and "Questimate" under Arrow 6. Segment 2 runs horizontally under Segment 1 and contains "Decision Engineering Analyzer*," "Decision Center*," "Process Model*" and "Project Model*" under Arrow 1, "Plant-Product*" and "Process-Product*" under Arrow 2, "Construction Estimating Modules" under Arrows 3 and 4, "ICARUS Project Scheduler" under Arrow 5, and "ICARUS Technology Server + Application Programming Interfaces" under Arrows 1-6. *Product jointly developed with other software and/or technology providers.]



     [Caption to graphic: "ICARUS International, Inc.'s business strategy is to deploy its knowledge-based engineering technology to meet customer needs in every stage of the process manufacturing plant lifecycle."]

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated herein, the information in this Prospectus assumes (i) the completion of the recapitalization of the Company and certain related entities (the "Recapitalization," as more specifically defined under "Certain Transactions -- Pending Recapitalization") to be effected immediately prior to the closing of the Offering, (ii) an initial public offering price of $8.00 per share, the midpoint of the range set forth on the cover page of this Prospectus, and (iii) the 30-day over-allotment option granted to the Underwriters is not exercised. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."


                                  THE COMPANY


     ICARUS provides knowledge-based engineering software solutions for the process manufacturing segments of the chemical, petroleum refining, pulp and paper, food and other industries. Process manufacturing plants make products in bulk quantities through various chemical, physical and other operations. The Company's desktop products are based on its proprietary knowledge-based engineering technology, which uses embedded expert system modules, automated design and cost models and specialized databases to emulate the work processes of expert engineers.



     Industry sources indicate that more than 15,000 process manufacturing plants are now in operation worldwide and that global spending on process manufacturing plant construction projects is expected to total $160 billion in 1998 -- an all-time high. The Company's 300-plus customers are primarily large, multinational corporations that own and operate process manufacturing plants or provide engineering and construction services to such owner-operators. The Company's customers include such companies as Mitsubishi Chemical Corporation, Shell Oil Company, The Mead Corporation, Campbell Soup Company and Fluor Daniel, Inc.



     The Company's knowledge-based engineering technology automates important steps in the "decision engineering" process through which a customer's engineering staff -- often without the benefit of comprehensive, up-to-date design, cost and scheduling information -- evaluates the technological and economic feasibility of the construction or modification of a process manufacturing plant so that senior executives can determine whether to proceed with the proposed project. Despite the importance of this decision, which may involve a capital investment in excess of one billion dollars, these executives usually have only a limited ability to manage the conventional decision engineering process, which is time-consuming, labor-intensive, imprecise and expensive.



     The Company's current products directly address a number of the deficiencies in the conventional decision engineering process by "re-engineering" the process to take full advantage of both today's enhanced desktop computing technology and the Company's knowledge-based engineering technology. The Company's products enable engineers to simulate, model and analyze the design, cost and time requirements of a proposed project more quickly, more accurately and less expensively than they can using conventional engineering methods. ICARUS products also enhance senior executives' ability to focus the decision engineering process on business priorities. With information that integrates business considerations with sophisticated engineering analysis, senior executives can make faster, better informed and more confident decisions. Benefits arising from the use of the Company's decision engineering software products include more effective strategic planning, faster reaction to market developments and improved plant operating efficiency, all of which enhance the customer's competitive position.



     The Company also provides desktop software products that automate important steps in the "plant engineering" process, which occurs after the decision to proceed with a project has been made. These products also facilitate construction scheduling and cost estimation for smaller projects at existing plants.



     The Company's strategy is to deploy its knowledge-based engineering technology to meet customer needs in every stage of the process manufacturing plant lifecycle -- from the business development decision to consider entering a process manufacturing segment, through the process and cost engineering analysis of a specific proposed plant, to the detailed engineering, construction scheduling and operations and maintenance activities that follow the decision to proceed with a proposed plant.



     As part of this strategy, the Company will continue to expand its portfolio of integrated desktop software products, either on its own or in cooperation with other engineering software and technology companies. The Company plans to supplement its current offering of process and cost engineering software products and also to release a new suite of business development products designed to enable senior executives to analyze, without engineering staff support, high-level, early-stage technological and economic feasibility issues.



     Ultimately, the Company plans to offer its customers licenses of its core knowledge-based engineering technology for deployment in an enterprise network configuration in which multiple clients using different applications can simultaneously access the technology and associated customer- and project-specific object-oriented databases on a server. As part of this plan, the Company intends to release an object-oriented database application programming interfaces ("APIs") that will enable third-party engineering software developers to integrate their applications, such as computer-aided design ("CAD") production of detailed construction drawings, with the Company's technology. The Company believes that this approach will expand the applications options available to its customers and, at the same time, reduce the software and database compatibility problems that currently affect its customer's engineers and executives.



     The planned products described above are expected to be released in fiscal year 1999 and thereafter. As of April 30, 1998, the Company had incurred substantially all of its share of the development expense related thereto, although additional development expense will be required for certain process-specific products and integration with other technologies. In addition, other expenses associated with the introduction of these products will be incurred in future periods.



     The primary source of the Company's revenues are single-year and multi-year term license fees. At April 30, 1998, 71.9% of the Company's licenses had a remaining life of one year or more. For the fiscal year ended April 30, 1998, 76.7% of licensed authorized users whose licenses expired during such period elected to renew such licenses (including renewals that involved the substitution of another ICARUS product) and 55.5% of all new licenses sold to authorized users were for a term of two or more years. The Company believes that its license renewal rates and ability to sell multi-year term licenses are important historical financial strengths. ICARUS also derives revenue from technical support, training for its customers' employees, maintenance agreements and consulting services.



     One or more of the Company's products are licensed to 18 of the top 20 chemical companies and 18 of the top 20 petroleum refining companies, as such companies are listed in the "1997 Fortune 500 List," and 8 of the top 10 chemical plant contractors listed in Engineering News Record's "Top 400 Contractors." ICARUS markets its products on a world-wide basis through its direct sales force operating from its home office in Rockville, Maryland and its other offices in Houston, Texas, Altrincham, England, and Tokyo, Japan. The Company also has independent sales representatives located in Argentina, Australia, Brazil, Colombia, Germany, India, South Africa, South Korea and Venezuela and sales representatives that sell into the People's Republic of China and certain independent republics of the former Soviet Union. As part of its marketing effort, ICARUS participates in domestic and international trade shows, publishes a newsletter, advertises in engineering and other trade magazines, and holds annual user conferences in the United States, Europe and Japan.



     The name "ICARUS" is an acronym for Industrial Computer Application Retrieval and Utility Systems, which was adopted when ICARUS commenced business operations in 1969. Unless the context otherwise requires, references in this Prospectus to "ICARUS" or the "Company" include ICARUS International, Inc., a Maryland corporation, and its predecessors and consolidated subsidiaries. The Company's subsidiaries include ICARUS Corporation, ICARUS Services Limited, ICARUS Nippon K.K. and ICARUS Development and Marketing Corporation. See "Business -- Corporate Structure" and "Certain Transactions -- Pending Recapitalization." The Company's principal offices are located at 600 Jefferson Plaza, Fifth Floor, Rockville, Maryland 20852; its telephone number is (301) 424-4646. The Company's World Wide Web site is located at http://www.icarus-us.com. Information contained in the Company's Web site does not constitute, and shall not be deemed to constitute, part of this Prospectus.

                                  THE OFFERING


Common Stock to be offered...........................  2,000,000 shares
Common Stock to be outstanding after the Offering....  5,000,000 shares(1)
Use of proceeds......................................  To further the Company's strategic goals by funding: the development of complementary
                                                       knowledge-based engineering software products,
                                                       the expansion of its engineering and direct
                                                       sales and marketing force, possible business
                                                       alliances or the acquisition of complementary
                                                       technologies or companies; and for general
                                                       corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol...............  ICRS


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)


                                                                   YEAR ENDED APRIL 30,
                                                       ---------------------------------------------
                                                        1995         1996         1997         1998
                                                       ------       ------       ------       ------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Total revenue......................................  $5,058       $5,678       $7,339       $9,136
  Total operating expenses...........................   4,554        5,395        6,309        8,105
  Income from operations.............................     504          283        1,030        1,031
  Net income.........................................     300          193          656          662
  Net income per share, Basic and Diluted(2).........    0.10         0.06         0.22         0.22
  Weighted average common shares, Basic and
     Diluted(2)......................................   3,000        3,000        3,000        3,000



                                                                    APRIL 30, 1998
                                                              ---------------------------
                                                              ACTUAL       AS ADJUSTED(3)
                                                              ------       --------------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital...........................................  $  321          $13,721
  Total assets..............................................   5,974           19,374
  Total liabilities.........................................   4,179            4,179
  Total stockholders' equity................................   1,795           15,195


---------------

(1) Excludes (i) 750,000 shares of Common Stock reserved for issuance under the Company's 1998 Stock Option Plan (the "Stock Option Plan"), of which options to purchase approximately 554,600 shares of Common Stock are expected to be granted to a number of the Company's directors, officers and employees prior to the commencement of the Offering with the exercise price to be set at the initial public offering price set forth on the cover page of this Prospectus, and (ii) 500,000 shares of Common Stock reserved for issuance under the Company's Recognition and Retention Plan and Trust (the "Recognition Plan"), of which no shares of Common Stock are expected to be granted immediately following consummation of the Offering. See
    "Management -- Stock Plans -- 1998 Stock Option Plan" and "-- Recognition and Retention Plan and Trust."

(2) Computed as described in Note A of Notes to Consolidated Financial
    Statements.

(3) Adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $8.00 per share, after deducting the estimated underwriting discount and Offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     The shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information in this Prospectus before investing in shares of the Common Stock offered hereby. The discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, goals, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. Prospective investors in the shares of Common Stock offered hereby are cautioned that, while the forward-looking statements reflect the Company's good faith beliefs, they are not guarantees of future performance and involve known and unknown risks and uncertainties and that the Company's actual results could differ materially from those discussed herein. Some of the factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS


     The success of the Company is dependent upon continued and increased use in the process manufacturing segments of various industries of engineering software in general, and of the Company's knowledge-based engineering software products in particular. Market acceptance of the Company's existing and future products depends on several factors including the ease with which the products can be implemented and used, the performance and reliability of the products, the range of tasks that the products can perform, the degree to which users achieve expected cost savings and productivity gains, and the extent to which the Company's customers and prospective customers are able to implement alternative approaches to meet their business development, engineering, construction scheduling and operations and maintenance needs. Some of the above factors are beyond the Company's control. There can be no assurance that the Company's customers will realize the intended benefits of the Company's products or that the Company's products will achieve continued or increased market acceptance. Any significant or ongoing failure to achieve such benefits or to maintain or increase market acceptance would substantially restrict the future growth of the Company and could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- The Decision Engineering Process" and "-- Competition."


DEPENDENCE ON CONTRACT RENEWALS


     The Company derives a significant portion of its total revenue from the renewal of license agreements with existing customers. Total revenue from renewed license agreements (including renewals that involved the substitution of another ICARUS product) constituted 46.2% ($3.4 million) and 45.3% ($4.1 million) of total revenue for the fiscal years ended April 30, 1997 and 1998, respectively. The Company expects contract renewals to account for a significant portion of the Company's total revenue in the future to the extent that the Company increases the number of contracts for renewing customers. The Company's license agreements generally have one to five year terms and do not obligate customers to renew after the expiration of their licenses. The Company's ability to secure renewals may be affected by, among other factors, its ability to deliver consistent, high-quality and timely new products, product enhancements and support services; ownership, management or personnel changes within customer organizations, including acquisitions of customers by other companies; the general global investment climate for the process manufacturing segments of various industries; customer capital budget constraints; the introduction of competing products by third parties; political and economic stability in customers' markets and other factors, many of which are beyond the control of the Company. There can be no assurance that the Company will be able to maintain its historical renewal rates and any significant or ongoing decline in renewal rates would have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


RISKS ASSOCIATED WITH CONTINUED PRODUCT DEVELOPMENT; RAPID TECHNOLOGICAL CHANGE


     The market for engineering software is characterized by rapid technological change, quickly evolving industry standards and frequent changes in customer requirements. As a result, new products or product features are continually being introduced by engineering software companies. The Company's future results of operations will depend in part upon the Company's ability to avoid product obsolescence by anticipating and responding to the changes described above in a timely manner. There can be no assurance that the Company will be successful in developing and marketing new products and features or that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such new products and features or that such new products and features will adequately meet the requirements of the marketplace and achieve market acceptance. In particular, the Company may face additional risks in the development of products which are intended to address different stages of the process manufacturing lifecycle resulting from the Company's limited knowledge and experience in developing products for such stages. The Company may also face additional risks related to the process manufacturing requirements of certain industries not currently addressed by the Company's products, the Company's attempt to sell new or existing products into new markets and its dependence upon the contractual performance of new business alliance "partners." See "Business -- Strategy."



     The Company in the past has experienced delays in the release of certain new products and new product features due primarily to the lack of funding to support product development, difficulties in the allocation and/ or recruitment of required personnel and delays in receipt of necessary technology and supplies from third parties upon whom the Company was dependent. Such past delays did not have a material adverse effect on the Company's financial condition, results of operations or liquidity. If any new significant products or product features are materially delayed or if they fail to achieve market acceptance, the Company's business, operating results and financial condition would be materially adversely affected. In addition, the introduction or announcement of new product offerings or new product features by the Company or the Company's competitors may cause customers to defer or forgo purchases of current versions of its products, which could, in turn, have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products and Product Development."



     The success of the Company's products in the future will depend, in part, on technological factors, including the evolution of desktop and network operating systems and the migration of existing and potential customers from centralized mainframe-based computing systems to distributed client-server computing systems. There can be no assurance that the Company will successfully develop new knowledge-based engineering software products (and updated versions of existing products) that will respond adequately to changes in existing operating systems and the potential introduction of new operating systems or that such development, even if successful, will be completed on a timely basis. Neither can there be any assurance that the Company's current efforts to develop client-server-compatible products will be successful. A failure in either case could have a material adverse effect on the Company's business, operating results and financial condition.


FLUCTUATIONS IN FUTURE OPERATING RESULTS

     The Company's operating results have fluctuated in the past and will in the future likely fluctuate significantly from quarter to quarter or on an annual basis as a result of a number of factors, including, but not limited to, the size and timing of customer orders, delays in renewals or failure of existing customers to renew their licenses with the Company when their current licenses expire, the length of the Company's sales cycle, changes in contract terms (including terms affecting the timing of recognition of license revenue) and the rate at which such changes are made, timing of new product announcements and introductions by the Company and its competitors, the Company's ability to develop, introduce and market new products and product enhancements, market acceptance of the Company's products, deferrals of customer orders in anticipation of new products or product enhancements, the Company's ability to control costs, (including the hiring of new employees), political instability in, or trade embargoes with respect to, foreign markets, changes in the Company's management team, and fluctuating economic conditions. The Company's future operating results may fluctuate as a result of these and other factors, which could have a material adverse effect on the Company's business, operating results and financial condition. It is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be adversely affected to a material degree. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Operating Results."


     The Company ships software products within a short period after receipt of a new order and typically does not have a material backlog of unfilled orders. Revenue in any quarter is substantially dependent on orders booked and license renewals in that quarter and are not predictable with any degree of certainty. The Company has recently incurred increased expenses associated with product development, increased staffing of its sales and marketing group, development group and technical support group, and expansion into new leased premises for its main office in Rockville, Maryland, with no certainty that the incurrence of such expenses will result in future revenues. In addition, because a large portion of the Company's expense levels are fixed (i.e., relate to salaries, benefits and occupancy expenses), if revenue is below expectations in any given quarter, then the adverse effect may be magnified by the Company's inability to adjust spending in a timely manner to compensate for any revenue shortfall. In addition, a customer's purchase of the Company's products generally involves a significant commitment of capital with possible attendant delays frequently associated with authorization procedures for substantial capital expenditures within large organizations. Moreover, the Company believes that because some customers are purchasing larger and more complex knowledge-based engineering software products, the Company's average licensed user fees have been increasing and purchases of the Company's products require approval at higher executive levels. For these and other reasons, the sales cycles for the Company's products can be lengthy and are subject to a number of significant risks over which the Company has little or no control. As a result of the large dollar amounts represented by a single order, the timing of the receipt of an order can have a significant impact on the Company's revenues and earnings for a particular period. Any significant or ongoing failure to reach definitive agreements with customers, including renewals of current licensing agreements upon their expiration, would have a material adverse effect on the Company's business, operating results and financial condition.


ABILITY TO ATTRACT AND RETAIN REQUIRED PERSONNEL

     The Company believes that its future business results will depend in significant part upon its ability to attract and retain highly skilled engineering, managerial and marketing personnel. Competition for such personnel is intense, and any failure to attract and retain such personnel could have a material adverse effect on the Company's business, operating results and financial condition. In particular, the Company has found it difficult to attract qualified engineering personnel in the past and no assurance can be given that the Company will not have similar difficulties in the future.

INTENSE COMPETITION


     The market for engineering software used in the process manufacturing segments of various industries is intensely competitive. The Company experiences competition primarily from its customers and potential customers, which have developed, or may decide to develop, and/or maintain their own software internally rather than purchasing commercial software products such as those offered by the Company. As a result, the Company must continuously educate existing and prospective customers about the advantages of purchasing the Company's knowledge-based engineering software products and services. There can be no assurance that these customers or other potential customers will perceive sufficient value in the Company's products and services to justify licensing them. In addition, customers or potential customers could enter into strategic relationships with one or more of the Company's competitors to develop, market and sell competing products and services.



     The Company has also experienced and expects to continue to experience intense competition from current and future competitors, some of whom have significantly greater financial, technical, marketing and other resources than the Company. The Company's current direct third-party competitors include Timberline Software Corporation and a number of smaller private companies. To a lesser degree, ICARUS faces competition or potential competition from Aspen Technology, Inc., Simulation Sciences Inc. and ChemStations, Inc. Many of the Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than can the Company. Also, several of the Company's current and potential competitors have greater name recognition and larger installed bases that could be leveraged to increase market share at the Company's expense. The Company expects to face increased competition as other established and emerging companies enter the engineering software market in the process manufacturing sector of various industries and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduction in license renewals and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors have in the recent past made, and may in the future make, strategic acquisitions, merge or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's current or prospective customers. Such competition could materially adversely affect the Company's ability to sell new or renewal licenses and support agreements on terms favorable to the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition. See
"Business -- Competition."


ABILITY TO MANAGE GROWTH

     To the extent the Company experiences growth in its business, it is expected that such growth would place a significant strain on the Company's personnel and resources. The Company's ability to manage future growth, if any, will depend on its ability to implement and improve operational, financial and management information and control systems on a timely basis, together with maintaining effective cost controls, and any failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. No assurance can be given that the Company will not experience such difficulties in the future.

LIMITED LINE OF PRODUCTS AND SERVICES


     The Company derives its revenues from the licensing and sale of a limited number of products and services. The Company currently offers four primary knowledge-based engineering software products, and the software license revenue derived from such products constituted approximately 70.4% and 76.0% of the Company's total revenues for the fiscal years ended April 30, 1997 and 1998, respectively. As a consequence, in the event that the Company were to experience a decline in the demand for one or more of its knowledge-based engineering software products, such a decline could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Products and Product Development."


CONCENTRATION OF REVENUE IN THE CHEMICAL AND PETROLEUM REFINING INDUSTRIES


     The Company derives a significant amount of its total revenue from software licenses and services to companies in the process manufacturing segments of the chemical and petroleum refining industries, which are highly cyclical industries. Accordingly, the Company's future success is dependent to a substantial degree upon the continued demand for its knowledge-based engineering software by companies in the chemical and petroleum refining industries. The Company believes that economic downturns in the U.S., Europe and Asia at different times, and pricing pressures experienced by chemical and petroleum refining companies in connection with cost containment measures, have led to delays and reductions in certain capital and operating expenditures by many of such companies in the past, and such delays or reductions will likely recur in the future. While the recent negative performance of Asian economies has not materially adversely affected the Company's operating results to date, there can be no assurance that events in Asia will not adversely affect the Company's operating results in the future. The most recent significant adverse international event involved the invasion of Kuwait by the military forces of Iraq in the fourth calendar quarter of 1990, which resulted in the interruption of the flow of petroleum from that country and in capital projects in the Middle East in general. During that period, orders for the Company's products slowed substantially. However, with the quick resolution of the Gulf War in the first quarter of 1991, orders for software licenses recovered. Any such delays or reductions in the future could have a material adverse effect on the Company's business, operating results and financial condition. Further, the Company's revenue in the past has been, and in the future may be, subject to substantial period-to-period fluctuations as a consequence of general domestic and foreign economic conditions, political developments and other factors affecting spending in the chemical and petroleum refining industries. The Company has developed new products and product features for, and has increased its marketing efforts of its current products to, companies in the process manufacturing segments of other industries. However, no assurance can be given that such efforts will decrease the Company's concentration of revenues from the chemical and petroleum refining industries in the foreseeable future. See "Business -- Strategy."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS


     For the fiscal years ended April 30, 1997 and 1998, customers located outside the United States (based on the customer's billing address) accounted for 32.8% and 42.3% of the Company's total revenue, respectively. The Company's international operations are subject to risks inherent in the conduct of international business, including unexpected changes in regulatory requirements, exchange rates, export license requirements, tariffs and other barriers, political and economic instability, limited intellectual property protection, difficulties in collecting payments due from sales representatives or customers, difficulties in managing its sales representatives, difficulties in staffing and managing foreign subsidiary operations, and potentially adverse tax consequences. Certain of the Company's international sales are denominated in local currencies, and the impact of future exchange rate fluctuations on the Company's operating results and financial condition cannot be accurately predicted. The Company does not currently engage in currency exchange rate hedging transactions, but the Company will occasionally buy and sell different currencies to protect itself against currency exchange rate fluctuations. There can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on revenue from international sales and thus the Company's business, operating results and financial condition. The Company may engage in hedging in the future; however, there can be no assurance that any currency hedging policies implemented by the Company in the future will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."


POTENTIAL FOR SOFTWARE DEFECTS

     Like other software products, the Company's products have, on occasion, contained undetected errors, or "bugs," which become apparent through use of the product. Because the Company's new or enhanced products are initially installed in a limited number of personal computers and operated by a limited number of users, such errors may not be detected for a number of months after delivery of the software. Significant errors could result in the redeployment of Company personnel and funds to cure the errors resulting in delays in product development and enhancements. Moreover, software products with substantial errors could be rejected by customers, which could have a material adverse effect on the Company's business, results of operations or financial condition. Although the Company has not experienced material adverse effects resulting from any such errors or defects to date, there can be no assurance that errors or defects will not be discovered in the future, potentially causing delays in product introduction and shipments or requiring design modifications that could adversely affect the Company's business, results of operations, or financial condition. It is also possible that errors or defects in the Company's software products could give rise to product liability or other liability claims. See
"-- Product Liability."

RISKS ASSOCIATED WITH PROPRIETARY RIGHTS


     The Company relies primarily upon trade secret and copyright laws to protect its proprietary technology. The Company enters into trade secret and confidentiality agreements with its employees and also enters into confidentiality agreements with its sales representatives and customers. Such confidentiality agreements typically limit access to, and seek to prohibit decompilation and reverse engineering of the object code embedded in the Company's knowledge-based engineering software products and other proprietary software. The Company also typically uses a proprietary physical security device developed by the Company and proprietary software to control the identity, number of users and term of use of its knowledge-based engineering software products. The Company has historically declined to seek patent protection for its knowledge-based engineering software products because patents on such products would result in the public disclosure of proprietary ideas and structures associated with its software. Further, the Company generally has declined to seek copyright registration of its copyrightable software since the registration process requires the disclosure of certain portions of its source code and therefore increases the risk that a competitor could use such copyright registrations to obtain sensitive information regarding the Company's knowledge-based engineering software products. The Company has applied for, and received U.S. trademark and service mark registrations on many of the trademarks and service marks used in marketing its products and services. There can be no assurance, however, that the steps taken by the Company to protect its products and services under applicable intellectual property laws and with the Company's proprietary control device are adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Further, it is very difficult to police unauthorized use of the Company's products due to the nature of software. Any such misappropriation of the Company's technology or development of competitive technologies could have a material adverse impact on the Company's business, operating results and financial condition. In addition, the laws of certain countries in which the Company's products are distributed do not protect the Company's intellectual property rights to the same extent as the laws of the United States. For example, the laws of many foreign jurisdictions in which the Company licenses its software products protects trademarks solely on the basis of the first to register. The Company currently does not possess any trademark registrations in foreign jurisdictions, although it does have copyright protection of its software products under the provisions of various international conventions. Accordingly, intellectual property protection of its products and services may be ineffective in many foreign countries. In summary, there can be no assurance that the protection provided by the laws of the United States or foreign jurisdictions will be sufficient to protect the Company's intellectual property.


     The Company could incur substantial costs in protecting and enforcing its intellectual property rights. Although there presently are no pending or threatened intellectual property claims against the Company, third parties may, in the future, assert patent, trademark, copyright and other intellectual property right claims to technologies which are incorporated into the Company's products. In such event, the Company may be required to incur significant costs in reaching a resolution to the asserted claims. There can be no assurance that such a resolution would not require that the Company pay damages or obtain a license to the third party's intellectual property rights in order to continue licensing the Company's products as currently offered or, if such a third party license is required, that it would be available on terms acceptable to the Company.

     Certain technology used in the Company's current products and products under development include technology licensed from third parties. These licenses generally require the Company to pay royalties and to fulfill confidentiality obligations. The termination of any such licenses, or the failure of the third party licensors to adequately maintain or update their products, could result in delays in the Company's ability to ship certain of its products or in delays in the introduction of the Company's new or enhanced products while it searches for similar technology from alternative sources, if any, which would prove costly. Any need to implement alternative technology could prove to be very expensive for the Company and any delay in product introduction or shipment could result in a material adverse effect on the business, result of operations and financial condition of the Company. It may also be necessary or desirable in the future to obtain additional licenses for use of third party products in the Company's products and there can be no assurance that the Company will be able to do so on commercially reasonable terms, if at all. See "Business -- Proprietary Rights."


RISKS ATTENDANT TO BUSINESS ALLIANCES OR ACQUISITIONS



     The Company's business strategy includes the possible acquisition of companies or technologies or the entry into business alliances which will complement or supplement the products and services sold by the Company. No assurance can be given that the Company will be able to find attractive acquisition or business alliance candidates, or that after completion of an acquisition or entry into an alliance the Company will be able to effectively integrate the acquired operations or to profitability manage such operations or business alliances. The failure to complete acquisitions or enter into business alliances could have a material adverse effect on the Company's ability to grow its revenues in the future.



     There are significant risks attendant to the Company's entry into business alliances or the consummation of acquisitions. The Company has recently entered into business alliances with SRI Consulting, Inc., Hyprotech, Ltd. and Richardson Engineering Services, Inc., and may enter into additional business alliances in the future. Risks inherent in such current and any future alliances include, among others, the inability to realize the intended benefits of an alliance, the Company's increased reliance on third parties, the increased payment of third party licensing fees or royalties for incorporation of third party technology into the Company's products, the inadvertent transfer of the Company's proprietary technology to a business "partner" and the opportunity costs associated with entering into alliances. If any business alliance or acquisition is consummated for cash and the Company borrows the required funds, the Company may become highly leveraged, which could make it vulnerable to increases in interest rates and extended economic downturns, limiting the Company's flexibility in responding to changing economic and industry conditions. If any business alliance or acquisition is financed by the issuance of additional Common Stock or other convertible securities, such issuance may be without stockholder approval and could dilute current stockholders and stockholders who purchase shares of Common Stock in this Offering and may have a negative impact on earnings per share and on the market price of the Common Stock. While the Company's Articles of Incorporation do not require stockholder approval prior to the issuance of additional shares of the Company's capital stock, the rules of the Nasdaq Stock Market generally require stockholder approval for share issuances in a transaction not involving a public offering that are below specified price levels and which equal or exceed 20% of the number of or voting power of shares of the Company then issued and outstanding. There can be no assurance that the Company will be able to obtain additional debt or equity financing on terms favorable to the Company, or at all, or if obtained, there can be no assurance that such debt or equity financing will be sufficient for the financing needs of the Company.



     The Company, from time to time, evaluates potential business alliances and potential acquisitions and identifies and has preliminary discussions with potential business alliance and/or acquisition candidates, although there are, as of the date of this Prospectus, no agreements, arrangements or understandings between the Company and any party relating thereto.


DEPENDENCE ON MANAGEMENT PERSONNEL

     The Company's future business results depend in significant part on Herbert
G. Blecker, the Company's Chairman of the Board, President and Chief Executive Officer ("Mr. Blecker"), William F. Geritz, III, the Company's Executive Vice President ("Mr. Geritz") and other senior management and key employees, including certain engineering, managerial and marketing personnel. The loss of the services of any of these individuals, or groups of individuals, could have a material adverse effect on the Company's business, operating results and financial condition. The Company has employment agreements with Messrs. Blecker and Geritz that include non-competition covenants. See "Management -- Employment Agreements."

LEGAL PROCEEDINGS


     In 1979, the Company and Mr. Blecker were convicted by a federal court for presenting false claims to the General Services Administration ("GSA") by making misstatements regarding Company employee qualifications in connection with the performance of a subcontract for GSA, which resulted in overbilling the GSA for such employees' services. The Company was fined $62,000 and Mr. Blecker was sentenced to one year imprisonment, of which he served nine months. The GSA, in 1983, sent a letter to the Company stating that the Company would be permitted to continue to contract with the GSA. In addition, as a result of the Company's inability to reach a mutually agreeable payment schedule for back taxes with the Internal Revenue Service ("IRS"), the Company filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in 1985 and emerged therefrom in 1988, making all payments required pursuant to its plan of reorganization, the final payment being made in 1993. The Company believes that the foregoing described legal proceedings have not had an adverse impact on the Company's recent business, financial condition or results of operations. See "Business -- Legal Proceedings -- Prior Legal Proceedings."

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. Although the Company currently offers software products that are either designed to be Year 2000 compliant or have been, or are being or will be upgraded to be Year 2000 compliant, there can be no assurance that the Company's software products contain all necessary date code changes. In addition, the Company has warranted, and may in the future warrant, to certain customers that its products will be Year 2000 compliant, and the failure of such products to be Year 2000 compliant could have a material adverse effect on the Company's business, financial condition or results of operations. Any failure of the Company's products to be Year 2000 compliant could result in a material adverse effect on the Company's business, financial condition or results of operations.

PRODUCT LIABILITY


     The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims arising from a customer's use of the Company's products. The Company does not guarantee that any particular result will be obtained through the use of its knowledge-based engineering software, because the customer's input variables typically control the results of the product's calculations. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any product liability claims to date, the sale and support of its software may entail the risk of such claims, which could be substantial in light of the applications in which the Company's products are used. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.


BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Common Stock offered by the Company hereby at an assumed initial public offering price of $8.00 per share (the midpoint of the range as set forth on the cover page of this Prospectus) are estimated to be $13.4 million, after deducting the estimated underwriting discount and Offering expenses payable by the Company. Although the Company currently anticipates that it will use a portion of such proceeds to further its strategic goals, the remainder of such proceeds are currently allocated only for general corporate purposes. Moreover, management will have the discretion to modify the use of net proceeds, as described under the caption "Use of Proceeds." Consequently, management will have broad discretion over the use of the net proceeds of the Offering.


CONTROL BY PRINCIPAL STOCKHOLDERS


     Upon completion of the Offering, Mr. Blecker, the Chairman of the Board and Chief Executive Officer, and his wife, Eunice E. Blecker, the Company's Treasurer and Secretary (collectively, the "Principal Stockholders"), will, in the aggregate, beneficially own approximately 60.0% of the issued and outstanding shares of Common Stock of the Company, and will therefore have the ability to effectively control the outcome of all matters (including the election of directors, any merger or consolidation, or the sale of all or substantially all of the Company's assets) submitted to the stockholders for approval. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company and making certain transactions more difficult or impossible absent the support of such stockholders, including proxy contests, mergers involving the Company, tender offers, open-market purchase programs or other purchases of Common Stock that could give public, minority stockholders of the Company the opportunity to realize a premium over the then-prevailing market price for shares of Common Stock. See "Principal Stockholders."

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S ARTICLES OF INCORPORATION AND MARYLAND
LAW

     The Company's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock, $.01 par value per share, of the Company (the "Preferred Stock"), of which 100 shares of Series A Preferred Stock will be outstanding following consummation of the Recapitalization, and to determine the price, rights, preferences, privileges and restrictions of the unissued shares thereof, including voting rights, without any further vote or action by the Company's stockholders within certain limitations as prescribed by the rules of the Nasdaq National Market. See "Description of Capital Stock." Moreover, the Articles of Incorporation ("Articles") of the Company contain certain provisions which, among other things, maintain a "staggered" Board of Directors, limit the personal liability of, and provide indemnification for, the directors of the Company, require that stockholders comply with certain requirements before they can nominate someone for director or submit a proposal before a meeting of stockholders, limit the ability of stockholders to call special meetings of stockholders, limit the ability of stockholders to act by written consent and require a supermajority of stockholders in the event that a "related person" (as defined) attempts to engage in a business combination with the Company. See "Description of Capital Stock -- Maryland Anti-Takeover Law and Certain Provisions of the Articles of Incorporation."

NO PRIOR PUBLIC TRADING MARKET

     Prior to the Offering, there has been no public trading market for shares of the Common Stock, and there can be no assurance that an active public trading market will develop following completion of the Offering or, if developed, that such market will be sustained. The initial public offering price of the shares of Common Stock was determined by negotiation between the Company and the Underwriters and will not necessarily reflect the market price of the Common Stock following the Offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price for the Common Stock following the Offering will be affected by a number of factors, including the announcement of new products, product enhancements or services by the Company or its competitors, quarterly variations in the Company's results of operations or results of operations of the Company's competitors, changes in earnings estimates or recommendations by securities analysts, developments in the Company's industry and in the process manufacturing segments of various industries, general market and economic conditions and other factors, including factors unrelated to the operating performance of the Company or its competitors. In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such factors and fluctuations may adversely affect the market price of the Company's Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of a substantial number of shares of Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock prevailing from time to time. Upon completion of this Offering, the Company will have 5,000,000 shares of Common Stock outstanding. Of these outstanding shares, the 2,000,000 shares sold in this Offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") as currently in effect. The remaining 3,000,000 shares held by existing stockholders will be "control shares" within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act or pursuant to an exemption from registration under Rule 144 promulgated under the Securities Act.


     The Company and each of the Principal Stockholders of the Company have entered into lock-up agreements providing that neither the Company nor any Principal Stockholder will offer, sell, pledge, grant an option for the sale of or otherwise dispose of shares of Common Stock, or any interest therein, or any securities exercisable for or convertible into shares of Common Stock, for a period of 180 days after the effective date of the Offering made hereby (until
                      , 1999) without the prior written consent of Hoak Breedlove Wesneski & Co., except that the Company may, without consent, issue equity securities under certain circumstances. Any shares subject to these lock-up agreements may be released at any time by Hoak Breedlove Wesneski & Co. In addition, the Principal Stockholders have agreed with the Company not to sell, transfer, assign, pledge or hypothecate any of their shares of Common Stock for a period of two years from the effective date of this Offering.



     As of the date of this Prospectus, the Company has reserved an aggregate of 750,000 shares of Common Stock for issuance pursuant to the Stock Option Plan and options to purchase 554,600 shares will be outstanding under the Stock Option Plan immediately prior to the commencement of the Offering. Such options will vest at a rate of 20% per year on each annual anniversary of the date on which the option was granted. The Company also has reserved 500,000 shares for issuance under the Recognition Plan, none of which are anticipated to be granted immediately following the consummation of the Offering. As soon as practicable following the Offering, the Company intends to file registration statements on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under such plans. Such registration statements will automatically become effective immediately upon filing. See "Shares Eligible for Future Sale."


SUBSTANTIAL DILUTION


     Purchasers of Common Stock offered hereby will suffer an immediate and substantial dilution of $4.96 per share in net tangible book value per share of the Common Stock. See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $8.00 per share are estimated to be $13.4 million (or approximately $15.5 million if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discount and Offering expenses payable by the Company.



     The Company intends to use the net proceeds to further its strategic goals as described herein, and therefore expects to utilize a portion of the net proceeds to accelerate its development of complementary knowledge-based engineering software products, to expand its engineering and direct sales and marketing force, for current or possible future business alliances, for the possible acquisition of complementary technologies or companies, and for general corporate purposes. The Company anticipates that the net proceeds of the Offering (not including net proceeds from the exercise of the Underwriters' over-allotment option) will be applied as follows (subject to the qualifications set forth further below):



                                                               APPROXIMATE
                      USE OF PROCEEDS                         DOLLAR AMOUNT   PERCENT
------------------------------------------------------------  -------------   -------
Research and development of software products and
  services..................................................   $ 3,000,000      22.4%
Sales and marketing.........................................     2,500,000      18.6
Possible business alliances or acquisitions.................       *            *
General corporate purposes and working capital..............     7,900,000      59.0
                                                               -----------     -----
     Total..................................................   $13,400,000     100.0%
                                                               ===========     =====
---------------
* These amounts are, as of the date of this Prospectus, unknown. It is expected that funds needed for any possible business alliances or for acquisitions of companies or technology will be deducted from working capital.



     Although the allocation of the net proceeds set forth above represents the Company's best estimates based on its proposed plans and assumptions relating to its operations and growth strategy and on general economic conditions, the amounts actually expended for the above purposes may vary significantly depending upon a number of factors, including but not limited to, cash generated from operations, development and promotional expenses related to the introduction of new products, the progress and timing of its new product development efforts, changes in technology and the availability of desirable business partners or acquisition candidates. See "Business -- Strategy."



     Company management continually evaluates the manner in which it can most effectively bring new products or product enhancements to market and, accordingly, reviews on a constant basis whether it is more efficacious to develop internally or acquire (by purchase, license or alliance) certain technologies. As a consequence, the amount of net proceeds to be devoted to furthering a given element of the Company's strategic plan, such as internal product development, may be re-directed towards furthering one or more other elements of the Company's strategic plan, such as possibly entering into business alliances or undertaking acquisitions. Accordingly, the net proceeds which may be used for a particular purpose may be subject to change based on future events which cannot be accurately predicted. Moreover, the Company intends to maintain its flexibility to use the net proceeds to respond to other business opportunities in the engineering software and software services industry in the future. Consequently, management will have broad discretion over the use of the proceeds in this Offering. See "Risk Factors -- Broad Management Discretion in Use of Proceeds."



     The Company, from time to time, evaluates potential business alliances and potential acquisitions and identifies and has preliminary discussions with potential business alliance and/or acquisition candidates, although there are, as of the date of this Prospectus, no agreements, arrangements or understandings between the Company and any party relating thereto. There can be no assurance that any business alliance or acquisition can or will be consummated on terms favorable to the Company, or at all. See "Risk Factors -- Risks Attendant to Business Alliances or Acquisitions" and "Business -- Strategy."

     Pending the uses described above, the Company will invest the net proceeds from the sale of the Common Stock offered by it hereby in short-term, investment grade, interest-bearing securities.


                                DIVIDEND POLICY


     The Company has not declared or paid any cash dividends on the Common Stock and does not presently intend to pay cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends on shares of Common Stock will be within the discretion of the Company's Board of Directors and will depend upon the future earnings of the Company, the Company's capital requirements, restrictions imposed by the Company's lenders, if any, applicable requirements of the Maryland General Corporation Law ("MGCL") and other factors considered relevant by the Company's Board of Directors.


                                 CAPITALIZATION


     The following table sets forth the capital lease obligation and capitalization of the Company at April 30, 1998, and as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the consolidated financial statements of the Company and the notes related thereto included elsewhere in this Prospectus.



                                                                   APRIL 30, 1998
                                                              -------------------------
                                                              ACTUAL        AS ADJUSTED
                                                              -------       -----------
                                                                   (IN THOUSANDS)
Capital lease obligation, less current portion..............  $   59          $    59
                                                              ------          -------
Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 shares
     authorized, 100 shares Series A Preferred Stock issued
     and outstanding actual; 100 shares Series A Preferred
     Stock issued and outstanding as adjusted(1)............      --               --
  Common Stock, $.01 par value, 20,000,000 shares
     authorized, 3,000,000 shares issued and outstanding
     actual; 5,000,000 shares issued and outstanding as
     adjusted(2)............................................      30               50
  Additional paid-in capital................................      11           13,391
  Retained earnings.........................................   1,763            1,763
  Cumulative foreign currency translation adjustment........      (9)              (9)
                                                              ------          -------
     Total stockholders' equity.............................   1,795           15,195
                                                              ------          -------
       Total capitalization.................................  $1,854          $15,254
                                                              ======          =======


---------------
(1) The Company will issue 100 shares of Series A Preferred Stock in connection with the Recapitalization, which will be consummated immediately prior to the closing of the Offering. See "Certain Transactions -- Pending Recapitalization."


(2) Excludes (i) 750,000 shares of Common Stock reserved for issuance under the Stock Option Plan, of which options to purchase approximately 554,600 shares of Common Stock are expected to be granted to a number of the Company's directors, officers and employees prior to the commencement of the Offering with the exercise price to be set at the initial public offering price set forth on the cover page of this Prospectus, and (ii) 500,000 shares of Common Stock reserved for issuance under the Recognition Plan, of which no shares of Common Stock are expected to be granted immediately following consummation of the Offering. See "Management -- Stock Plans -- 1998 Stock Option Plan" and "-- Recognition and Retention Plan and Trust."

                                    DILUTION


     At April 30, 1998, the net tangible book value of the Company was approximately $887,000 or $0.30 per share of Common Stock outstanding. The net tangible book value per share represents the amount of total assets (excluding intangible assets) less total liabilities, divided by the total number of shares of Common Stock outstanding. At April 30, 1998, after having given effect to the sale of 2,000,000 shares of the Common Stock in the Offering by the Company at an assumed initial public offering price of $8.00 per share and after deduction of estimated underwriting discounts and Offering expenses payable by the Company, the pro forma net tangible book value of the Company would have been $15.2 million or $3.04 per share. This represents an immediate increase in pro forma net tangible book value of $2.74 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $4.96 per share to the new investors purchasing shares of Common Stock in this Offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............              $8.00
                                                                         -------
Net tangible book value per share at April 30, 1998(1)......   $0.30
Increase in pro forma net tangible book value per share
  attributable to new investors.............................    2.74
                                                               -----
Pro forma net tangible book value per share after the
  Offering..................................................               3.04
                                                                         -------
Dollar dilution per share to new investors..................              $4.96
                                                                         -------
                                                                         -------
Percentage dilution per share to new investors..............               62.0%
                                                                         ------
                                                                         ------


     -------------------------

     (1) Based upon 3,000,000 shares of Common Stock outstanding as of April 30, 1998. Does not include 1,250,000 shares of Common Stock reserved for future issuance under the Company's Stock Option Plan and Recognition Plan. See "Management -- Stock Plans -- 1998 Stock Option Plan" and "-- Recognition and Retention Plan and Trust."



     The following table summarizes, on a pro forma basis as of April 30, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid for such shares and the average price per share paid for such shares by existing stockholders and by the new investors purchasing shares of Common Stock from the Company in this Offering (based on an assumed initial public offering price of $8.00 per share and before deduction of estimated underwriting discounts and Offering expenses payable by the Company):



                                   SHARES PURCHASED(1)          TOTAL CONSIDERATION          AVERAGE
                                  ----------------------      ------------------------        PRICE
                                   NUMBER        PERCENT        AMOUNT         PERCENT      PER SHARE
                                  ---------      -------      -----------      -------      ---------
Existing stockholders...........  3,000,000        60.0%      $    40,000         0.3%        $0.01
New investors...................  2,000,000        40.0        16,000,000        99.7         $8.00
                                  ---------       -----       -----------       -----
  Total.........................  5,000,000       100.0%      $16,040,000       100.0%
                                  =========       =====       ===========       =====


     -------------------------

     (1) Assumes no exercise of stock options. As of the date of the consummation of this Offering, there will be outstanding options to purchase 554,600 shares of Common Stock with an exercise price equal to the initial public offering price, which options will vest and become exercisable at the rate of 20% per year in 1999 through 2003. It is also anticipated that options to purchase shares will be issued to non-employee directors immediately after the Company's 1998 annual meeting of stockholders and that no shares will be granted under the Recognition Plan immediately following the Offering. See "Management -- Stock Plans -- 1998 Stock Option Plan" and "-- Recognition and Retention Plan and Trust."

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data presented below for the years ended April 30, 1995, 1996, 1997 and 1998 are derived from the Company's audited consolidated financial statements, which have been audited by Grant Thornton LLP, independent accountants, whose report for the years ended April 30, 1996, 1997 and 1998 is included elsewhere in this Prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this Prospectus.



                                                                      YEAR ENDED APRIL 30,
                                                              -------------------------------------
                                                               1995      1996      1997      1998
                                                              -------   -------   -------   -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license revenue..................................  $3,166    $3,812    $5,165    $6,947
  Maintenance fee and other revenue.........................   1,892     1,866     2,174     2,189
                                                              ------    ------    ------    ------
     Total revenue..........................................   5,058     5,678     7,339     9,136
Expenses:
  Cost of software license revenue..........................     250       266       419       350
  Cost of maintenance fee and other revenue.................     362       578       561       729
  Selling and marketing.....................................   1,710     2,220     2,626     3,450
  Research and development..................................   1,181     1,229     1,326     1,950
  General and administrative................................   1,051     1,102     1,377     1,626
                                                              ------    ------    ------    ------
     Total operating expenses...............................   4,554     5,395     6,309     8,105
                                                              ------    ------    ------    ------
  Income from operations....................................     504       283     1,030     1,031
  Interest income, net......................................       8        21        45        93
  Other (expense) income....................................      (9)       --        --        (3)
                                                              ------    ------    ------    ------
  Income before income taxes................................     503       304     1,075     1,121
  Provision for income taxes................................     203       111       419       459
                                                              ------    ------    ------    ------
     Net income.............................................  $  300    $  193    $  656    $  662
                                                              ======    ======    ======    ======
  Net income per share, Basic and Diluted...................  $ 0.10    $ 0.06    $ 0.22    $ 0.22
                                                              ======    ======    ======    ======
  Weighted average common shares, Basic and Diluted.........   3,000     3,000     3,000     3,000



                                                               1995     1996     1997     1998
                                                              ------   ------   ------   ------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital...........................................  $  236   $  496   $1,096   $  321
  Total assets..............................................   2,043    2,859    4,554    5,974
  Total liabilities.........................................   1,762    2,397    3,427    4,179
  Total stockholders' equity................................     281      462    1,127    1,795

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus. The discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. While the forward-looking statements reflect the Company's good faith beliefs, they are not guarantees of future performance and involve known and unknown risks and uncertainties. The Company's actual results could differ materially from those discussed here. Some of the factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.

OVERVIEW


     The Company was organized in 1969 to develop and market engineering services to the process manufacturing segments of the chemical, petroleum refining and other industries. During this period, the Company developed a cost estimation software product to be run on the mainframe computers of certain of its large customers. In 1970, the Company shipped its first commercial cost estimation software program, the COST System. With the proliferation of powerful desktop computers and easy-to-use operating systems like Windows in the early 1990s, the Company shifted direction to focus on the development of knowledge-based engineering software products. In fiscal 1993, the Company released the first of a series of Windows-based knowledge-based engineering products.



     The Company derives its revenue primarily from the sale of licenses of its knowledge-based engineering software products, and, to a lesser extent, from maintenance fee and other revenue. Revenue from software licenses accounted for 70.4% and 76.0% of the Company's total revenues for the fiscal years ended April 30, 1997 and 1998, respectively. Maintenance fee, training, consulting and other services accounted for 29.6% and 24.0% of the Company's revenues for the fiscal years ended April 30, 1997 and 1998, respectively.



     The Company typically licenses its knowledge-based engineering software to customers on a per-authorized user basis for a one or multi-year term. The license fee for a one-year license for a single U.S. user of one of the Company's core knowledge-based engineering software products ranges from $7,900 to $31,500, depending on the product and license term. The license fee charged by the Company per authorized user declines as the customer increases the total number of authorized users and increases the commitment term of the license.



     Customers who license software products from the Company under multi-year agreements have the option of paying the applicable license fee in full at the beginning of the term of the license or making annual payments throughout the term of the license. A substantial majority of customers who have multi-year agreements elect the annual payment option. The Company believes that this election is principally because the customers prefer to pay for the Company's knowledge-based engineering software products out of their operating budgets. Customers who elect to pay throughout the term of the license are required to pay additional annual charges based upon increases in the Consumer Price Index in the United States, the Retail Price Index in the United Kingdom, the Consumer Price Index in Japan, the United Kingdom Retail Price Index in the European Union, and the United States Consumer Price Index elsewhere, depending upon the location of the Company's billing office.

     The following table sets forth the license terms remaining at April 30, 1998 for all licenses in effect on that date:



                                                      NO. OF USERS   PERCENT OF ALL
               LICENSE TERM REMAINING                  LICENSED*     LICENSED USERS
----------------------------------------------------  ------------   --------------
Less than 12 Months.................................      335             28.1%
12-23 Months........................................      120             10.0
24-35 Months........................................      208             17.4
36-47 Months........................................      292             24.5
48-59 Months........................................      223             18.7
60 or More Months...................................       15              1.3


---------------
* Does not include 4 older licenses which permit an unlimited number of users, nor does it include 7 multi-year term licenses that have been prepaid.


     The Company believes that its ability to sell a substantial number of multi-year term licenses, as demonstrated by the above table, is an important historical financial strength. For the twelve-month period ended April 30, 1998, 76.7% of licensed authorized users whose licenses expired during such period elected to renew such licenses (including renewals that involved the substitution of another ICARUS product), and 55.5% of all new licenses sold to authorized users were for a term of two or more years. The Company is highly dependent upon license renewal revenues. See "Risk Factors -- Dependence on Contract Renewals."



     One of the Company's strategic initiatives is to enter into technology licensing arrangements or business alliances to more quickly bring to market new knowledge-based engineering software products or product enhancements by combining its technology with the technology of its business "partners." Management of the Company believes that any revenue generated as a result of such licensing or alliance arrangements will be partially offset by increased costs of software license revenue due to the more significant royalty or license fee obligations of the Company arising out of such arrangements.



     In addition, the Company also expects that it will have certain higher expenses in near-term future periods, as the Company expects to continue to increase the level of its expenses associated with marketing and sales, product development and technical support. These higher expenses are expected to relate to the introduction of new products that the Company plans to introduce in fiscal 1999. Assuming a typical sales cycle, the Company does not anticipate that such expenses will be offset by revenue in the quarter incurred. Further, there can be no assurance that the incurrence of such expenses will result in future revenues.



     The Company recognized revenue from product licensing agreements in fiscal year 1998 and prior years in accordance with the American Institute of Certified Public Accountants Statement of Position No. 91-1, "Software Revenue Recognition" ("SOP 91-1"). Revenue from software license agreements was recognized upon execution of a contract and shipment of the software, provided that no significant vendor obligations remained and collection was probable. Upon renewal of one-year licenses, revenue was recognized on the contract renewal date. For multi-year agreements, revenue was recognized ratably over the multi-year period on each successive anniversary date. Any amount billed in advance of satisfying the above revenue recognition criteria was classified as current and long-term deferred revenue. Maintenance revenue was recognized ratably over the support period, which was generally one year. Such revenue included amounts bundled with the initial license fee arrangement for which separate prices were derived for financial reporting purposes based upon the Company's historical retail pricing for separate arrangements. Consulting and training revenue was recognized as the related services were performed. See Note A of Notes to Consolidated Financial Statements.



     The American Institute of Certified Public Accountants has released Statement of Position No. 97-2 "Software Revenue Recognition" ("SOP 97-2"), which supersedes SOP 91-1. The new SOP 97-2 is effective for all transactions entered into by the Company in fiscal year 1999. The new SOP 97-2 requires, among other things, that revenue should be recognized when there is persuasive evidence of an existing arrangement, delivery has occurred, the fees charged are fixed or determinable and collectibility is probable. Additionally, SOP 97-2 provides that for those arrangements which consist of multiple elements such as upgrades, enhancements and post-contract support, the fees charged must be allocated to each element of the arrangement based upon vendor-specific objective evidence of fair value, which is limited to a price charged when the element is sold separately or the price for the element is established by management. The effective date of this provision of the statement has been deferred for one year. The Company currently recognizes revenue on license agreements when all of the conditions described above have been met, and revenue on multi-year license agreements typically is not recognized until such time that payments from customers become due (i.e., the license anniversary date). Additionally, the Company has allocated fees between elements of its arrangements based upon established prices charged for those elements when sold separately. In management's opinion, the impact of SOP 97-2 is not expected to be material.


     Software development costs relating to new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established, after which additional costs are capitalized in accordance with Financial Accounting Standards Board Statement No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." Historically, the Company has not incurred material software development costs following the establishment of technological feasibility, and therefore no costs for software development have been capitalized for the years ended 1996, 1997 or 1998.


RESULTS OF OPERATIONS

     The following table sets forth consolidated statement of operations data as a percentage of total revenue for the periods indicated.


                                                                       YEAR ENDED APRIL 30,
                                                                   -----------------------------
                                                                   1996        1997        1998
                                                                   -----       -----       -----
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue
  Software license revenue..................................        67.1%       70.4%       76.0%
  Maintenance fee and other revenue.........................        32.9        29.6        24.0
                                                                   -----       -----       -----
    Total revenue...........................................       100.0%      100.0%      100.0%
Expenses
  Cost of software license revenue..........................         4.7         5.7         3.8
  Cost of maintenance fee and other revenue.................        10.2         7.7         8.0
  Selling and marketing.....................................        39.1        35.8        37.8
  Research and development..................................        21.6        18.1        21.3
  General and administrative................................        19.4        18.7        17.8
                                                                   -----       -----       -----
    Total operating expenses................................        95.0        86.0        88.7
                                                                   -----       -----       -----
Income from operations......................................         5.0        14.0        11.3
Interest income, net........................................          .4          .6         1.0
Other (expense) income......................................          --          --          --
                                                                   -----       -----       -----
Income before income taxes..................................         5.4        14.6        12.3
Provision for income taxes..................................         2.0         5.7         5.0
                                                                   -----       -----       -----
Net income..................................................         3.4%        8.9%        7.3%
                                                                   =====       =====       =====



YEAR ENDED APRIL 30, 1998 COMPARED TO YEAR ENDED APRIL 30, 1997



     Total Revenue. Total revenue for the fiscal year ended April 30, 1998 increased $1.8 million or 24.5% to $9.1 million from $7.3 million for the fiscal year ended April 30, 1997. Software license revenue consists of fees paid by the Company's customers to license its knowledge-based engineering software under single or multi-year arrangements. Software license revenue increased 34.5% to $6.9 million for the fiscal year ended April 30, 1998 from $5.2 million for the fiscal year ended April 30, 1997. The increase in software license revenue for the year ended April 30, 1998 as compared to the year ended April 30, 1997 was primarily due to renewals of software licenses, the addition of new users by existing customers, the sale of new products developed in fiscal 1996 to existing customers and the sale of new and existing products to new customers.

Maintenance fee and other revenue consists of maintenance fees and revenue derived from training, consulting services and other services. Maintenance fee and other revenue remained relatively constant, $2.2 million, for the fiscal years ended April 30, 1998 and 1997. The flatness was primarily attributable to an increase in license fees over fiscal 1997, partially offset by a decline in the sale of maintenance agreements.



     Cost of Software License Revenue. Cost of software license revenue consists of costs related to delivery of software (including disk duplication and system Control Device costs), printing of manuals and packaging, royalties and license fees paid to third parties. Cost of software license revenue for the fiscal year ended April 30, 1998 was $350,000 as compared to $419,000 for the fiscal year ended April 30, 1997. Expressed as a percentage of software license revenue, cost of software license revenue was 5.0% and 8.1% in fiscal years 1998 and 1997, respectively. The decrease in cost of software license revenue was attributable to decreases in third party software and system Control Device costs, as a result of lower costs associated with the renewal of software licenses.



     Cost of Maintenance Fee and Other Revenue. Cost of maintenance fee and other revenue consists primarily of technical support, training, depreciation and facility costs, consulting and other contract costs. Cost of maintenance fee and other revenue was $729,000 and $561,000 for fiscal years ended April 30, 1998 and 1997, respectively. Expressed as a percentage of maintenance fee and other revenue, cost of maintenance fee and other revenue was 33.3% and 25.8% for the fiscal years ended April 30, 1998 and 1997, respectively. Cost of maintenance fee and other revenue grew because of the expansion of technical support personnel required to support the increase in sales, as well as related increases in facility costs and depreciation.



     Selling and Marketing. Selling and marketing expense consists primarily of personnel costs related to sales and marketing, including occupancy, depreciation, travel, entertainment, telephone, promotional, trade show expenses and direct sales force commissions. Selling and marketing expense was $3.5 million and $2.6 million for the fiscal years ended April 30, 1998 and 1997, respectively. Selling and marketing expense, as a percentage of revenue was 37.8% and 35.8% for the fiscal years ended April 30, 1998 and 1997, respectively. The increase in selling and marketing expense in fiscal year 1998 over fiscal year 1997 was chiefly the result of an increase in commission expense associated with the corresponding increase in sales and the expansion of the direct sales force. Also contributing to the increase was the Company's increased focus on international market penetration and participation in international exhibitions and related expenses.



     Research and Development Research and development expense consists principally of personnel costs, equipment, depreciation and facility costs incurred in the research, design, development and refinement of the Company's products. Research and development expense was $2.0 million for the fiscal year ended April 30, 1998 as compared to $1.3 million for fiscal year 1997. Research and development as a percentage of total revenue was 21.3% and 18.1% for the fiscal years ended April 30, 1998 and 1997, respectively. The increase in research and development expense is primarily attributable to increased personnel costs including the hiring of six software product developers, general increases in payroll and related expenses, expenses associated with the design and implementation of the Company's new corporate database and the Company's continued commitment and investment in the research and development of new knowledge-based engineering software products.



     General and Administrative. General and administrative expense consists principally of personnel costs for corporate administration, in addition to accounting and legal services, depreciation, equipment and facility costs, and general management expense of the Company. General and administrative expense was $1.6 million and $1.4 million for the fiscal years ended April 30, 1998 and 1997, respectively. General and administrative expense as a percentage of total revenue was 17.8% and 18.7% for the fiscal years ended April 30, 1998 and 1997, respectively. The increase in general and administrative expense was chiefly attributable to an increase in general corporate legal expenses, and the establishment of a reserve, totaling approximately $125,000, for a claim against the Company by a former employee. (This claim was settled on June 30, 1998 for somewhat less than the amount reserved.) Additional expenses incurred related to the opening of the Company's Houston, Texas office, moving costs associated with the move to the Company's new main office, and an increase in administrative payroll and related expenses, partially offset by decreases in accounting fees and personnel reassignments.

     Interest Income, net. Interest income, net increased $48,000, from $45,000 in fiscal year 1997, to $93,000 in fiscal year 1998 because of larger cash balances on deposit.



     Other (Expense) Income. Other expense was $3,000 in fiscal year 1998 and $0 in fiscal 1997 due to a loss on disposal of property.



     Provision (Benefit) for Income Taxes. The Company's effective tax rate was 40.9% and 38.9% for the fiscal years ended April 30, 1998 and 1997, respectively.


YEAR ENDED APRIL 30, 1997 COMPARED TO YEAR ENDED APRIL 30, 1996


     Total Revenue. Total revenue increased $1.7 million or 29.3% from $5.7 million in fiscal 1996 to $7.3 million in fiscal 1997. Software license revenue increased to $5.2 million in fiscal 1997 from $3.8 million in fiscal 1996, representing an increase of 35.5%. The increase in software license revenue in fiscal 1997 as compared to fiscal 1996 was primarily due to renewals of software licenses, the addition of new users, and the sale of new products to existing customers resulting from a promotional campaign which commenced late in the third quarter of 1997 and continued through the fourth quarter of 1997, and to a lesser extent, sales associated with the creation of the Company's Tokyo office in December 1995. Maintenance fee and other revenue increased by $308,000 or 16.5% from $1.9 million in fiscal 1996 to $2.2 million in fiscal 1997. The increase was largely the result of increases in training and maintenance fees associated with increased license sales and increased training, partially offset by reductions in consulting and other services.



     Cost of Software License Revenue. Costs of software license revenue was $419,000 and $266,000 in fiscal years 1997 and 1996, respectively. Expressed as a percentage of software license revenue, cost of software license revenue was 8.1% and 7.0% in fiscal years 1997 and 1996, respectively.


     Cost of Maintenance Fee and Other Revenue. Cost of maintenance fee and other revenue was $561,000 and $578,000 in fiscal years 1997 and 1996, respectively. Expressed as a percentage of maintenance fee and other revenue, cost of maintenance fee and other revenue was 25.8% and 31.0% in fiscal years 1997 and 1996, respectively. Cost of maintenance fee and other revenue decreased from fiscal years 1996 to 1997 due to a decrease in third party hardware expenses.

     Selling and Marketing. Selling and marketing expense was $2.6 million and $2.2 million in fiscal years 1997 and 1996, respectively. However, as a percentage of total revenues, selling and marketing expense was 35.8% and 39.1% in fiscal years 1997 and 1996, respectively. The increase in actual expense in fiscal 1997 from fiscal 1996 was primarily the result of new sales and marketing activity associated with the opening of the Company's new Tokyo office in December 1995, the expansion of the Company's direct sales force, both nationally and internationally, and increases in telephone, travel and commission expenses.


     Research and Development. Research and development expense was $1.3 million and $1.2 million in fiscal years 1997 and 1996, respectively. However, research and development expense as a percentage of revenue was 18.1% and 21.6% in fiscal years 1997 and 1996, respectively. The increase in actual expense reflects the Company's continued commitment and investment in the research and development of new knowledge-based engineering software products.



     General and Administrative. General and administrative costs were $1.4 million and $1.1 million in fiscal years 1997 and 1996, respectively. However, general and administrative expense as a percentage of revenue was 18.7% and 19.4% in fiscal years 1997 and 1996, respectively. The increase in actual expense is largely attributable to the formation of the Company's Tokyo office in December 1995, the hiring of the Company's Chief Financial Officer, and to a lesser degree increases in legal, accounting and temporary staff in preparation for the Offering, and foreign exchange losses, which were partially offset by a decline in equipment costs.


     Interest Income, net. Interest income, net increased $24,000 from $21,000 in fiscal 1996 to $45,000 in fiscal 1997.

     Provision (Benefit) for Income Taxes. The Company's effective tax rate was 38.9% and 36.5% in fiscal years 1997 and 1996, respectively.

SELECTED QUARTERLY OPERATING RESULTS


     The Company ships software products within a short period after receipt of an order and typically does not have a material backlog of unfilled orders. Total revenue in any quarter is dependent (and will become substantially dependent to the extent the Company increases the number of contracts for new and renewing customers that result in the recognition of license revenue upon shipment) on orders booked and license renewals in that quarter and are not predictable with any degree of certainty.

     The Company's operating results have fluctuated in the past and may in the future fluctuate significantly from quarter to quarter or on an annual basis as a result of a number of factors, including, but not limited to: the size and timing of customer orders; changes in license renewal rates, delays in renewals, or failure of existing customers to renew their licenses with the Company when their current licenses expire; the length of the Company's sales cycle; changes in contract terms (including terms affecting the timing of recognition of license revenue); success of the Company's service offerings; timing of new product announcements and introductions by the Company and its competitors; the Company's ability to develop, introduce and market new products and product enhancements; market acceptance of the Company's products; deferrals of customer orders in anticipation of new products or product features; the Company's ability to control general and administrative costs; changes in the Company's management team; and fluctuating economic conditions; and political instability in, or trade embargoes with respect to, foreign markets. Further, the Company's revenue in the past has been, and in the future, may be, subject to substantial period-to-period fluctuations as a consequence of general domestic and foreign economic conditions, political developments and other factors affecting spending in the chemical, petroleum refining and other industries. Although no assurances can be made, the Company believes that the recent economic problems in Asia will not have a material adverse affect on the Company's operations. The Company's future operating results may fluctuate as a result of the above factors, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Fluctuations in Future Operating Results."

     The following tables set forth selected quarterly statement of operations data in dollars and as a percent of total revenue for fiscal years 1997 and 1998. These data are unaudited but, in the opinion of the Company's management, reflect all adjustments that the Company considers necessary for a fair presentation of these data in accordance with generally accepted accounting principles. The quarterly results are not indicative of future results of operations.


                                                                      THREE MONTHS ENDED
                              ---------------------------------------------------------------------------------------------------
                                                FISCAL 1997                                        FISCAL 1998
                              ------------------------------------------------   ------------------------------------------------
                              JULY 31,   OCTOBER 31,   JANUARY 31,   APRIL 30,   JULY 31,   OCTOBER 31,   JANUARY 31,   APRIL 30,
                                1996        1996          1997         1997        1997        1997          1998         1998
                              --------   -----------   -----------   ---------   --------   -----------   -----------   ---------
                                                                                                                   (IN THOUSANDS)

Revenue
  Software license
    revenue.................   $1,367      $1,105        $1,342       $1,351      $1,747      $1,472        $2,119       $1,609
  Maintenance fee and other
    revenue.................      476         614           425          659         531         510           396          752
                               ------      ------        ------       ------      ------      ------        ------       ------
    Total revenue...........    1,843       1,719         1,767        2,010       2,278       1,982         2,515        2,361
                               ------      ------        ------       ------      ------      ------        ------       ------
Expenses
  Cost of software license
    revenue.................       95          56           143          125         112         100            21           17
  Cost of maintenance fee
    and other revenue.......      124         144           151          142         140         176           202          211
  Selling and marketing.....      673         592           686          675         748         823           936        1,043
  Research and
    development.............      322         326           417          261         418         458           521          553
  General and
    administrative..........      311         349           288          429         438         385           402          401
                               ------      ------        ------       ------      ------      ------        ------       ------
    Total operating
      expenses..............    1,525       1,467         1,685        1,632       1,856       1,942(1)      2,082(1)     2,225(1)
                               ------      ------        ------       ------      ------      ------        ------       ------
Income from operations......      318         252            82          378         422          40           433          136
  Interest income, net......        5           8            22           10          21          28            26           18
  Other (expense) income....       (7)          7            --           --           1          (1)           (3)          --
                               ------      ------        ------       ------      ------      ------        ------       ------
Income before income
  taxes.....................      316         267           104          388         444          67           456          154
Provision for income
  taxes.....................      119         111            45          144         182          27           187           63
                               ------      ------        ------       ------      ------      ------        ------       ------
Net income..................   $  197      $  156        $   59       $  244      $  262      $   40(1)     $  269(1)    $   91(1)
                               ======      ======        ======       ======      ======      ======        ======       ======


                                                                      THREE MONTHS ENDED
                              ---------------------------------------------------------------------------------------------------
                                                FISCAL 1997                                        FISCAL 1998
                              ------------------------------------------------   ------------------------------------------------
                              JULY 31,   OCTOBER 31,   JANUARY 31,   APRIL 30,   JULY 31,   OCTOBER 31,   JANUARY 31,   APRIL 30,
                                1996        1996          1997         1997        1997        1997          1998         1998
                              --------   -----------   -----------   ---------   --------   -----------   -----------   ---------
                                                                                               (AS A PERCENTAGE OF TOTAL REVENUE)

Revenue
  Software license
    revenue.................     74.2%       64.3%         75.9%        67.2%       76.7%       74.3%         84.3%        68.1%
  Maintenance fee and other
    revenue.................     25.8        35.7          24.1         32.8        23.3        25.7          15.7         31.9
                               ------      ------        ------       ------      ------      ------        ------       ------
    Total revenue...........    100.0%      100.0%        100.0%       100.0%      100.0%      100.0%        100.0%       100.0%
                               ------      ------        ------       ------      ------      ------        ------       ------
Expenses
  Cost of software license
    revenue.................      5.2         3.3           8.1          6.2         4.9         5.1           0.9          0.7
  Cost of maintenance fee
    and other revenue.......      6.8         8.4           8.6          7.1         6.2         8.9           8.0          8.9
  Selling and marketing.....     36.5        34.5          38.8         33.6        32.8        41.5          37.2         44.2
  Research and
    development.............     17.5        19.0          23.6         13.0        18.4        23.1          20.7         23.4
  General and
    administrative..........     16.8        20.1          16.3         21.3        19.2        19.4          16.0         17.0
                               ------      ------        ------       ------      ------      ------        ------       ------
    Total operating
      expenses..............     82.8        85.3          95.4         81.2        81.5        98.0          82.8         94.2
                               ------      ------        ------       ------      ------      ------        ------       ------
Income from operations......     17.2        14.7           4.6         18.8        18.5         2.0          17.2          5.8
  Interest income, net......      0.3         0.5           1.2          0.5         0.9         1.4           1.0          0.8
  Other (expense) income....     (0.4)        0.4            --           --         0.1          --          (0.1)          --
                               ------      ------        ------       ------      ------      ------        ------       ------
Income before income
  taxes.....................     17.1        15.6           5.8         19.3        19.5         3.4          18.1          6.6
Provision for income
  taxes.....................      6.5         6.5           2.5          7.2         8.0         1.4           7.4          2.7
                               ------      ------        ------       ------      ------      ------        ------       ------
Net income..................     10.6%        9.1%          3.3%        12.1%       11.5%        2.0%         10.7%         3.9%
                               ======      ======        ======       ======      ======      ======        ======       ======


---------------

(1) Total operating expenses were higher on an absolute basis during the second through the fourth quarters of fiscal 1998 on a comparative basis to the other quarters presented due primarily to increased personnel and related benefit costs consistent with the Company's growth strategy.

LIQUIDITY AND CAPITAL RESOURCES



     During fiscal years 1997 and 1998, the Company fulfilled its cash needs through cash provided by operations. Cash provided by operating activities during fiscal years 1997 and 1998 was approximately $1.2 million, and $288,000, respectively. At April 30, 1997 and 1998, the Company had working capital of $1.1 million and $321,000, respectively. The ratio of current assets to current liabilities at April 30, 1997 and 1998 was 1.39 to 1, and 1.09 to 1, respectively. The Company currently does not maintain a credit facility.



     Cash used in investing activities has been for the purchases and sales of property and equipment (less disposals) which amounted to $250,000 and $505,000 in fiscal years 1997 and 1998, respectively. The Company intends to continue to invest in its core technology and develop new technology to create innovative integrated knowledge-based engineering products, which will involve increased staffing levels. Although the Company currently has no significant commitments, it expects that purchases of property and equipment in fiscal 1999 will meet or exceed expenditures for fiscal 1998 chiefly as a result of increased staffing levels. Capital improvements associated with the relocation of the Company's domestic headquarters during fiscal 1998 was approximately $190,000 and additional capital improvements of approximately $300,000 are anticipated to be incurred in the first quarter of fiscal 1999.



     Cash used in financing activities during fiscal years 1997 and 1998 was $107,000 and $6,800, respectively. Cash used in financing activities for fiscal 1997 was primarily for the repayment of two shareholder notes that were issued in April 1992, in the aggregate amount of $125,000, with interest at 6.5% annually. Such notes were repaid in full in January 1997. Cash used in financing activities during fiscal year 1998 was primarily for payments on capital lease obligations.


     The Company believes that the net proceeds from this Offering, existing cash resources and cash flow from operations will be sufficient to fund the Company's operations for at least the next twelve months. See "Use of Proceeds" for more information regarding possible capital requirements with respect to the Company's strategic goals.


     The Company has taken actions to make its software products Year 2000 compliant. The majority of the Company's products are currently designed to be Year 2000 compliant and the remainder of its major products are targeted to be Year 2000 compliant by December 1998. Year 2000 compliance activities will be performed as part of the Company's normal development activity. The Company does not believe it will incur any significant Year 2000 costs with its software products. Consequently, Year 2000 compliance costs are not expected to result in any material incremental costs to the Company. See "Risk Factors -- Year 2000 Compliance." The Company has been informed by its vendor that its accounting software is Year 2000 compliant.


INFLATION

     Because many license agreements require an adjustment tied to certain consumer or retail price indices, inflation has not had a significant impact on the Company's operating results to date. The Company does not expect inflation to have a significant impact on its results of operations during fiscal 1999.

                                    BUSINESS

THE COMPANY


     ICARUS provides knowledge-based engineering software solutions for the process manufacturing segments of the chemical, petroleum refining, pulp and paper, food and other industries. The Company's 300-plus customers are primarily large, multinational corporations that own and operate process manufacturing plants (the "owner-operators") or primarily multinational engineering and construction companies that provide services to owner-operators (the "E&C companies"). The Company's customers include such companies as Mitsubishi Chemical Corporation, Shell Oil Company, The Mead Corporation, Campbell Soup Company and Fluor Daniel, Inc.



     The Company's integrated knowledge-based engineering software products are widely used in the chemical and petroleum refining industries. One or more of the Company's products are licensed to 18 of the top 20 chemical companies and 18 of the top 20 petroleum refining companies, as such companies are listed in the "1997 Fortune 500 List," and 8 of the top 10 chemical plant contractors listed in Engineering News Record's "Top 400 Contractors." Near-term growth opportunities for the Company include the introduction of new knowledge-based engineering products to the Company's current customers and to potential customers in the chemical and petroleum refining industries, further penetration by existing and new products in other industries, including the pharmaceutical, paper and pulp, food and power industries, and continued expansion in international markets.



     The Company's knowledge-based engineering technology automates important steps in the "decision engineering" process through which a customer's engineering staff -- often without the benefit of comprehensive, up-to-date design, cost and scheduling information -- evaluates the technological and economic feasibility of the construction or modification of a process manufacturing plant so that senior executives can determine whether to proceed with a proposed project. Despite the importance of this decision, which may involve a capital investment in excess of one billion dollars, these executives usually have only a limited ability to manage the conventional decision engineering process, which is time-consuming, labor-intensive, imprecise and expensive.



     The Company's current products directly address a number of the deficiencies in the conventional decision engineering process by "re-engineering" the process to take full advantage of today's enhanced desktop computing technology and the Company's knowledge-based engineering technology. The Company's products enable engineers to simulate, model and analyze the design, cost and time requirements of a proposed project more quickly, more accurately and less expensively than they can using conventional engineering methods. ICARUS products also enhance senior executives' ability to focus the decision engineering process on business priorities. With information that integrates business considerations with sophisticated engineering analysis, senior executives can make faster, better informed and more confident decisions. Benefits arising from the use of the Company's decision engineering software products include more effective strategic planning, faster reaction to market developments and improved plant operating efficiency, all of which enhance the customer's competitive position.



     In addition to the Company's decision engineering products, other knowledge-based engineering software products automate important steps in the "plant engineering" process, which occurs after the decision to proceed with a project has been made. These products also facilitate construction scheduling and cost estimation for smaller projects at existing plants.



THE PROCESS MANUFACTURING BUSINESS


     Process manufacturing of products in bulk quantities is performed in the chemical, petroleum refining, pharmaceutical, pulp and paper, metal and mineral, food, consumer product, power and other industries. Through chemical reaction, combustion, mixing, separation, heating, cooling and other operations, process manufacturing plants process raw materials (e.g., separate oil and gas from other substances), refine those materials (e.g., extract propylene from oil and gas feedstocks), produce intermediate products (e.g., synthesize nylon from propylene) and manufacture finished products. Using data provided by industry sources, the

Company estimates that total worldwide process manufacturing annual revenues exceed $3 trillion. Industry sources also indicate that more than 15,000 process manufacturing plants are now in operation worldwide and that global spending on process manufacturing plant construction projects is expected to total $160 billion in 1998 -- an all-time high.

     On a regular basis, owner-operators consider proposals to build or modify process manufacturing plants. The Company believes that hundreds of proposed process manufacturing projects are evaluated for every project actually built. In evaluating the potential return-on-investment of project proposals, owner-operators face three basic facts: First, the construction or modification of a plant requires a substantial capital investment. A world-class petroleum refining complex, for example, can cost in excess of one billion dollars. Second, heightened global competition has reduced both profit margins and the acceptable margin for error in project evaluation. Third, increasingly efficient global capital markets will penalize an owner-operator, particularly a public owner-operator, for allocating capital to a project that does not produce satisfactory returns.


     An E&C company faces an equally challenging business environment. First, the E&C company must expend thousands of engineering man-hours on competitive bid proposals. Second, the E&C company is under increasing pressure to prepare more bid proposals without expanding their engineering staffs. Third, the increasing use of lump-sum, turnkey project contracts has shifted much of the financial risk of cost overruns, construction delays and performance shortfalls from the owner-operator to the E&C company. Inaccurate bids or improperly prepared proposals can result in multi-million dollar losses and seriously damage the reputation of the E&C company.


THE DECISION ENGINEERING PROCESS


     The conventional decision engineering process typically begins with a senior business development executive at a major owner-operator who has been assigned the task of determining which of several market opportunities the owner-operator should pursue. Building a plant to pursue a given opportunity may involve a commitment of more than one billion dollars, and the full impact of that capital investment decision may not be apparent for years. To answer business-critical questions on a proposed project's scope, cost, timing and return, the executive will turn to his internal engineering staff for assistance.



     In response to the senior executive's request, process engineers first perform process simulation and create conceptual process design alternatives. With these alternatives in hand, they select the core process equipment (e.g., distillation towers, compressors, etc.) and produce CAD drawings, such as block diagrams, process flow diagrams and piping and instrumentation diagrams. With the assistance of engineers from various disciplines (such as mechanical, structural, civil and electrical), a conceptual project design is completed and submitted to the executive for review.



     If this design is approved, engineers calculate the quantities of pipe, steel, instrumentation, process control, electrical fixtures, wiring, paint, insulation, etc., necessary to build the project. Then, they research cost information for alternative geographical locations and determine the number of construction man-hours that will be required to install, lift, weld, connect and construct each component of the project. A team of engineers then takes this information and creates a critical-path-method schedule that outlines the tasks necessary to complete the project on time and within budget. Finally, after the evaluation of several different scenarios, a detailed decision engineering report incorporating the conceptual design of the proposed project together with cost estimates, preliminary engineering drawings and a preliminary construction schedule and other documents are presented to the executive for additional review.



     At this stage, project specifications are often modified, and the decision engineering process must be repeated. A single change in one aspect of the project may affect a multitude of engineering calculations. For example, enlarging a pump will require a larger electrical motor and larger diameter piping and conduit, which in turn will require a larger pump foundation, etc. An apparently minor modification can thus result in substantially greater costs, and despite the expense and delay, the decision engineering process must attempt to identify the full impact of such modifications. Otherwise, the risk of cost overruns, construction delays and/ or performance shortfalls may be greatly increased.

     If the project sustains the executive's final review, internal engineering and financial reports are sent to several E&C companies, which then perform their own, albeit more detailed, decision engineering process to produce engineering, procurement and construction proposals. Ultimately, they present their proposals to the owner-operator, which will then compare its internally developed return-on-investment analysis with the E&C companies' proposals. If the owner-operator decides to proceed, it may ask the E&C companies to prepare lump-sum ("cost not to exceed") or other types of bids. Then, the owner-operator and certain selected E&C companies may engage in negotiations involving the basis for the bid request and the bids. After the owner-operator selects an E&C company to perform the construction, further efforts are expended to fine-tune the decision engineering analysis during the design phase of the project.



     Even when significant resources are expended in conventional decision engineering to develop a detailed preliminary concept to assist senior executive decision-making, the final outcome may bear little resemblance to the initial concept. This variance largely can be attributed to deficiencies in the conventional process, which has not been comprehensively updated to take advantage of new technology. These deficiencies include:



     - Coordination Between Business Development and Engineering Is
       Limited. Senior business development executives in owner-operators and E&C companies usually find it difficult to manage their internal engineering staffs to ensure that business priorities are driving engineering considerations, rather than the reverse. Senior executives generally do not have the management tools needed to dynamically guide and direct the decision engineering process. As a result, substantial time and resources can be wasted on engineering issues that are not pertinent to a senior executive's decision-making analysis, and pertinent issues can be overlooked or under-analyzed.



     - Participants Must Depend on Unreliable, Inconsistent or Unavailable Data Sources. Each engineering team usually develops its own specialized database of design and cost data, which may be unreliable or involve the use of assumptions. Developing and maintaining a specialized database requires labor-intensive research using multiple internal and external data sources of varying reliability that may be inconsistent with one another or with data collected by other teams. In some situations, reliable data is simply unavailable, and the team must make assumptions to fill the gap in available data.



     - Time-Consuming, Calculation-Intensive Data Manipulation Is Required. In addition to the laborious data entry efforts required to develop specialized databases, each engineering team must perform time-consuming, calculation-intensive data manipulation in its simulation, modeling and analysis efforts. Industry sources indicate that 50% to 80% of a process design engineer's time is spent moving and organizing, rather than analyzing, data.



     - Engineering Decisions Are Interdependent. As previously noted, a change in one aspect of a project by one engineering team often requires changes in other aspects of the project by other teams. It is difficult in the conventional decision engineering process to ensure that all such interdependent changes are made and that the final engineering product is internally consistent. One miscalculation can adversely affect many aspects of the project.



     - Participants Must Work Sequentially. Engineering a complex project is largely an iterative process. Engineering decision interdependence and the capture of key information in separate, specialized databases usually require engineering teams in the conventional decision engineering process to work in a strictly sequential, rather than in a concurrent, collaborative manner. A delay in the work of one team can thus delay the work of many other teams.



     - Time and Cost Constraints Limit the Testing of Alternative Process Design Solutions. Even with the large internal engineering staffs that owner-operators and E&C companies have traditionally maintained, time and cost constraints force internal staff engineers to make simplifying assumptions that limit the accuracy of their analysis and require them to evaluate only parts of the process design, rather than the whole, or to consider fewer alternative process design solutions. This deficiency is exacerbated by corporate downsizings and restructurings, which have resulted in substantial engineering staff cuts at major owner-operators.

     - Owner-Operators and E&C Companies Find It Difficult To Communicate. The transfer of data and analyses from the owner-operator to the E&C company and back is complicated by the use of different methodologies and systems. The lack of a common language increases expense and reduces the quality of the decisions made.



     The foregoing deficiencies reduce the ability of a senior executive in an owner-operator to: (i) focus the overall project evaluation process on business priorities, (ii) increase the efficiency of the process so that more proposed projects can be evaluated in the same amount of time without increased resources, (iii) respond in a timely fashion to changing market conditions and
(iv) more effectively manage the owner-operator's relationship with the E&C company that will ultimately perform the final plant engineering and construction. A senior executive in an E&C company faces similar limitations.



     Numerous efforts have been made to address the deficiencies of the conventional decision engineering process through computerization. The earliest software was mainframe based, performed only basic cost calculations and usually supported the work of only specialized cost estimation teams. This software did not (i) eliminate the need for engineers from other disciplines to develop specialized databases or engage in calculation-intensive data manipulation, (ii) provide all engineering teams with concurrent access to key information, or
(iii) more effectively address the interdependence of engineering decisions. Despite efforts by owner-operators and E&C companies to mitigate these continuing problems by custom designing engineering programs for specific projects, mainframe-based computerization continued to produce imprecise results that required thorough manual review and revision.



     The deployment of powerful Windows-based desktop computers linked by networks have provided a large number of engineers and project execution professionals with access to computerized engineering tools for the first time. Despite the progress demonstrated by some desktop engineering software products that incorporate a standardized base of information for use in process simulation and design and cost modeling, new and old users of computerized engineering tools still face many challenges in completing their engineering simulation, modeling and analysis.



     First, users are still required in many instances to develop specialized databases of design and cost information and to then laboriously enter the data into spreadsheet-style programs, which perform only basic data compilation and arithmetic functions. In most cases, users working on different aspects of the same project still do not have concurrent access to key data and expertise. Second, the results of one engineering team's work are not automatically integrated with the results of other teams, so users have to remain constantly vigilant to ensure that engineering decisions in one aspect of a project are reflected in all other aspects of the project. Third, users often encounter software compatibility problems when using desktop engineering from different vendors, which often use different proprietary databases. Finally, most desktop engineering programs do little to enhance senior management's ability to control and shape the decision engineering process.



     In short, despite the desktop revolution in computing, which has made computerized engineering tools available to larger numbers of users, the desktop engineering software most engineers use today still fails to automate and integrate the decision engineering process in an effective and efficient manner.



THE ICARUS SOLUTION



     Developed with the input of on-staff engineers from many disciplines (including chemical, mechanical, structural, civil and electrical), the Company's current line of desktop software products directly address a number of the deficiencies of the conventional decision engineering process by comprehensively automating and integrating important steps in the process, such as process engineering and cost design. The Company's products reduce the overall time and expense of the decision engineering process, while also enabling participants -- particularly senior executives -- to take greater control of the process so that business priorities drive engineering considerations, rather than the reverse.



     The Company's desktop software products are based on its proprietary knowledge-based engineering technology. They provide all process participants timely access to automated process design simulation tools, automated design and cost models and comprehensive, frequently updated design, cost and engineering databases. ICARUS products anticipate the needs of engineering and project execution professionals and senior executives, allowing them to (i) quickly and easily examine alternative process designs through the use of realistic simulations, (ii) rapidly create detailed design and cost models and (iii) prepare preliminary engineering and construction schedules. Using the Company's products, different engineering teams can work collaboratively on the same project without having to spend substantial amounts of time on repetitious data entry and manipulation. The teams can share their data and expertise with the assurance that a change made in one area, such as process design, will be automatically reflected in other engineering areas, such as mechanical, electrical or civil engineering. In this way, the overall commitment of resources to the project can be reduced even as the teams jointly improve the quality of their project evaluation effort by performing extensive alternative scenario analysis.



     Customers have told ICARUS that the Company's products enable them to reach a decision on whether or not to proceed with a project in approximately one-fifth of the time previously required by conventional decision engineering tools. Using the Company's products, owner-operators are also able to enhance the quality of overall strategic decision-making, respond more quickly to market changes and improve overall project design. E&C companies are able to reduce the costs of preparing, and enhance the quality of, bids on projects, thus reducing the risks they incur under turnkey, lump-sum project contracts. The Company believes that a number of its customers have licensed ICARUS products because they could not adequately address their decision engineering needs with competing tools.



     The Company believes that it currently provides the only commercial integrated process and project evaluation software. The Company's products utilize common proprietary elements, including expert engineering system modules, automated models and specialized databases, and can be integrated with engineering software products developed by other vendors. This integration eliminates many of the labor-intensive steps associated with information transfer and manipulation in the conventional decision engineering process and allows engineers from different disciplines to communicate and collaborate more effectively. For example, using the Company's process engineering product, ICARUS Process Evaluator, a customer can take the output of a process simulation program developed by another vendor, specify additional plant-specific components and then rapidly simulate the engineering design and construction of a manufacturing process plant. The customer can then electronically transfer a file to the Company's design and cost engineering product, ICARUS 2000, which will quickly develop detailed conceptual design and cost models of that process plant design under varying conditions. These steps can be repeated many times to help identify the optimal process plant design.



     The data and analyses produced by the Company's products can also be used to "jump start" the plant engineering process that follows decision engineering. For example, such data and analyses can be used to help populate downstream CAD applications that will generate the detailed drawings to be used in actual engineering and construction. Additionally, certain ICARUS products directly address steps in the plant engineering process, such as construction scheduling and cost estimation for smaller construction projects at existing plants.



STRATEGY



     The Company's strategy is to deploy its proprietary knowledge-based engineering technology to meet customer needs in every stage of the process manufacturing plant lifecycle. As part of this strategy, the Company will continue to expand its portfolio of integrated desktop software products. The Company believes that developing and marketing a comprehensive portfolio of products that provides users throughout a customer's organization with common desktop software tools that operate with one another and with engineering software products supplied by other companies will substantially enhance its competitive position. Ultimately, the Company plans to offer to its customers licenses of its core knowledge-based engineering technology for deployment in an enterprise network configuration in which multiple clients using different applications can simultaneously access the software and associated customer- and project-specific databases on a server. See "-- Products and Product Development."



     To implement its strategy, the Company intends to:



     Leverage the Company's Existing Customer Base to Introduce New Integrated Desktop and Server Products. Because of its consistent delivery of quality products, product updates, training and user conferences, the Company enjoys strong relationships with many of its customers. The Company believes that these relationships can be leveraged to market and sell new, integrated products to such customers. The Company also believes that it can leverage its reputation in the chemical and petroleum refining industries to market and sell such products to new customers in those industries. The Company intends to recruit additional senior sales and technical personnel to capitalize on this opportunity. See
"-- Customers."



     Maintain Its Technology Leadership by Continuing to Develop Its Innovative Knowledge-Based Engineering Technology and Software Products. The Company will continue to expend significant resources to enhance its core technology and develop new technology to create innovative, integrated desktop and server software products and maintain the Company's technology leadership position within the market it serves.



     Increase the Penetration of the Company's Products in the Pulp and Paper, Pharmaceutical, Power and Food Industries. The Company has a solid customer base in the chemical and petroleum refining industries. The Company intends to increase its efforts to expand its customer base in the pulp and paper, pharmaceutical, power and food industries. Because the decision engineering analysis related to process manufacturing in different industries involves many of the same concepts, the Company's products may be utilized in different industries with relatively few adjustments.



     Increase Its Consulting Efforts to Provide Integrated Turn-key Engineering Solutions. A number of the Company's customers currently seek, on a limited basis, the Company's assistance in integrating their proprietary technology with the Company's software, reviewing work performed by the customers' internal staffs or performing front-end design and cost studies. The Company believes that many of its customers would respond favorably if the Company offered comprehensive consulting and training services. The Company intends to dedicate substantial resources to develop such integrated turn-key engineering solutions.



     Enter into Business Alliances That Accelerate Product Development and Enhance Marketing and Sales Opportunities. The Company has recently entered into three business alliances with leading technology and research companies that will provide access to valuable process design and cost data and accelerate the development of new products, including products that address stages in the process manufacturing plant lifecycle not currently covered by the Company's products. The Company believes that these and possible future business alliances may provide the best opportunity to introduce certain products and open new marketing and sales opportunities. See "-- Business Alliances."



     Pursue Acquisitions to Further Product Development, Sales and Marketing and Consulting Services. The Company intends to pursue acquisitions that will expand its product line, increase its customer base and enhance its ability to offer comprehensive consulting services. ICARUS believes that it can effectively compete for acquisition opportunities because of its leadership position in process manufacturing engineering software and its knowledge of the market and potential acquisition targets.



PROPRIETARY TECHNOLOGIES AND DATABASES



     The knowledge-based engineering technology, which is the central element of the Company's desktop and planned server software products, incorporates proprietary expert engineering system modules, automated design and cost models, and specialized databases:



     Expert Engineering System Modules. An expert system is a computer program designed to emulate a human expert in a particular limited field of knowledge. Expert systems improve productivity by helping users make decisions when a human expert is unavailable or too expensive. The Company's expert engineering system modules, which the Company develops using its ICARUS Mentor software development tool, automatically calculate the design and cost impact of changes made by multiple engineering teams working on the same project and help to solve problems associated with the interdependence of engineering decisions. The modules enhance the performance of the Company's automated design and cost models and can be customized by customers to incorporate customer-developed expertise.



     Automated Design and Cost Models. The Company has developed automated design and cost models for most standard process manufacturing plant equipment types, including the process and solids handling equipment used for heat transfer, distillation, chemical reaction, pumping, compressing and other functions. These models also cover the materials needed to install such equipment in a process manufacturing plant, such as piping, steel, instrumentation, electrical, insulation and paint. The Company's design and cost models automate and integrate the following engineering elements: (i) "best practices" expertise from expert engineers in many different engineering disciplines (including process, mechanical, structural, civil and electrical engineering); (ii) engineering design standards and codes for different countries; (iii) construction methodology for determining the equipment, material, fabrication, labor, expense and time requirements for a given project;
(iv) volumetric calculations used to determine the change in material requirements when a project component is scaled up or down; (v) costing the various inputs such as labor and materials needed to complete a project; and
(vi) critical-path-method construction scheduling.



     Specialized Databases. The Company has developed extensive specialized databases that include engineering design and cost information from a variety of public and private sources, including information from customers. These databases, which are embedded in the Company's knowledge-based engineering software along with its expert engineering system modules and automated design and cost models, are updated regularly to provide customers with current cost and other data. The databases can be customized by customers to incorporate customer-developed information.



BUSINESS ALLIANCES



     In 1994, ICARUS entered into a business alliance with Primavera Systems Inc. ("Primavera"), a leading provider of scheduling software. Pursuant to a multiple-year renewable marketing and product development agreement, the two companies have combined the Company's design and cost modeling and engineering automation expertise with Primavera's scheduling expertise. The resulting integrated design estimating and scheduling product, ICARUS Project Manager, has been marketed by the Company to hundreds of authorized users in 22 countries since fiscal 1996.



     ICARUS entered into three new business alliances for product development and marketing in 1997. The Company expects that these business alliances will enable it to integrate complementary technology and data into its core products in a time- and cost-efficient manner; to create new products that will be attractive to the customer base of both the Company and the other participant in the alliance; to immediately add complementary products to its product line; and generally to expand its revenue opportunities without a significant up-front investment. The Company's current business alliances are with SRI Consulting, Inc. ("SRIC"), Hyprotech, Ltd. ("Hyprotech") and Richardson Engineering Services, Inc. ("Richardson"). See "-- Strategy."



     Alliance With SRIC. In August 1997, the Company signed a multiple-year renewable marketing and product development agreement with SRIC, a subsidiary of SRI International, headquartered in Menlo Park, California, to develop and market new products based on the Company's current process design and design and cost modeling products and its general decision engineering expertise and SRIC's Process Economics Program ("PEP"), which provides in-depth reports of process technology and economics for more than 800 chemical and refinery processes. The new products will be jointly marketed by ICARUS and SRIC. See "-- Products and Product Development."



     Alliance With Hyprotech. In July 1997, the Company, through a wholly owned subsidiary, executed a multiple-year marketing and development agreement with Hyprotech, a company headquartered in Calgary, Canada that supplies process simulation solutions to an international customer base in the chemical and petroleum refining industries. The companies agreed to jointly develop at least two new products based on certain of the Company's existing products and expertise and Hyprotech's technology. These products will be jointly marketed and licensed by ICARUS and Hyprotech. See "Products and Product Development."

     Alliance With Richardson. In May 1997, the Company entered into a multiple-year renewable technology licensing and marketing agreement with Phoenix-based Richardson, which is a leading publisher of global process manufacturing plant construction estimating standards. Under the agreement, ICARUS has the right to use Richardson's unit cost construction database to extend the capabilities of the Company's knowledge-based engineering software products in plant engineering. Under the agreement, the Company will market this technology and is also authorized to resell Richardson's winRace software and database products to the chemical industry.



     The Company may use a portion of the net proceeds of the Offering to develop the products contemplated by these or future business alliances. See "Use of Proceeds."



PRODUCTS AND PRODUCT DEVELOPMENT



     The Company's current knowledge-based engineering software products are designed to run on standard PC hardware and operating platforms, including Windows 95, Windows NT and UNIX. They incorporate an easy-to-use graphical user interface, automated design and cost models, artificial intelligence modules, and embedded databases. The Company works continually to enhance its products to operate on new operating systems, updates of existing operating systems and new network topologies, including the client-server environment.



     The following table provides an overview of the Company's current product line, which addresses the process engineering, cost engineering, construction scheduling, and operations and maintenance stages of the process manufacturing plant lifecycle.



                                                               ORIGINAL        CURRENT RELEASE
    PRODUCT       PLANT LIFECYCLE          DESCRIPTION          RELEASE        (DATE/VERSION)
      NAME             STAGE               OF PRODUCT            DATE         OPERATING SYSTEM
---------------------------------------------------------------------------------------------------
ICARUS Process    Process           Enables process engineers  June       (October 1997/Version
Evaluator         Engineering       to rapidly screen          1995       4.0) Microsoft Windows 95
("IPE")                             alternative chemical                  and NT
                                    process designs for a
                                    proposed major process
                                    manufacturing project.
---------------------------------------------------------------------------------------------------
ICARUS 2000       Cost              Enables engineering teams  December   (July 1997/Version 6.0)
                  Engineering       in owner-operators and     1992       UNIX (August 1997/
                                    E&C companies to quickly              Version 6.0) Microsoft
                                    prepare engineering,                  Windows NT
                                    procurement and
                                    construction estimates
                                    for a proposed major
                                    project.
---------------------------------------------------------------------------------------------------
ICARUS Project    Construction      Enables project managers   May        (June 1997/Version 3.0)
Manager           Scheduling        to create cost estimates   1995       Microsoft Windows 3.1, 95
                                    and automatically develop             and NT
                                    planning and construction
                                    schedules for small
                                    projects, revamps and
                                    renovations.
---------------------------------------------------------------------------------------------------
Questimate        Operations and    Enables cost estimators    November   (May 1997/Version 12.0)
                  Maintenance       at operating plants to     1986       Microsoft Windows 3.1, 95
                                    quickly evaluate the cost             and NT
                                    impact of proposed plant
                                    modifications and
                                    maintenance.
---------------------------------------------------------------------------------------------------



     The Company's business strategy is to expand through internal development, acquisitions and business alliances. The Company's strategy is to deploy its proprietary knowledge-based engineering technology to meet customer needs in every stage of the process manufacturing plant lifecycle. The Company's products are designed to respond to the different skills and decision criteria applied by engineers from different disciplines and by decision-makers that do not have substantial engineering knowledge. Consistent with this strategy, ICARUS entered into three business alliances in calendar 1997. See "-- Business Alliances."



     During fiscal year 1999 and thereafter, ICARUS plans to release the following products, most of which will focus on the business development and process engineering stages of the plant lifecycle:



     Decision Engineering Analyzer ("Analyzer"). Designed for use by senior executives as well as by engineers, Decision Engineering Analyzer will enable a user to enter basic information on the scope and features, such as product and product capacity, of a proposed major project. This basic information can be derived from ICARUS-SRIC products discussed below or from proprietary data developed by a customer. Using this basic project scope definition, Analyzer will automatically develop a detailed early conceptual design. Analyzer will also produce estimates of design quantities, engineering tasks and associated effort, procurement and construction work products and tasks, field manpower, costs of project components, engineering and construction schedules, investment and operating costs, and economic and financial reports. The product's reporting modules will produce graphic and text reports, such as block diagrams, linked process flow diagrams and piping and instrumentation diagrams, data sheets, and line lists. Additionally, Analyzer will produce input files for key engineering software applications used by the customer's internal engineering staff so that a senior executive or staff user can perform value-added engineering on an interactive, dynamic basis.



     Decision Center. Decision Center is a product under development arising out of the desire of the Company's customers to be able to utilize their IPE or ICARUS 2000 programs to obtain the results of Analyzer without a major investment in additional technology. Decision Center, when installed with IPE or ICARUS 2000, provides the user with substantially all of the features of Analyzer.



     ICARUS-SRIC Process Model and Project Model. ICARUS and SRIC plan to develop a Process Model and a Project Model for each of SRIC's more than 800 chemical and refinery processes. Process Model will be an interactive multimedia software containing SRIC's PEP technical content and the results of the Company's project evaluation technology applied to a specific process, such as the production of gasoline. This multimedia document will be used to evaluate major issues relating to a customer's potential entry into a particular product line. By extracting process intelligence input data from a specific PEP report, Project Model will automatically create for a user of ICARUS 2000 or ICARUS Process Evaluator detailed conceptual designs and estimates for a proposed process manufacturing plant. Using this information, the user can easily produce cost analyses and other specialized project information.



     ICARUS plans to sell Process Model and Product Model separately or as part of an integrated software bundle called the Decision Engineering Tool Suite that will include the Analyzer. The Company expects that this product suite will be used for a variety of business development purposes, including front-end analysis by senior executives of whether an owner-operator should enter a specific process manufacturing niche.



     Hyprotech-ICARUS Products. ICARUS and Hyprotech are developing two products that combine Hyprotech's process evaluation expertise in chemical process design with the Company's design and cost engineering expertise. "Plant-Product" is intended to be marketed primarily to process engineers that use Hyprotech's products but have little or no prior cost engineering experience or responsibility. They will enter static design data to generate detailed cost estimates. "Process-Product" will be marketed primarily to process engineers that use Hyprotech's products to help them produce cost estimates and schedules of engineering and construction.



     ICARUS Technology Server ("ITS"). ITS combines ICARUS' core knowledge-based engineering technology with object-oriented databases that can serve as the central repository of all the information and graphical data pertaining to a specific process manufacturing project throughout the decision engineering and plant engineering processes. ITS is planned to be implemented on an enterprise network platform, which will provide multiple users simultaneous access. The Company plans to release APIs that will enable third-party engineering software developers to integrate their applications, such as CAD production of detailed construction drawings, with ITS. The Company believes that this approach will expand the applications options available to its customers and, at the same time, reduce the software and database compatibility problems that currently affect its customers' engineers and executives.



     ICARUS Project Scheduler ("IPS"). IPS will be designed to develop Primavera Project Planner ("P3") engineering and construction scheduling networks using ICARUS 2000's project estimate results. IPS will produce a detailed P3 project schedule containing a complete Precedence Diagramming Method network of engineering and construction activities, precedence relationships, resources and activity codes. IPS also will be designed to produce detailed engineering and procurement activities allowing a customer to choose whether the engineering network begins with basic engineering or with detailed engineering. IPS will provide the customer with an opportunity to unify the basis for the engineering, procurement, and construction estimate and schedule, thereby enabling the customer to better schedule and control projects during the engineering, procurement, and construction phases.



     ICARUS-Richardson Construction Estimating Modules. ICARUS is in the early stages of developing a product that integrates the Company's design and cost modeling technology with Richardson's unit cost estimating technology to provide customers with enhanced cost estimating capability during the detailed engineering/procurement and construction stages of a project.



     As of April 30, 1998, 21 of the Company's employees were directly involved in internal product development. The Company's product development expenditures for the fiscal years ended April 30, 1997 and 1998 were $1.3 million and $2.0 million, representing 18.1% and 21.3% of total revenue, respectively. The Company has made substantial investments in, and intends to use a portion of the net proceeds from this Offering for, product development. See "Use of Proceeds," and also see "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Overview" for information relating to the expensing of the Company's research and development costs.



     ICARUS believes that its future performance will depend in large part on its ability to maintain and enhance its current product line, develop new products that achieve market acceptance, maintain technological competitiveness and meet new customer requirements. See "Risk Factors -- Risks Associated with Continued Product Development; Rapid Technological Change" and "-- Market Acceptance of the Company's Products."


COMPANY SERVICES


     The Company believes that strong customer support is crucial, both to the initial marketing of its knowledge-based engineering software products and to ensure that its customers successfully apply its knowledge-based engineering software products to their engineering automation needs so that they will be encouraged to renew and expand their license arrangements with the Company. In addition, the Company believes that every customer support contact creates a marketing opportunity to license its knowledge-based engineering software products to additional users at a customer's location and to license additional knowledge-based engineering software product to users at other customer locations.



     Training. The Company offers introductory and advanced training courses at its Rockville, Maryland; Houston, Texas; Altrincham, England; and Tokyo, Japan offices and, from time to time, at the offices of its customers to train licensed users of its knowledge-based engineering software products. These seminars generally run between one and four full days, depending upon the product and/or platform being taught. The Company typically charges licensed users for such training. Product training is not mandatory, but the Company believes that such training enhances the value of the licenses purchased by the customer and is highly recommended. The Company believes that continuing product training helps build product loyalty and reinforces the value of the Company's product to the customer.


     Post-Contract Support. The Company also offers free technical support to its licensed users by telephone from a help-desk located in its Rockville, Maryland offices. The help-desk is available during business hours Monday through Friday. In addition, the Company typically provides to its licensed users and to customers having annual maintenance plans a "cost update" for materials, equipment and labor, the data for which is obtained from publicly available cost information received from the Company's customers, vendors, published data sources and from the Company's proprietary pricing models. This update typically is released in early summer. From time to time and on an "as available" basis, the Company may issue an update that contains one or more new features for the knowledge-based engineering software product, such as new report types, new screens for data input, new equipment models and the resolution of software problems or "bugs."



     Consulting Services. A number of the Company's customers currently seek, on a limited basis, the Company's assistance in integrating their proprietary technology with the Company's software, reviewing work performed by the customers' internal staff or performing front-end design and cost studies. The Company believes that these services leverage software sales because the customer must have a license to its knowledge-based engineering software products in most instances in order to use the cost model, application or customization delivered by the consulting team. Application projects enable the Company to provide turnkey solutions to customers who do not have the resources to build their own design and cost models. These projects provide an important mechanism for the Company to extend the range of applications that its technology can model. Although the Company enters into agreements to protect the customer's proprietary information in these consulting projects, the Company typically retains the right to use the generic design and cost modeling methods, expert systems and know-how developed as a result of the project in other Company knowledge-based engineering software products. The Company expects to increase the scope and depth of its consulting services in the future. See "Business -- Strategy."



     The provision of services by the Company to its customers for the years ended April 30, 1997 and 1998 represented approximately 7.7% and 8.0% of total revenues, respectively.


CUSTOMERS

     The Company currently has over 300 customers worldwide who represent all segments of the process manufacturing industry and the engineering and construction firms that serve them. One or more of the Company's products are licensed to 18 of the top 20 chemical companies and 18 of the top 20 petroleum refining companies, as such companies are listed in the "1997 Fortune 500 List," and 8 of the top 10 chemical plant contractors listed in Engineering News Record's "Top 400 Contractors."

     The following is a representative list of the Company's customers.


ABB Lummus Global, Inc.
Agrium, Inc.
Air Products and Chemicals, Inc.
ARCO
Bateman Engineering, Inc.
Bayer Corporation
Bechtel Corporation
BOC Process Plants
Brown & Root, Inc.
Campbell Soup Company
Chevron Corporation
Cytec Industries, Inc.
Delta Hudson Engineering Ltd.
Dow North America
Eastman Chemical Company
Ecopetrol
Elf Atochem
  North America, Inc.
Fluor Daniel, Inc.
FMC Corporation
Foster Wheeler USA Corporation
GE Plastics
Hercules Incorporated
Hoechst Celanese Corporation
ICI
Jacobs Engineering Group, Inc.
Kvaerner
LG Engineering Company, Ltd.
Lubrizol Corporation
Marathon Oil Company
Mead Corporation
Millennium Inorganic Chemicals
Mitsubishi Chemical Corporation
Mobil Technology Company
M.W. Kellogg Company
NOVA Chemicals, Inc.
Occidental Chemical Corp.
Parsons Process Group, Inc.
Pennzoil Products Company
Phillips Petroleum Company
PPG Industries, Inc.
Praxair, Inc.
Qatar General Petroleum Corp.
Rhone-Poulenc North America
Rohm and Haas Company
SABIC Americas, Inc.
Saudi Arabian Oil Company
S&B Engineers and
  Constructors, Ltd.
Shell Oil Company
SNC LAVALIN, Inc.
Solutia Inc.
Solvay Polymers, Inc.
Stone & Webster
  Engineering Corporation
Sverdrup Facilities, Inc.
Techint International
  Construction Corp.
Texaco Refining &


  Marketing, Inc.

     The Company derives a significant portion of its total revenue from software licenses to companies in the chemical and petroleum refining industries, which are highly cyclical. See "Risk Factors -- Concentration of Revenue in the Chemical and Petroleum Refining Industries." As a consequence, the Company is focusing greater resources on developing products and marketing efforts directed at companies in process manufacturing segments of other industries. No individual customer accounted for 10.0% or more of the Company's total revenues for the fiscal years ended April 30, 1997 or 1998. Although all of the customers listed above are current licensees of the Company's knowledge-based engineering software, there can be no assurance that any of them will continue to license any of such products beyond the term of the existing license.



     The Company believes that its ability to maintain and grow its customer and revenue bases will depend, in part, on its ability to maintain a high level of customer satisfaction. The Company believes that its customers typically purchase knowledge-based engineering software products only when they are convinced that such products will provide them with quicker and more reliable results than the software they are currently utilizing (which is typically developed "in-house" by the customer). The Company believes that its customers are its best sales representatives and finds that sales within an organization are easier once there is a licensed user in that organization.


SALES AND MARKETING


     The Company markets its products and services in more than 25 countries around the world through its direct sales force, which as of April 30, 1998, consisted of 20 full time Company sales personnel based at the Company's Rockville, Maryland office, its Houston, Texas office, its United Kingdom offices located in Altrincham, England and its Asian offices located in Tokyo, Japan, and through its independent sales representatives located in Argentina, Australia, Brazil, Colombia, Germany, India, South Africa, South Korea and Venezuela and independent sales representatives that market the Company's products in the People's Republic of China, and in certain independent republics of the former Soviet Union. The Company relies on its direct sales force to initiate sales contacts, follow-up on leads provided by the Company's marketing department and to engage in face-to-face contact with its customers to solicit orders. The Company believes its Company sales personnel have a number of strong relationships with existing customers which assists the sales personnel in obtaining additional users of Company products currently licensed by its customers and in obtaining licenses of additional knowledge-based engineering software products. As of April 30, 1998, the Company had agreements with 13 independent, non-exclusive sales representatives in 14 countries worldwide. These agreements are typically for a term of one year, automatically renewable for an additional one year term unless sooner terminated. Such international sales typically are priced in United States dollars, English pounds or Japanese yen; product is generally shipped with thirty day payment terms. Sales by the Company's independent sales representatives were $499,000 and $910,000 for fiscal years 1997 and 1998, respectively.


     The Company also has an in-house marketing department that designs and updates the Company's home page on the World Wide Web and its sales materials and performs demographic studies of new sales territories to identify potential customers. The marketing department also works with the sales force on direct mail, e-mail and facsimile and other marketing campaigns to gauge and generate the interest of potential customers.

     The Company sells primarily through direct contact with customers and does not conduct significant mass market advertising due to the expense involved and the inability to target the Company's particular customer base through such advertising. It does, however, publish articles and advertise selectively in professional trade publications, such as Chemical Engineering and Chemputers magazines. The Company also publishes the SUN (its System User Newsletter) three times per year to keep industry participants informed about news of interest regarding ICARUS technology. The SUN is in its ninth year of publication. The ICARUS Internet site on the World Wide Web is also used to keep its current and potential customers informed about the latest information and developments in process and project evaluation. In conjunction with licensed users of its technology, the Company sponsors User Group meetings in various locations having a concentration of Company customers to increase the proficiency of its user community in the effective use of its products. In recent years, the Company has also sponsored the ICARUS International User's Conference, at which customers had the opportunity to review major industry trends, learn about the Company's development plans and meet with industry experts. The Company believes that the ICARUS International

User Conference provides a valuable service to its customers and assists in enhancing the Company's reputation as a leading provider of knowledge-based engineering software to the process manufacturing industry. Moreover, the Company actively participates in trade shows such as the Chemputers Show in the United States and Europe each year, the Chem Show, TAPPI (Technical Association of Pulp and Paper Industry), the Petro Expo and Daratech, as well as international trade fairs.


COMPETITION


     The growing market for engineering software used in process manufacturing is intensely competitive and the Company's competitors include several companies that possess significantly greater financial, technical, marketing and other resources than ICARUS. The Company's primary competition currently comes from customers and potential customers that have developed, or have the resources and capabilities to develop, their own process engineering, cost engineering and construction scheduling software solutions. The Company's direct third-party competitors include Timberline Software Corporation and a number of smaller private companies. To a lesser degree, ICARUS faces competition or potential competition from Aspen Technology, Simulation Sciences Inc. and ChemStations, Inc. The Company expects to face additional competition as other established and new companies enter the computer-aided engineering simulation and analysis software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition.



     In order to compete in the marketplace, ICARUS must persuade a customer or potential customer that the Company's knowledge-based engineering software products offer a superior solution to internally developed software or engineering products supplied by other vendors. In doing so, ICARUS emphasizes the quality and sophistication of its products, the technological expertise and creativity of its personnel, the frequency with which it releases knowledge-based engineering software enhancements and updates the quality of its technical support and training courses. Increasingly, owner-operators and E&C companies that have for years developed and maintained their own engineering simulation and analysis software are recognizing the efficiency and economic gains they can achieve by deploying commercially developed engineering software, including the Company's knowledge-based engineering software products.


PROPRIETARY RIGHTS

     The Company relies primarily upon trade secret and copyright laws, including the use of invention assignment and confidentiality agreements with employees and confidentiality agreements with third parties, and physical security devices such as its Control Device to protect its proprietary technology. The Company presently relies upon its registered trademarks and service marks as well as common law rights in its trademarks and service marks to protect the use of its name and brands. The Company maintains United States registrations of certain trademarks and service marks and has filed applications for United States registrations on additional trademarks and service marks. The Company's ability to protect its products in foreign jurisdictions, however, is limited in that the laws of certain foreign jurisdictions in which the Company's products are distributed do not protect the Company's intellectual property rights to the same extent as the laws of the United States. Therefore, there can be no assurance that the protection provided by the laws of either the United States or of foreign jurisdictions will be sufficient to protect the Company's proprietary rights in its products and technology.


     The Company presently enters into invention assignment and confidentiality agreements with its employees and confidentiality agreements with certain customers. The Company also limits access to the source code to its knowledge-based engineering software and other proprietary information. A common feature of the Company's existing products is a proprietary electronic hardware device called the "Control Device." The Control Device is independent of the customer's computer hardware platform and is designed to prevent unauthorized and unlicensed use of the Company's products. The Company's products are designed so that they cannot be operated without the Control Device, which resembles an external modem and plugs into the desktop computer's serial port. Every time a Company product is used, the Control Device verifies the licensed user's identifier to permit entry. When the license period ends, the Control Device is designed to prevent further entry into the product. It is difficult, however, to totally prevent unauthorized use. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or infringement of its copyrights or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company believes, however, that due to the rapid pace of innovation within the software industry, factors such as the technological and creative expertise of its personnel, the quality of its products, the quality of its technical support and training services, and the frequency of release of software product enhancements are more important to establishing and maintaining a technology leadership position than the various legal protections available for the Company's products and technology.



     Certain technology used in the Company's knowledge-based engineering software products, such as the Primavera Project Planner, Empress SQL and Hummingbird, are currently licensed from third parties. These licenses generally require the Company to pay royalties and/or license fees and to maintain the confidentiality of certain matters. The Company believes that there are alternative sources for each of the material components of the technology licensed by the Company from third parties. However, the termination of any of such licenses, or the failure of the third party licensors to adequately maintain or update their products, could result in delay in the Company's ability to ship certain of its products or in a delay of the introduction of its new or enhanced products while it searches for similar technology from alternative sources. See "Risk Factors -- Risks Associated with Proprietary Rights."


EMPLOYEES


     As of April 30, 1998, the Company had a total of 63 full-time and 2 part-time employees, including 38 in sales, marketing, technical support, training and order fulfillment, 21 in product development and 6 in finance and administration. Of these employees, 5 work in the Company's United Kingdom office and 3 work in the Company's Tokyo, Japan office. None of these employees is engaged pursuant to a collective bargaining agreement, nor has the Company experienced any labor actions such as a work stoppage. The Company believes that its relations with its employees are good.


LEGAL PROCEEDINGS


     Prior Legal Proceedings. In 1985, the Company settled a dispute with the IRS regarding the Company's income taxes for the fiscal years 1975 through 1978. It was the Company's understanding that the IRS would accept a payment plan, including interest, for the disputed amount. After the settlement papers were signed, and the IRS obtained financial information from the Company relating to developing such a payment plan, it appeared that the IRS believed that the Company had sufficient cash reserves to permit an immediate payment. The Company contended that these funds represented working capital which was needed for corporate expansion and other operations. Negotiations to arrive at a mutually satisfactory payment plan with the IRS could not be satisfactorily concluded. Consequently, the Company thereafter filed a petition under Chapter 11 of the U.S. Bankruptcy Code in 1985 to allow the Company and the IRS to work out a payment plan satisfactory to both parties. The Company emerged from Chapter 11 when its Plan of Reorganization was confirmed by the Court in 1988. All payments required under the Plan of Reorganization were made, with the final payment made in December 1993, and the case was subsequently closed. The Company believes that these proceedings have had no adverse effect on the Company's current business, financial condition or reputation.


     In 1979, a federal grand jury for the Eastern District of Virginia returned a criminal indictment against the Company, Herbert G. Blecker, Chairman of the Board, President and Chief Executive Officer of the Company, and an employee of Computer Sciences Corporation ("CSC"), a company the shares of which were and are traded on the New York Stock Exchange. The indictment arose out of events relating to a contract between the GSA and CSC and a subcontract between CSC and the Company. In 1972, CSC was awarded a multi-million dollar contract by the GSA to provide federal agencies with computer and data processing services (the "GSA/CSC contract"). That contract authorized CSC to subcontract for consulting services. In 1972, CSC subcontracted with the Company for those services. Under the GSA/CSC contract, the rates charged for consultant services were to be based upon the education and experience of the consultants who performed services. The prosecution contended that Mr. Blecker instructed a number of employees of the Company to embellish their resumes with additional degrees and experience which they did not have and, further, that he caused the resumes of other employees to be enhanced without their knowledge. The 37 count indictment alleged that the Company and Mr. Blecker submitted to the CSC invoices for fees based on the false resumes. Further, the indictment asserted that the Company and Mr. Blecker knew that CSC, in turn, would present to the GSA claims for payment based upon the invoices. The case was tried before a jury. The Company and Mr. Blecker were convicted on six counts of presenting false claims to an agency of the United States and, in addition, the Company was convicted on two counts of mail fraud. The Company was fined $62,000 and Mr. Blecker received a one-year sentence of confinement, of which he served nine months.

     Following this conviction, the GSA issued a debarment order which prevented the Company from entering into a contract or subcontract for the performance of work for the government. The debarment was terminated as of April 22, 1983, thereby eliminating any restrictions on the ability of the Company to perform services for the government.

     In October 1980, a grand jury in the Eastern District of Virginia returned a criminal indictment against Mr. Blecker, CSC, and five current or former officers and employees of CSC. The charges in this indictment also arose out of the GSA/CSC contract referred to above. The charges involved alleged improper billing for computer services and for computer software packages. Mr. Blecker was charged with one count of conspiracy, one count of violating the Racketeer Influenced Corrupt Organizations Act (RICO), six counts of mail fraud, and two counts involving alleged false claims against the government. This case was tried by a jury in May 1983, and all of the defendants were acquitted.

     The Company believes that the matters described above have had no adverse effect on the Company's recent business, financial condition or results of operations.


     Current Legal Proceedings. On October 7, 1997, a former employee of the Company's U.K. subsidiary, ICARUS Services Limited ("ISL"), filed suit against ISL in the High Court of Justice, Manchester District, United Kingdom. The suit sought approximately 75,000 pounds sterling (approximately US $125,000) for compensation relating to the former employee's termination of employment in early 1997, pursuant to an employment contract between ISL and the former employee. On June 30, 1998, the Company settled this claim for approximately 68,000 pounds sterling (approximately US $113,333).


     The Company is also a party from time to time to certain legal proceedings arising in the ordinary course of its business, none of which is expected to have a material adverse effect on the Company's business, financial condition or results of operations.

FACILITIES


     In April 1998, the Company relocated its headquarters to a larger facility located at 600 Jefferson Plaza, Rockville, Maryland, pursuant to a new ten (10) year lease dated December 31, 1997, as amended March 30, 1998. The new lease is for approximately 30,500 square feet at an annual base rent of approximately $600,000 plus annual rent escalations and increases in operating expenses. The Company also leases approximately 4,500 square feet of office space in Houston, Texas which lease requires an annual rent of approximately $92,000, plus all operating expenses of the leased premises as such costs may increase from time to time and expires on April 1, 2002, and leases approximately 1,921 square feet in Altrincham, England which lease requires annual rent of 20,275 pound sterling (approximately US $34,000) and expires on May 8, 2002, and leases approximately 1,000 square feet of office space in Tokyo, Japan, which lease requires an annual rent of 3.6 million Japanese Yen plus 720,000 Japanese Yen (approximately US $36,000) for utilities and expires on January 19, 2000. The Company believes that its existing facilities are adequate for its current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

CORPORATE STRUCTURE



     ICARUS International, Inc. is a newly organized Maryland corporation formed for the purpose of holding the voting stock of ICARUS Corporation, a Maryland corporation which performs certain software development, sales and services described herein, and of ICARUS Services Limited, a United Kingdom private limited company engaged in the sale of software licenses and the performance of certain services related thereto in Europe. The Company's other subsidiaries are ICARUS Nippon K.K., a Japanese corporation engaged in the sale of software licenses and the performance of certain services related thereto in Asia, and ICARUS Development and Marketing Corporation, a Maryland corporation formed to engage in business alliances with other companies. All references to the "Company" or to "ICARUS" include ICARUS International, Inc. and its predecessors and consolidated subsidiaries.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The directors, executive officers and key employees of the Company are as follows:


               NAME              AGE                          POSITION
    ---------------------------  ---   ------------------------------------------------------
    Herbert G. Blecker.........  62    Chairman of the Board of Directors, President and
                                       Chief Executive Officer
    William F. Geritz, III.....  33    Director and Executive Vice President
    Peter L. Bower.............  49    Chief Financial Officer
    Tyler T. Winkler...........  32    Vice President -- Sales
    Eunice E. Blecker..........  62    Treasurer and Secretary
    Motoo Iso..................  33    General Manager and member of the Board of Directors
                                       of ICARUS Nippon K.K. (an indirect wholly-owned
                                         subsidiary of the Company)
    Dennis E. Leister, Ph.D....  51    Director of Client Services
    Daniel M. McCarthy.........  49    Director of Systems Integration
    Bahram Meyssami, Ph.D......  36    Director of Process Technology
    Martin D. Ryan.............  50    Director of Cost Engineering
    Dr. Robert L.                68
      Steinberger..............        Director of Decision Engineering
    James J. Byrne.............  62    Vice Chairman of the Board of Directors
    J. Edward Beck, Jr.........  49    Director
    Gary M. Roush..............  51    Director


     Herbert G. Blecker. Mr. Blecker founded the Company in 1969 and has served as Chairman of the Board of Directors, Chief Executive Officer and President of the Company since that time. From 1969 to 1996, Mr. Blecker also served as Chief Financial Officer of the Company. Prior to founding the Company, Mr. Blecker held various positions with Allied Chemical Corporation, the National Aeronautics and Space Administration and the U.S. Department of the Interior. Mr. Blecker received his Bachelor of Chemical Engineering degree from the College of the City of New York. Mr. Blecker is the husband of Mrs. Blecker.

     William F. Geritz, III. Mr. Geritz has served as a director of the Company since May 1997 and Executive Vice President of the Company since January 1998. Mr. Geritz has held various positions with the Company since 1988, including Vice President from May 1997 to January 1998, Director of Sales from 1993 to 1997, Sales Manager from 1992 to 1993, and Account Executive from 1988 to 1992. Prior to 1988, Mr. Geritz held the position of Account Executive with Mentor Systems, Inc., a software and hardware integration company. Mr. Geritz received his B.A. degree in economics from St. Mary's College, St. Mary's City, Maryland.


     Peter L. Bower. Mr. Bower was appointed Chief Financial Officer of the Company effective July 10, 1998. From November 1993 to July 1998, Mr. Bower served as the Chief Operating Officer and Chief Financial Officer of NexUS Healthcare Information Corporation, a company which was acquired by United Healthcare Corporation in March 1998. Prior thereto, from May 1991 to November 1993, he served as the Chief Operating Officer and Chief Financial Officer of The Reinforced Earth Company. From January 1991 to May 1992, Mr. Bower was the Chief Financial Officer at General Kinetics, Inc. From August 1987 to January 1991, Mr. Bower was a Senior Vice President, Corporate Finance, with Johnston Lemon & Company. Prior thereto, Mr. Bower was a partner with Grant Thornton L.L.P. Mr. Bower received his B.S. in Accountancy from the University of Illinois, Champaign-Urbana, and is a certified public accountant in the State of Illinois.

     Tyler T. Winkler. Mr. Winkler was appointed Vice President -- Sales in July 1998 and served as Director of Sales of the Company from January 1998 to June 1998. From July 1996 to January 1998, Mr. Winkler held the position of Sales Manager, North and South America of the Company. From October 1992 to June 1996, Mr. Winkler was an Account Executive with the Company. Mr. Winkler received his B.S. degree in management from Towson University in Towson, Maryland.



     Eunice E. Blecker. Mrs. Blecker is a co-founder of the Company and has served as a director, Treasurer and Secretary of the Company since April 1969. Mrs. Blecker is the wife of Mr. Blecker.


     Motoo Iso. Mr. Iso has served as General Manager and Director of ICARUS Nippon K.K. since December 1995. From October 1995 to December 1995, Mr. Iso served as a consultant to ISL. From August 1992 to October 1995, Mr. Iso was employed by Dodwell Marketing Services Ltd., where he sold, marketed and provided technical support for the Company's products in Japan. Mr. Iso received his B.S. degree in industrial science from Nihon University, Tokyo, Japan, in 1987.

     Dennis E. Leister, Ph.D. Dr. Leister has served as Director of Client Services of the Company since November 1997. From May 1993 to December 1997, Dr. Leister was Manager of Client Services of the Company, and from May 1989 to May 1993, was the Company's Product Marketing Manager. Dr. Leister received his B.S. degree in Biology from Yale University in 1968, his Ph.D. in cell and developmental biology from The Johns Hopkins University, Baltimore, Maryland, in 1973, completed three years of post-doctoral training at the Max-Planck-Institute fuer experimentelle Medizin in Goettingen, W. Germany, in 1976 and completed a second post-doctorate and visiting assistant professorship at Indiana University, Bloomington, Indiana, in 1978.

     Daniel M. McCarthy. Mr. McCarthy has served as Director of Systems Integration of the Company since November 1997. Mr. McCarthy has been employed by the Company since 1974 in various capacities and prior to November 1997 served most recently as Manager of Computer Operations, from 1984 to 1997. Mr. McCarthy received his B.S. degree in chemical engineering from the University of Notre Dame, Notre Dame, Indiana, in 1970.

     Bahram Meyssami, Ph.D. Dr. Meyssami has served as Director of Process Technology since November 1997. From December 1993 to November 1997, Dr. Meyssami held the position of Manager of Expert Systems Technology in the Company. Prior to that, Dr. Meyssami was an Applications Consultant for the Company from December 1990 to December 1993. Dr. Meyssami received his B.S., M.S. and Ph.D. degrees in chemical engineering from the University of Maryland, College Park, Maryland.

     Martin D. Ryan. Mr. Ryan has served as Director of Cost Engineering of the Company since November 1997. From November 1996 to November 1997 and from August 1984 to November 1996, Mr. Ryan held the positions of Manager of Technology Services and Manager of Product Development, respectively, of the Company. Mr. Ryan received a Diploma in Quantity Surveying from Liverpool College of Building, United Kingdom, and is an Associate of the Royal Institute of Chartered Surveyors.

     Dr. Robert L. Steinberger. Dr. Steinberger has served as the Company's Director of Decision Engineering since February 1998. Prior to that, Dr. Steinberger held the positions of Director of Integrated Systems, Director of Business Development and Director of Marketing of the Company, from April 1993 to February 1998, from 1993 to 1997 and from 1986 to 1993, respectively. Dr. Steinberger obtained his doctorate in engineering science and master's degree in chemical engineering from New York University, and his bachelor's degree in chemical engineering from The City College of New York.


     James J. Byrne. Mr. Byrne has served as Vice-Chairman of the Board of the Company since January 1998. Mr. Byrne has served as Managing Partner of Byrne Technology Partners, Ltd. since January 1996. The firm provides professional services for strategic alliances and mergers within the computer industry and offers technology consulting services for corporate re-engineering. From April 1990 to its sale in March 1995, Mr. Byrne served as President of Harris Adacom Corporation, a company formed from the merger of the data communications division of Harris Corp. and Adacom Inc., which was engaged in network systems and services. From December 1986 to April 1990, Mr. Byrne was the Vice President and General Manager of the data communications division of Harris Corp. Mr. Byrne serves on the boards of directors of

STB Systems, Inc., a publicly traded company listed on the Nasdaq National Market that designs, manufactures and sells various multimedia subsystems, and Lennox International, Inc., a manufacturer of heating, ventilation and air conditioning systems. Mr. Byrne is also a member of the national board of directors of the American Electronics Association (AEA), and a member of the Advisory Council of the University of Texas School of Engineering and Computer Science. Mr. Byrne completed the Stanford Executive Institute program at Stanford University, Palo Alto, California, and received his B.S. degree in business administration from Duquesne University, Pittsburgh, Pennsylvania.

     J. Edward Beck, Jr. Mr. Beck has served as a director of the Company since January 1998. Since 1985, Mr. Beck has been the President and Chief Executive Officer of Bitrek Corporation, a privately held manufacturer of pipe fittings. Mr. Beck also is a director of Dauphin Deposit Bank and Trust Company, a banking subsidiary of First Maryland Bancorp, Chairman of the Board of Wilson College, a private liberal arts college located in Pennsylvania, and Vice Chairman of the Board for Summit Health, a non-profit healthcare provider in south-central Pennsylvania. Over the past eight years, Mr. Beck also has served on the Boards of Directors of Dauphin Deposit Corporation, a financial services holding company which traded on the Nasdaq National Market, and ValleyBank Corporation, which traded on the Nasdaq SmallCap Market until its acquisition by Dauphin Deposit Corporation in December 1993. Prior to 1985, Mr. Beck served as the Senior Adviser to the Assistant Secretary for Electronic Systems and Information Technology at the U.S. Department of Treasury from 1982 to 1984. Mr. Beck received his J.D. degree from Dickinson School of Law, Carlisle, Pennsylvania (now known as Dickinson School of Law of the Pennsylvania State University), his M.B.A. degree from Mt. St. Mary's College, Emmitsburg, Maryland and his B.A. degree from Dickinson College, Carlisle, Pennsylvania.

     Gary M. Roush. Mr. Roush has served as a director of the Company since January 1998. Since February 1996, Mr. Roush has been the President of Capital Accounting, a financial consulting firm based in Washington, D.C., and prior to that date served as its Vice President since May 1994. From August 1988 to May 1994, Mr. Roush was an accountant with Friedman & Fuller, P.C., in Rockville, Maryland. Mr. Roush is licensed as a certified public accountant by the Commonwealth of Virginia and the State of Colorado, and is a member of the American Institute of Certified Public Accountants. Mr. Roush received his B.S.B.A. degree in accounting from the University of Denver, Denver, Colorado.


     The Company's Articles of Incorporation and Bylaws provide that the Company's Board of Directors be divided into three classes. Class I, which will consist of Messrs. Blecker and Byrne, will expire at the Annual Meeting of Stockholders to be held in 2000; Class II, which will consist of Messrs. Geritz and Beck, will expire at the Annual Meeting of Stockholders to be held in 1999; and Class III, which will consist of Mr. Roush, will expire at the Annual Meeting of Stockholders to be held in 1998. At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed those directors whose terms are expiring.


     The Board of Directors has appointed an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee performs the functions of the Board, with certain exceptions, when the Board is not in session. The members of the Executive Committee are Mr. Blecker, Chairman and Messrs. Geritz, Roush and Byrne. The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, and makes recommendations to the Board of Directors on the engagement of the independent accountants as well as other matters which may come before it or as directed by the Board of Directors. The members of the Audit Committee are Messrs. Beck, Byrne and Roush, Chairman. The Compensation Committee administers the Company's compensation programs, including the 1998 Stock Option Plan, the Recognition Plan and the 401(k) Plan, and performs such other duties as may from time to time be determined by the Board of Directors. The members of the Compensation Committee are Messrs. Byrne and Roush, Chairman.

DIRECTOR COMPENSATION


     The Board of Directors is currently required to meet not less than quarterly. Directors who are not full-time employees of the Company receive a quarterly fee of $1,250 for their services, plus $500 for each Board meeting attended and $500 for each committee meeting attended and are reimbursed for their out-of-pocket expenses arising from attendance at a Board or committee meeting. Directors who are also employees receive no compensation for attending such meetings other than their base salaries. It is anticipated that options to purchase shares of Common Stock will be issued to the Company's non-employee directors immediately following the Annual Meeting of Stockholders to be held in 1998, and that such directors will thereafter be entitled to receive additional stock options under the Company's Stock Option Plan. See "-- Stock Plans -- 1998 Stock Option Plan."


EXECUTIVE COMPENSATION


     The following table sets forth the compensation earned by the Company's Chief Executive Officer and the other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the fiscal year ended April 30, 1998.


                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                                                           COMPENSATION
                                             ANNUAL COMPENSATION              AWARDS
                                    -------------------------------------  ------------
                                                               OTHER        SECURITIES       ALL
                                                              ANNUAL        UNDERLYING      OTHER
   NAME AND PRINCIPAL POSITION      SALARY($)   BONUS($)  COMPENSATION(3)   OPTIONS($)   COMPENSATION
----------------------------------  ---------   --------  ---------------  ------------  ------------
Herbert G. Blecker(1).............  $247,000       $  --        $      --            --       $    --
  Chairman of the Board,
  President and Chief
  Executive Officer
William F. Geritz, III(2).........   124,000          --               --            --            --
  Executive Vice President


---------------
(1) The Company anticipates granting Mr. Blecker 63,600 options to purchase Common Stock pursuant to the Company's Stock Option Plan immediately prior to the Offering. See "-- Stock Plans -- 1998 Stock Option Plan."

(2) The Company anticipates granting Mr. Geritz 106,000 options to purchase Common Stock pursuant to the Stock Option Plan immediately prior to the Offering. See "-- Stock Plans -- 1998 Stock Option Plan."


(3) Other Annual Compensation includes accrued but unpaid vacation and sick pay, the lease and maintenance payments for an automobile, payment of personal telephone charges and the payment for a home security system. Such amounts did not exceed the lesser of $50,000 or 10% of the total amount of salary and bonus reported for Mr. Blecker for the year ended April 30, 1998.


EMPLOYMENT AGREEMENTS


     Effective January 22, 1998, the Company entered into an employment agreement with Mr. Blecker which superseded his employment agreement dated August 1, 1981, and negotiated a new employment agreement with Mr. Geritz (Messrs. Blecker and Geritz being referred to collectively as the "Executives"). Except for base salary amounts, terms of the employment agreements are substantially similar. Each of the Executives are engaged for five year terms, which terms will be automatically extended for an additional year upon each anniversary date of the respective employment agreement. The aggregate base salaries for the Executives in each of the calendar years 1998, 1999, 2000 and 2001 will be $290,000 and $200,000 for Mr. Blecker and Mr. Geritz, respectively. The 1999 base salaries will be supplemented by cash bonuses of up to $60,000 and $150,000 for Mr. Blecker and Mr. Geritz, respectively, for meeting performance goals to be established by the Board of Directors. In addition, in June 1998, the Board of Directors approved cash bonuses to Messrs. Blecker and Geritz of $60,000 and $100,000, respectively, to be paid in fiscal year 1999 in recognition of their service to the Company relating to this Offering and for other services performed, and additional responsibilities accepted, in fiscal 1999.


     The base salary amounts shall automatically be increased by the amount of the prior year's increase in the consumer price index ("CPI"). The Executives are entitled to participate in all employee benefit plans of the Company and will be reimbursed for expenses relating to Company business. An automobile, the lease payments and operating expenses of which will be paid by the Company, will be provided to Mr. Blecker. Each Executive is entitled to four weeks paid vacation, all Company holidays and sick leave in accordance with Company policy. The employment agreements are terminable by the Company with or without "cause" and upon the Executive's death, disability or retirement, or by the Executives for "Good Reason." If the Company terminates the employment agreement for cause or if the Executive terminates his employment for other than Good Reason, the Executive will have no right to further compensation or benefits under the employment agreement. If the Executive's employment is terminated by the Company for other than cause, or for disability, retirement or death or if the employment agreement is terminated by the Executive because the Company has breached the employment agreement, the Executive will be entitled to receive severance pay equal to three times the Executive's average annual compensation. The Executive would also be entitled to maintain, at no cost to him, the Company benefits he was then receiving (other than participation in stock option or restricted stock plans) until he obtains full-time employment with another employer or the expiration of the remaining term of the employment agreement, whichever is earlier.

     With respect to the employment agreements, "Good Reason" is defined to mean termination of employment following a change in control of the Company (defined by his employment agreement to be an event that would be required to be reported under Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the acquisition by any person of 25% or more of the voting power of the Company or a change in the individuals constituting the Board of Directors during any two consecutive years) based on: (i) failure to elect, re-elect, or appoint or to re-appoint the Executives to their respective offices or a material adverse change in their respective functions, duties or responsibilities; (ii) a material reduction in their base salary; (iii) the relocation of the Company's executive offices; (iv) any purported termination of their respective employment without proper notice; or (v) the failure by any successor to the Company to assume their respective employment agreements. If the employment agreement is terminated for "Good Reason" subsequent to a Change in Control, the Executive will be entitled to receive a lump sum cash severance amount equal to five times his current base salary. The Executive would also be entitled to maintain, at no cost to him, the Company benefits he was then receiving (other than participation in stock options or restricted stock plans) until he obtains full time employment with another employer or the expiration of the remaining term of the employment agreement, whichever is earlier. The Company has agreed to pay any excise tax attributable to any severance payment, if necessary, pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").


     The Company expects to enter into a three year employment agreement with Mr. Bower that provides for an annual salary of $138,000 and a grant, to occur immediately prior to the Offering, of options to purchase 50,000 shares of Company Common Stock. All options will be incentive stock options pursuant to the Company's 1998 Stock Option Plan. See "-- Stock Plans -- 1998 Stock Option Plan."



     The Executives and Mr. Bower have agreed not to disclose any proprietary information of the Company and not to compete with the Company for two years after the termination or expiration of their respective employment agreement.



STOCK PLANS


     1998 Stock Option Plan. Effective January 22, 1998, the Board of Directors of the Company adopted the Stock Option Plan, which was approved by the stockholders of the Company by unanimous written consent on January 22, 1998.

     The Stock Option Plan is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance and the attainment of targeted goals. The Stock Option Plan is also designed to attract and retain qualified directors, consultants, agents and advisors to the Company. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options") and non-incentive or compensatory stock options which may be granted to non-employee directors or other persons who may not be employed by, or be directors of, the Company (collectively "Awards"). Awards will be available for grant to directors and key employees of the Company and its subsidiaries, except that non-employee directors will not be eligible to receive incentive stock options.

     The Stock Option Plan is administered and interpreted by the Compensation Committee of the Board of Directors consisting of two or more non-employee directors. Unless sooner terminated, the Stock Option Plan will be in effect for a period of ten years or until January 21, 2008.

     Under the Stock Option Plan, the Compensation Committee will determine which officers and key employees will be granted options, whether such options will be incentive or compensatory options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The Stock Option Plan, however, provides that non-employee directors automatically will be granted compensatory stock options to purchase a specified number of shares of Common Stock annually.

     Pursuant to the Stock Option Plan, the per share exercise price of an incentive stock option is required to be at least equal to the fair market value of a share of Common Stock on the date the option is granted. The Code also requires that the aggregate fair market value of the Common Stock with respect to which the incentive stock options are exercisable for the first time by the optionee during any calendar year cannot exceed $100,000. Moreover, any person who owns 10% or more of the voting power of the Common Stock may not receive incentive stock options whose exercise price is less than 110% of the fair market value of a share of Common Stock of the Company on the date of grant. The Stock Option Plan requires that the per share exercise price of a compensatory stock option be no less than 85% of the fair market value of a share of Common Stock on the date the option is granted.

     Stock options will become vested and exercisable at the rate of 20% per year on each annual anniversary of the date on which the option was granted or as otherwise specified by the Compensation Committee, and the right to exercise stock options shall be cumulative. Each stock option or portion thereof will be exercisable at any time on or after its vesting date and will remain exercisable until ten years after its date of grant or three months after the date on which the optionee's employment terminates, unless the Compensation Committee, in its discretion, decides at the time of grant or thereafter to extend such period of exercise for a period of three months to five years. Unless the Compensation Committee, in its discretion, shall specifically state otherwise at the time of grant, all options will become immediately vested and exercisable in full on the date an optionee terminates his or her employment or service as a non-employee director due to his or her death, retirement, disability or as a result of a "Change in Control" of the Company. A "Change in Control" of the Company is defined by the Stock Option Plan to have occurred if: (i) any person other than Mr. Blecker or the Company becomes the beneficial owner of 25% of more of the voting power of the Company then outstanding; (ii) during any period of two consecutive years individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority of the Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company whereby the voting securities of the Company represent less than 50% of the combined voting power of the Company immediately after such merger or consolidation; or (iv) the stockholders of the Company approve a plan of liquidation of the Company or an agreement for the sale or disposition of substantially all of the Company's assets. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. Stock options are non-transferable except by will or the laws of descent and distribution.


     The Company has reserved for issuance pursuant to the Stock Option Plan 750,000 shares of Common Stock. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any Award relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of the Common Stock outstanding.

     Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. With respect to incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the market value of the Common Stock on the date of exercise and the option exercise price generally will be treated as compensation income to the optionee upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized.


     No options were granted or exercised in fiscal 1997. The Company anticipates granting immediately prior to the commencement of this Offering the following number of options to the following executive officers of the Company with an exercise price equal to the initial public offering price: 63,600 to Mr. Blecker; 106,000 to Mr. Geritz; 50,000 to Mr. Bower; and 8,400 to Mrs. Blecker. In addition, the Company anticipates granting 326,600 options to non-executive employees of the Company with an exercise price equal to the initial public offering price. These options will be subject to a five-year vesting schedule providing that 20% of such options will vest annually. In addition, the Company intends to issue 4,200 compensatory options to each of the three non-employee directors immediately subsequent to the Annual Meeting of Stockholders in calendar 1998 and immediately following each subsequent Annual Meeting (to the extent that options remain available therefor under the Stock Option Plan). These options will vest immediately and have an exercise price equal to the fair market value of the Common Stock on the date of grant.


     Recognition and Retention Plan and Trust. The Board of Directors of the Company, on January 22, 1998, adopted the Recognition Plan for directors, selected officers and employees of the Company, and the stockholders of the Company, approved such plan by unanimous written consent on January 22, 1998. The objective of the Recognition Plan is to enable the Company to provide directors, officers and employees with a proprietary interest in the Company as an incentive to contribute to its success.

     The Recognition Plan is administered by the Compensation Committee, which will have the responsibility to hold all Common Stock contributed, or to invest all funds contributed, to a trust created for the Recognition Plan (the "Trust"). The Recognition Plan will remain in effect for a period of ten years or until January 21, 2008, unless it is terminated by the Board of Directors or all assets of the trust are distributed prior to such date.


     The Company has reserved for issuance 500,000 shares of Common Stock under the Recognition Plan. The shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the Trust. If a recipient terminates his or her employment for reasons other than death, disability or retirement, the recipient will forfeit all rights to the allocated shares under restriction. The Company will indemnify the trustees of the Trust for all claims, expenses and liabilities arising out of or related to the exercise of the trustees' powers and the discharge of their duties under the Trust, unless the same is due to the gross negligence or willful misconduct of the Trustee. The Trust may purchase from the Company and/or stockholders thereof additional shares of Common Stock for distribution pursuant to the Recognition Plan. Shares of Common Stock granted pursuant to the Recognition Plan generally will be in the form of restricted stock earned at the rate of 20% per year, subject to continued employment or service as a director, except that all shares will be deemed earned as of the last day of a recipient's employment as a result of death or retirement or, in the event and as of the date of, a Change of Control of the Company, which is defined under the Recognition Plan to mean any change of control of the Company which would be required to be reported by the Company under Regulation 14A of the Exchange Act. Recipients of grants under the Recognition Plan will not be required to make any payment at the time of grant or when the underlying shares of Common Stock become vested.


     For accounting purposes, compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient will be recognized pro rata over the number of years during which the shares vest. The Board of Directors of the Company can terminate the Recognition Plan at any time, and if it does so, any shares not allocated will revert to the Company.

     The Company does not anticipate granting stock awards for shares of Common Stock to directors, executive officers and other key personnel immediately subsequent to the consummation of the Offering but may do so thereafter. It is currently anticipated that stock awards will be made to other officers and key personnel by the committee primarily based on performance, although the committee will be able to consider other factors determined to be relevant in its sole discretion. In addition, pursuant to the Recognition Plan, shares of Common Stock authorized to be awarded by the Recognition Plan will be available to be awarded to non-employee directors of the Company pursuant to a formula that complies with Rule 16b-3 under the Exchange Act. See "Risk
Factors -- Substantial Dilution."


     401(k) Plan. The Company has a 401(k) plan for all employees (the "401(k) Plan"), age 21 or older, with one year of service. The 401(k) Plan is a contributory defined contribution plan which is intended to qualify under
Section 401(k) of the Code. Participants may contribute to the 401(k) Plan by salary reduction of up to 20% of annual compensation for the year. Such contribution defers the employee's earnings up to a maximum of $9,500 in each plan year, indexed annually. The Company may, in its discretion, determine each year to make a matching contribution out of current or accumulated net profit equal to a percentage of the amount deferred by the employee. Although an employee's contributions to the 401(k) Plan are immediately vested, the matching contributions made by the Company become vested at the rate of 20% per year upon the completion of two years of credited service. All funds contributed to the 401(k) Plan are held in a trust maintained by a brokerage firm and investments are made at the direction of the employee. Contributions by the Company to the 401(k) Plan were $14,898 for fiscal 1997. No contributions were made for fiscal 1998.


     Cafeteria Plan. All Company employees who satisfy the conditions for coverage under the insurance benefit plans maintained by the Company are eligible to participate in the Company's Cafeteria Plan, which permits employees to deduct a portion of their gross wages prior to the calculation of federal income tax, FICA and Medicare deductions and state income tax, to be used to pay for the following permissible benefits: group health insurance, life insurance, disability insurance, cancer plan, vision plan, accidental death, dismemberment plan, or dental insurance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Board of Directors established a Compensation Committee on January 22, 1998. The Compensation Committee currently is comprised of Messrs. Byrne and Roush. None of the executive officers of the Company currently serves on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions.


                              CERTAIN TRANSACTIONS

PENDING RECAPITALIZATION


     The Company was organized under the laws of the State of Maryland on December 2, 1997. On January 26, 1998, the Company entered into an Agreement and Plan of Recapitalization with the Principal Stockholders, ICARUS Corporation ("ICARUS MD") and ICARUS Services Limited ("ICARUS UK"), providing for the transfer by the Principal Stockholders of all of their shares of the capital stock of ICARUS MD and ICARUS UK to the Company in exchange for an aggregate of 2,999,000 shares of Common Stock and 100 shares of Series A Preferred Stock of the Company (the "Recapitalization"). See "Description of Capital
Stock -- Preferred Stock." As a result of the Recapitalization, ICARUS MD and ICARUS UK will become wholly-owned subsidiaries of the Company. Following the Recapitalization, ICARUS Nippon will remain a wholly-owned subsidiary of ICARUS UK, and ICARUS Development and Marketing Corporation will remain a wholly-owned subsidiary of ICARUS MD. It is anticipated that the Recapitalization will be consummated immediately prior to the closing of the Offering.

STOCKHOLDER LOANS TO COMPANY

     During fiscal 1992, Mr. Blecker made two loans to the Company in the aggregate amounts of $100,000 and $25,000, respectively. The loans were made pursuant to an unsecured demand promissory note bearing interest at 6.5% per annum. All amounts outstanding under the loans were fully repaid in January 1997.

FUTURE TRANSACTIONS

     Future transactions between the Company and related parties will be approved by a majority of all disinterested directors and will be on terms no less favorable than those which could be obtained from unrelated third parties.


CONTROL BY PRINCIPAL STOCKHOLDERS



     The Principal Stockholders hold 100% of the outstanding Common Stock, and after the Offering will own approximately 60%. Accordingly, the Principal Stockholders will, after the Offering, be in a position to control all matters relating to the Company's business, including the election of the Company's Board of Directors, the acquisition or disposition of assets (in the ordinary course of the Company's business or otherwise), future issuances of Common Stock or other securities of the Company, and the declaration and payment of dividends on the Common Stock. In addition, they may be able to prevent, delay or make more difficult any business combination involving the Company not approved by them. See "Risk Factors -- Control by Principal Stockholders" and "Description of Capital Stock -- Maryland Anti-Takeover Law and Certain Provisions of the Articles of Incorporation."


     The Principal Stockholders of the Company will benefit from this Offering in that a public market will be created for shares of the Company's Common Stock and the Principal Stockholders will have substantial unrealized gain with respect to shares of the Company's Common Stock owned by them following this Offering.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company has adopted provisions in its Articles that eliminate to the fullest extent permissible under Maryland law the liability of its directors to the Company or its stockholders for monetary damages except to the extent that it is proven that the director actually received an improper benefit or profit in money, property or services or the director's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision is designed to ensure that the ability of the Company's directors to exercise their best business judgment in managing the Company's affairs, subject to their continuing fiduciary duties to the Company and its stockholders, is not unreasonably impeded by exposure to potentially high personal costs or other uncertainties of litigation.

     The Articles also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, employee or agent of the Company. Under the terms of the Articles, such indemnification also will be provided to any person who is or was serving at the request of the Company as a director, officer, employee, agent or in certain other capacities of another corporation, partnership, joint venture, trust, employee benefit plan or certain other enterprises. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit the Company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the Board of Directors, provided that the indemnified person provides a written affirmation that he or she has met the standards of conduct necessary for indemnification under applicable law and undertakes to repay the Company if it is ultimately determined that such person was not entitled to indemnification.

     The rights of indemnification provided in the Company's Articles are not exclusive of any other rights which may be available under the Articles or Bylaws of the Company, any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the Articles authorize the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or with another entity at the request of the Company, whether or not the Company would have the power to provide indemnification to such person. The Company intends to obtain director and officer liability insurance coverage.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 30, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby by (i) each person known by the Company to be the beneficial owner of more than 5.0% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Executive Officers named in the Summary Compensation Table and (iv) all executive officers and directors as a group.



                                                  SHARES BENEFICIALLY         SHARES BENEFICIALLY
                                                     OWNED PRIOR TO               OWNED AFTER
                                                        OFFERING                    OFFERING
                                                 ----------------------      ----------------------
                  NAME(1)                         NUMBER        PERCENT       NUMBER        PERCENT
-------------------------------------------      ---------      -------      ---------      -------
Herbert G. Blecker(2)......................      2,910,000        97.0%      2,910,000       58.2%
Eunice E. Blecker(2).......................         90,000         3.0          90,000        1.8
William F. Geritz, III.....................             --          --              --         --
James J. Byrne.............................             --          --              --         --
J. Edward Beck, Jr. .......................             --          --              --         --
Gary M. Roush..............................             --          --              --         --
All directors and executive officers as a
  group (seven persons)(3).................      3,000,000       100.0%      3,000,000       60.0%


---------------


     (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. The Company believes, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The address of each beneficial owner is 600 Jefferson Plaza, Fifth Floor, Rockville, Maryland 20852, except that the address for Mr. Roush is c/o Capital Accounting, 1299 Pennsylvania Avenue, N.W., Washington, D.C. 20005, the address for Mr. Beck is c/o Bitrek Corporation, 330 East Ninth Street, P.O. Box 510, Waynesboro, Pennsylvania 17268, and the address for Mr. Byrne is c/o Byrne Technology Partners, Ltd., One Galleria Tower, Suite 500, 13355 Noel Road, Dallas, Texas 75240.


     (2) The number of shares shown in the table for each of Mr. Blecker and Mrs. Blecker excludes the number of shares beneficially owned by the other. In addition, the number of shares shown in the table for each of Mr. Blecker and Mrs. Blecker includes 1,000 shares of Common Stock which are currently issued and outstanding as well as shares issuable pursuant to the Recapitalization (which also includes 100 shares of Series A Preferred Stock). See "Certain Transactions -- Pending Recapitalization."


     (3) Options to purchase approximately 554,600 shares of Common Stock are expected to be granted to a number of the Company's executive officers and other employees prior to the Offering, with the exercise price to be set at the initial public offering price set forth on the cover page of this Prospectus. These options will be subject to a five-year vesting schedule, with 20% of such options vesting annually. After giving effect to the complete vesting of such options, and assuming the Company issues no further shares of Common Stock or common share equivalents, the executive officers and other employees of the Company, other than Herbert G. Blecker and Eunice E. Blecker, will hold beneficial ownership of approximately 8.7% of the Common Stock of the Company, on a diluted basis.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

COMMON STOCK


     As of April 30, 1998, there were 1,000 shares of Common Stock outstanding. Upon the Recapitalization, the Company will issue an aggregate of 2,999,000 shares of Common Stock (in addition to 100 shares of Series A Preferred Stock) to Mr. Blecker and Mrs. Blecker in exchange for all of the outstanding common stock of ICARUS Corporation and ISL. See "Certain Transactions -- Pending Recapitalization."


     Dividends. Subject to the prior rights of the holders of any shares of preferred stock that may be outstanding, the Company may pay dividends as declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors.

     Voting Rights. Except as provided in any resolution or resolutions adopted by the Board of Directors establishing any series of Preferred Stock, the holders of Common Stock possess exclusive voting rights in the Company. Each holder of shares of Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders.

     Liquidation. Subject to the prior rights of the holders of any shares of Company Preferred Stock that may be outstanding, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Common Stock would generally be entitled to receive pro rata, after payment of all debts and liabilities of the Company, all remaining assets of the Company available for distribution.

     Preemptive Rights; Redemption. Holders of the Common Stock do not have any preemptive rights with respect to any shares of capital stock of the Company. In addition, the Common Stock is not subject to any redemption provisions.

PREFERRED STOCK

     The Company is authorized to issue 5,000,000 shares of undesignated, "blank check" Preferred Stock, of which 100 shares of Series A Preferred Stock will be outstanding following consummation of the Recapitalization. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The Preferred Stock may be issued in distinctly designated series, may be convertible into Common Stock and may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, the issuance of Preferred Stock could adversely affect the voting and other rights of holders of Common Stock.

     Following consummation of the Recapitalization, there will be 100 shares of Series A Preferred Stock issued and outstanding and held beneficially and of record by the Bleckers. The shares of the Series A Preferred Stock rank senior to the Common Stock as to rights upon liquidation, but are not entitled to any dividends, are non-redeemable, have no voting rights, no registration rights and no sinking fund is to be established for their retirement. The Series A Preferred Stock was issued solely to facilitate the Recapitalization under applicable law.

     The authorized but unissued shares of Preferred Stock and the authorized but unissued and unreserved shares of Common Stock are available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as otherwise required to approve a transaction in which the additional authorized shares of Preferred Stock would be issued or as may be required by the NASD to maintain the quotation of the Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") National Market no stockholder approval would be required for the issuance of these shares. The issuance of Common or Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. Except for this Offering, the Recapitalization and shares reserved for issuance pursuant to the Company's employee stock benefit plans, the Company has no current plans to issue any shares of Common or Preferred Stock.

MARYLAND ANTI-TAKEOVER LAW AND CERTAIN PROVISIONS OF THE ARTICLES OF
INCORPORATION

     General. The following discussion is a general summary of certain provisions of the Maryland General Corporation Law and the Articles of the Company, which may be deemed to have an anti-takeover effect. The following description of certain of the provisions of the MGCL and the Articles of the Company is necessarily general and reference should be made in each case to the Articles which are set forth as an exhibit to the Company's Registration Statement filed with the Commission and the applicable provisions of the MGCL. See "Available Information." Capitalized terms not otherwise defined shall have the meanings set forth in the Articles.

     Maryland General Corporation Law. The MGCL maintains certain provisions that may have the effect of delaying, deterring or preventing a change of control of the Company. Section 3-701 and following sections state that control shares (defined as shares of stock of a corporation owned by a person or as to which such person is entitled to vote within the ranges of 20% to 33%, 33% or more but less than 51%, or 51% or more of all voting power) acquired in a control share acquisition (defined as the acquisition of, or power to vote, such shares) have no voting rights except to the extent approved by stockholders at a special meeting called for such purpose by the affirmative vote of two-thirds of all the votes entitled to be cast on such matter, excluding all shares owned by the person who acquired such control shares. The corporation that is the target of a control share acquisition may, at its option, redeem any or all control shares at their fair value, except for control shares for which voting rights have been previously approved. In addition, if voting rights for control shares are approved at a special meeting held in accordance with the statute and the acquiring person is entitled to exercise or direct the exercise of a majority or more of all voting power, all stockholders of the corporation (other than the acquiring person) have the right to object to such action and seek from the Company payment of fair value for their shares, which amount may not be less than the highest price paid by the acquiring person for his or her shares in the control share acquisition. This statute may have the effect of discouraging persons from acquiring large blocks of Company Common Stock. Article X.D. of the Company's Articles expressly excludes the Blecker Interest, as defined therein, from the operation of these provisions.

     Section 3-603 of the MGCL also contains a provision which is substantially similar to Article X of the Articles relating to business combinations with related persons. The Company has elected not to be governed by this provision of the MGCL.

     Nominations and Stockholder Proposals. Article VII.D. of the Company's Articles governs nominations for election to the Board of Directors, and requires all nominations for election to the Board of Directors other than those made by the Board to be made by a stockholder who has complied with the notice provisions of such section. Article IX.C. of the Articles provides that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. Business may be brought before the meeting by or at the direction of the Board of Directors or otherwise must be properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. In both instances, written notice of a stockholder nomination or stockholder proposal must be communicated to the attention of the Company's Secretary and either delivered to, or mailed and received at, the principal executive offices of the Company for the first annual meeting after the filing of the Articles, before the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders, and thereafter, not less than 60 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company. Each such notice shall include specified matters set forth in the Articles.

     The procedures regarding stockholder nominations and stockholder proposals will provide the Board of Directors with the information which will be necessary to evaluate a stockholder nominee to the Board and stockholder proposals and other relevant information, such as existing stockholder support for a nominee or business proposal, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting.

     Special Meetings of Stockholders. Article IX of the Company's Articles provides that special meetings of the Company's stockholders, for any purpose or purposes, may only be called by the Chairman of the Board, the President or a majority of the whole Board of Directors and a majority of the Continuing Directors (generally, those directors at the time of effectiveness of the Articles and those directors who are not affiliated with the Related Person and who are elected as directors prior to the time the Related Person (as defined below) became such, or those directors who are unaffiliated with a Related Person and who are designated as Continuing Directors before their initial election by a majority of the other Continuing Directors), or by holders of not less than majority of all votes entitled to be cast on any issue proposed to be considered at such special meeting. A "Related Person" is defined generally to include any person, partnership, corporation, group or other entity (other than Mr. Blecker, Mrs. Blecker or any of Mr. Blecker's relatives, or the Company) who is the beneficial owner of 10% or more of the shares of the Company entitled to vote generally in an election of directors ("Voting Shares"). This provision will make it more difficult for stockholders to take action opposed by the Board of Directors.

     Business Combinations. Article X of the Articles governs any proposed "Business Combination" (defined generally to include certain sales, purchases, exchanges, leases, transfers, dispositions or acquisitions of assets, mergers or consolidations, or certain reclassifications of securities of the Company) between the Company, on the one hand, and a Related Person, on the other hand.

     In general, Article X provides that if certain specified conditions are not met, then the Company may not become a party to any Business Combination without the prior affirmative vote at a meeting of the Company's stockholders by the holders of at least 80% of the Voting Shares, voting separately as a class, and by an Independent Majority of Stockholders (generally, the holders of a majority of the outstanding Voting Shares that are not beneficially owned, directly or indirectly, by a Related Person or any affiliate or associate thereof). If such approval were obtained, the specified conditions would not have to be met. Such conditions also would not have to be met if the Board of Directors approved the Business Combination.

     Article X is intended to provide minimum safeguards for stockholders who do not accept a takeover attempt and continue to hold their shares after the attempt succeeds and the control of the Company is required by a Related Person.

     However, Article X would not restrict another company that merely desired to exercise control over the Company and did not intend to effect a subsequent Business Combination. Moreover, these provisions may not apply to an attempted combination with a person not a Related Person, including Mr. Blecker, Mrs. Blecker or any "Blecker Interest" (generally, descendants of Mr. Blecker or any person holding Voting Shares for the benefit of Mr. Blecker, Mrs. Blecker or the descendants of Mr. Blecker). If, however, another company obtaining control over the Company were not willing to meet the price and other conditions of Articles X, the holders of more than one-fifth of the outstanding Voting Shares could block a Business Combination supported by the remaining stockholders. The result is that Business Combinations favored by a majority of stockholders might not be approved. Article X might also discourage a tender offer for the Company's stock because of the resulting need either to observe the minimum price requirements or to obtain an 80% stockholder vote as a precondition to any subsequent Business Combination. This might have the effect of preventing temporary fluctuations in the market price of the stock of the Company that could result from actual or rumored takeover attempts.

     Amendment of Articles. Article XI of the Company's Articles provides that any amendment of the Articles must be first approved by a majority of the Board of Directors and thereafter by the holders of two-thirds of the shares of the Company entitled to vote in an election of directors, but the approval of 75% of the shares of the Company entitled to vote in an election of directors is required for any amendment to Articles VI (pre-emptive rights), VII (directors), VIII (indemnification), IX (relating to meetings of stockholders), and XI (amendments to the Articles and Bylaws). In addition, Article X.E. of the Company's Articles provides that Article X may not be changed, amended or repealed without the affirmative vote of the holders of at least 80% of the Voting Shares and by an Independent Majority of Stockholders. However, any change, amendment or repeal to Article X of the Company's Articles approved by two-thirds of the whole Board of Directors and a majority of the Continuing Directors is not subject to the approval requirements of Article X.E.

     Anti-Takeover Effects. The Board of Directors believes that the foregoing provisions in the Articles are prudent and, together with applicable state law, will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Company. The Board of Directors believes that these provisions are in the best interests of the Company and its stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its current and future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and where the transaction is in the best interests of all stockholders.

     Despite the Board of Directors' belief as to the benefits to the Company's stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages. The Board of Directors of the Company is not currently aware of any effort that might be made to acquire control of the Company.

     Certain Benefit Plan Provisions. In addition to the above provisions, the Company's Stock Option Plan provides that, in the event of a change in control of the Company, any outstanding options would become immediately exercisable. The Company's Recognition Plan also provides that in the event of any change in control of the Company, all shares of Common Stock subject to a plan share award shall be deemed earned as of the date of the Change of Control. Such provisions, to the extent they increase the cost of any acquisition of control, could be deemed to have an anti-takeover effect. See "Management -- Stock Plans -- 1998 Stock Option Plan" and "Recognition and Retention Plan and Trust."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Registrar and Transfer Company, Cranford, New Jersey.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to this Offering, there has been no market for the Common Stock of the Company. Sales of substantial shares of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock prevailing from time to time.



     Upon completion of this Offering, the Company will have 5,000,000 shares of Common Stock outstanding. Of these shares, all of the shares sold in this Offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company as that term is defined by the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. On the date of this Prospectus, 3,000,000 "control shares" as defined in Rule 144 will be outstanding. All of said shares will become available for sale in reliance upon Rule 144 one year after the date of the Recapitalization.


     The Company and each of the Principal Stockholders have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Hoak Breedlove Wesneski & Co. Hoak Breedlove Wesneski & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. In addition, the Principal Stockholders have agreed with the Company not to sell, transfer, assign, pledge or hypothecate any of their shares of Common Stock for a period of two years from the effective date of this Offering.


     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding; or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Subject to the contractual restrictions described above, "144(k) shares" may therefore be sold immediately upon the completion of this Offering.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.


     The Company anticipates that prior to the date of this Prospectus, options to purchase 554,600 shares of Common Stock will be outstanding. Shortly after this Offering, the Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the Company's stock plans. See "Management -- Executive
Compensation -- Stock Plans." Shares of Common Stock issued upon exercise of options under the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to Affiliates and subject to the contractual restrictions described above. The options to be granted will vest annually over a five-year period.

                                  UNDERWRITING


     The Underwriters named below, represented by Hoak Breedlove Wesneski & Co. and Laidlaw Global Securities, Inc., have severally agreed, subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), by and between the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock if they purchase any.



                                                               NUMBER
                        UNDERWRITER                           OF SHARES
------------------------------------------------------------  ---------
Hoak Breedlove Wesneski & Co. ..............................
Laidlaw Global Securities, Inc. ............................

                                                              ---------
  Total.....................................................  2,000,000
                                                              =========



     The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $       per share; and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $       per share to certain other dealers. After the completion of the initial distribution, the public offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.



     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 300,000 additional shares of Common Stock, to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.



     The Company has agreed to pay the Representatives a non-accountable expense allowance of two percent (2.0%) of the gross proceeds of the Offering, which will include proceeds derived from any exercise of the over-allotment option. The Representatives' expenses in excess of the non-accountable expense allowance, including their legal expenses, will be borne by the Representatives.



     Up to ten percent (10%) of the shares of Common Stock in this Offering (exclusive of shares subject to the over-allotment option) have been reserved for sale, at the initial public offering price, to such persons as the Company shall direct. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such shares.


     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriter may be required to make in respect thereof.

     The Principal Stockholders have agreed that, for a period of 180 days from the date of this Prospectus, they will not offer, sell or otherwise dispose of any shares of their Common Stock or options to acquire shares of Common Stock without the prior written consent of Hoak Breedlove Wesneski & Co. The Company has agreed not to sell any shares of Common Stock or any other securities convertible into shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Hoak Breedlove Wesneski & Co., except that the Company may, without consent, issue equity securities in connection with acquisitions and grant stock options pursuant to the Company's stock option plans or issue shares of Common Stock upon exercise of outstanding stock options.



     The Representatives have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the shares of Common Stock offered hereby.



     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.



     Certain persons participating in this Offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the Offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.



     Pursuant to an understanding between the Company and Hoak Breedlove Wesneski & Co. ("HBW"), prior to this Offering HBW had the right to approve two independent directors to the Company's Board of Directors. HBW approved the nomination of Messrs. Beck and Byrne to the Board, neither of which had any prior relationship with the Company.



     HBW was formed in 1996 by the combination of two investment banks. The founders and senior professionals of HBW have substantial backgrounds in investment banking, principal investing and corporate management. HBW has served as a co-manager of several other public offerings.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas, is acting as counsel for the Underwriters in connection with certain legal matters relating to the Offering.

                                    EXPERTS


     The Consolidated Balance Sheets of the Company as of April 30, 1997 and 1998 and the related Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for the years ended April 30, 1996, 1997 and 1998, included in this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report, which is included elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company, which is not currently a reporting company, has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. Copies of the Registration Statement, including exhibits and schedules thereto, and, if the Company becomes a reporting company after the Offering, copies of its periodic reports and proxy materials, may be inspected and copied at the Commission's Public Reference Section at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Copies may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. If the Company is listed on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market after the Offering, such information may also be inspected at the offices of the National Association of Securities Dealers, Inc. ("NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

     After the Offering, the Company intends to furnish its stockholders with annual reports containing financial statements audited and reported upon by independent accountants and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.


     "QUESTIMATE," "ICARUS 2000," ICARUS Mentor logo design, "ICARUS" and design, "ICARUS PROCESS EVALUATOR," and "ICARUS" are registered trademarks of the Company. "COST" and design, "ARCHES" and design, "Questimate," "ICARUS 2000," "ICARUS," "ICARUS PROCESS EVALUATOR," and "ICARUS" and design are registered service marks of the Company. The Company has filed an application for the federal trademark registration of, and claims a trademark in, "ICARUS PROJECT MANAGER" and design. The Company claims a service mark in, and has filed an application for the federal registration of, "ICARUS PROJECT MANAGER" and design. The Company claims and has obtained a federal copyright registration for the work entitled "ICARUS PROCESS SYSTEMS PIPING AND INSTRUMENTATION DRAWINGS." All other trademarks or service marks referred to in this Prospectus are the property of their respective owners.

                           ICARUS INTERNATIONAL, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Report of Independent Public Accountants....................    F-2
Consolidated Balance Sheets as of April 30, 1997 and 1998...    F-3
Consolidated Statements of Operations for the Years Ended
  April 30, 1996, 1997 and 1998.............................    F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended April 30, 1996, 1997, and 1998................    F-5
Consolidated Statements of Cash Flows for the Years Ended
  April 30, 1996, 1997, and 1998............................    F-6
Notes to Consolidated Financial Statements..................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Directors
ICARUS International, Inc.


     We have audited the accompanying consolidated balance sheets of ICARUS International, Inc. (the Company) as of April 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended April 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of ICARUS International, Inc., as of April 30, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended April 30, 1998, in conformity with generally accepted accounting principles.


/s/  GRANT THORNTON LLP
Vienna, Virginia

June 26, 1998

                           ICARUS INTERNATIONAL, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                              APRIL 30,    APRIL 30,
                                                                 1997         1998
                                                              ----------   ----------
                                       ASSETS
Current Assets
  Cash and cash equivalents.................................  $1,716,371   $1,519,112
  Accounts receivable, net..................................   1,992,571    2,263,976
  Prepaid expenses and other current assets.................     174,721      193,836
                                                              ----------   ----------
     Total Current Assets...................................   3,883,663    3,976,924
Property and Equipment, net.................................     401,899      756,314
Deferred Offering Costs.....................................     245,160      907,672
Other Noncurrent Assets.....................................      23,376      332,777
                                                              ----------   ----------
     Total Assets...........................................  $4,554,098   $5,973,687
                                                              ----------   ----------
Current Liabilities
  Accounts payable..........................................  $  228,603   $  594,803
  Accrued payroll and related costs.........................     439,581      559,455
  Current maturities under capital lease obligations........       1,630       23,410
  Income taxes payable......................................     165,840      333,512
  Deferred income taxes.....................................     284,417      206,483
  Deferred revenue..........................................   1,667,453    1,938,141
                                                              ----------   ----------
     Total Current Liabilities..............................   2,787,524    3,655,804
Deferred Revenue, less current portion......................     634,033      463,411
Capital Lease Obligations, less current portion.............       5,159       59,496
Commitments and Contingencies...............................          --           --
Stockholders' Equity
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized, 100 shares issued and outstanding..........           1            1
  Common stock, $.01 par value; 20,000,000 shares
     authorized, 3,000,000 shares issued and outstanding....      30,000       30,000
  Additional paid-in capital................................      10,357       11,357
  Retained earnings.........................................   1,100,439    1,762,674
  Cumulative translation adjustment.........................     (13,415)      (9,056)
                                                              ----------   ----------
     Total Stockholders' Equity.............................   1,127,382    1,794,976
                                                              ----------   ----------
     Total Liabilities and Stockholders' Equity.............  $4,554,098   $5,973,687
                                                              ----------   ----------


          See accompanying notes to consolidated financial statements.

ICARUS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                   YEAR ENDED APRIL 30,
                                                           ------------------------------------
                                                              1996         1997         1998
                                                           ----------   ----------   ----------
Revenue
  Software license revenue...............................  $3,811,905   $5,164,907   $6,947,429
  Maintenance fee and other revenue......................   1,866,088    2,174,124    2,189,215
                                                           ----------   ----------   ----------
Total Revenue............................................   5,677,993    7,339,031    9,136,644
Operating Expenses
  Cost of software license revenue.......................     266,296      419,059      349,841
  Cost of maintenance fee and other revenue..............     577,542      561,642      728,470
  Selling and marketing..................................   2,219,696    2,625,840    3,450,223
  Research and development...............................   1,228,686    1,325,881    1,949,996
  General and administrative.............................   1,102,308    1,376,951    1,626,462
                                                           ----------   ----------   ----------
Total Operating Expenses.................................   5,394,528    6,309,373    8,104,992
                                                           ----------   ----------   ----------
Income from Operations...................................     283,465    1,029,658    1,031,652
                                                           ----------   ----------   ----------
Interest Income, net.....................................      20,649       45,575       92,563
Other (Expense) Income...................................        (150)          --       (2,943)
                                                           ----------   ----------   ----------
Income Before Income Taxes...............................     303,964    1,075,233    1,121,272
Provision for Income Taxes...............................     111,024      418,804      459,037
                                                           ----------   ----------   ----------
Net Income...............................................  $  192,940   $  656,429   $  662,235
                                                           ----------   ----------   ----------
Earnings Per Share, Basic and Diluted....................  $     0.06   $     0.22   $     0.22
                                                           ----------   ----------   ----------
Weighted Average Shares Outstanding, Basic and Diluted...   3,000,000    3,000,000    3,000,000
                                                           ----------   ----------   ----------


          See accompanying notes to consolidated financial statements.

ICARUS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                       ADDITIONAL                CUMULATIVE        TOTAL
                                 PREFERRED   COMMON     PAID-IN      RETAINED    TRANSLATION   STOCKHOLDERS'
                                   STOCK      STOCK     CAPITAL      EARNINGS    ADJUSTMENT       EQUITY
                                 ---------   -------   ----------   ----------   -----------   -------------
Balance as of April 30, 1995...     $1       $30,000    $10,157     $  251,070    $(10,688)     $  280,540
Issuance of Common Stock.......     --            --        200             --          --             200
Translation Adjustment.........     --            --         --             --     (11,769)        (11,769)
Net Income.....................     --            --         --        192,940          --         192,940
                                    --       -------    -------     ----------    --------      ----------
Balance as of April 30, 1996...      1        30,000     10,357        444,010     (22,457)        461,911
Translation Adjustment.........     --            --         --             --       9,042           9,042
Net Income.....................     --            --         --        656,429          --         656,429
                                    --       -------    -------     ----------    --------      ----------
Balance as of April 30, 1997...      1        30,000     10,357      1,100,439     (13,415)      1,127,382
Issuance of Common Stock.......     --            --      1,000             --          --           1,000
Translation Adjustment.........     --            --         --             --       4,359           4,359
Net Income.....................     --            --         --        662,235          --         662,235
                                    --       -------    -------     ----------    --------      ----------
Balance at April 30, 1998......     $1       $30,000    $11,357     $1,762,674    $ (9,056)     $1,794,976
                                    --       -------    -------     ----------    --------      ----------


          See accompanying notes to consolidated financial statements.

ICARUS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  YEAR ENDED APRIL 30,
                                                          -------------------------------------
                                                            1996         1997          1998
                                                          ---------   -----------   -----------
Increase (Decrease) in Cash and Cash Equivalents
Cash Flows from Operating Activities
  Net income............................................  $ 192,940   $   656,429   $   662,235
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Depreciation and amortization......................    174,372       182,362       231,377
     Loss on disposal of property.......................         --            --         1,572
     Deferred income taxes..............................     59,700       222,839       (99,288)
     Changes in assets and liabilities
     Accounts receivable................................   (442,312)     (360,404)     (261,556)
          Prepaid expenses and other assets.............    (64,328)     (365,315)     (998,111)
          Accounts payable and accrued expenses.........    193,115        20,727       486,258
          Income taxes payable..........................    (10,007)      131,241       166,532
          Deferred revenue..............................    415,515       723,866        99,139
                                                          ---------   -----------   -----------
Net Cash Provided by Operating Activities...............    518,995     1,211,745       288,158
                                                          ---------   -----------   -----------
Cash Flows from Investing Activities
  Purchase of property and equipment....................   (215,476)     (249,635)     (532,292)
  Proceeds from sale of property and equipment..........         --            --        27,300
                                                          ---------   -----------   -----------
Net Cash Used in Investing Activities...................   (215,476)     (249,635)     (504,992)
                                                          ---------   -----------   -----------
Cash Flows from Financing Activities
  Issuance of common stock..............................        200            --         1,000
  Capital lease payments................................       (431)       (1,681)       (7,770)
  Repayment of notes payable............................         --      (105,375)           --
                                                          ---------   -----------   -----------
Net Cash Used in Financing Activities...................       (231)     (107,056)       (6,770)
                                                          ---------   -----------   -----------
Effect of Exchange Rate Changes on Cash.................    (22,648)       49,626        26,345
                                                          ---------   -----------   -----------
Net Increase in Cash and Cash Equivalents...............    280,640       904,680      (197,259)
Cash and Cash Equivalents, Beginning of Period..........    531,051       811,691     1,716,371
                                                          ---------   -----------   -----------
Cash and Cash Equivalents, End of Period................  $ 811,691   $ 1,716,371     1,519,112
                                                          ---------   -----------   -----------
Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes..............................  $  61,331   $    63,522   $   394,350
                                                          ---------   -----------   -----------
Cash paid for interest..................................  $      --   $     4,922   $     6,328
                                                          ---------   -----------   -----------


          See accompanying notes to consolidated financial statements.

                           ICARUS INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting principles applied in the preparation of the consolidated financial statements follows:

  Formation of Holding Company and Recapitalization


     ICARUS International, Inc., was formed December 2, 1997, to be a newly created holding company for its two wholly owned subsidiaries, ICARUS Corporation (a Maryland corporation) and ICARUS Services, Limited (a United Kingdom private limited company). Upon formation, 1,000 shares of common stock were issued by the newly created holding company. ICARUS International, Inc., and its subsidiaries are collectively referred to herein as "the Company." In conjunction with the filing of a registration statement relating to an initial public offering (see Note L), and immediately prior to the effective date of such offering, ICARUS International, Inc., will issue an aggregate of 2,999,000 shares of a total of 20,000,000 newly authorized shares of common stock, and 100 shares of a total of 5,000,000 newly authorized preferred stock, in exchange for all the outstanding shares of capital stock of the subsidiaries (the Recapitalization).


     The accompanying financial statements, including stockholders' equity and per share amounts, give retroactive effect to the Recapitalization for all periods presented.

  Nature of Operations

     The Company develops and markets project modeling software and services internationally. The Company's principal products are used in the conceptual design, estimating, scheduling, cost determination and cost tracking in the construction of facilities in chemical processing, energy producing, petrochemical, pharmaceutical, food, pulp and paper and related industries. The Company's services include maintenance, application consulting services on a contract basis and training courses.

  Principles of Consolidation


     The accompanying consolidated financial statements include the accounts of ICARUS International, Inc., and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.


  Cash and Cash Equivalents

     Cash and cash equivalents are stated at cost, which approximates market, and consists of short-term, highly liquid investments with original maturities of less than three months.

  Fair Value of Financial Instruments


     The recorded amounts of cash and cash equivalents, accounts receivable and accounts payable at April 30, 1997 and 1998 approximate fair value in accordance with Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments," due to the relatively short period of time between origination of the instruments and their expected realization.

                           ICARUS INTERNATIONAL, INC.

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Depreciation and Amortization

     The Company provides for depreciation and amortization, computed using the straight-line and declining-balance methods, by charges to operations in amounts estimated to allocate the cost of the assets over their estimated useful lives as follows:


                    ASSET CLASSIFICATION                      ESTIMATED USEFUL LIFE
                    --------------------                      ---------------------
Computer equipment..........................................  3-5 Years
Purchased software programs.................................  3 Years
Furniture and fixtures......................................  7 Years
Leasehold improvements......................................  Life of Lease
Capital leases..............................................  Life of Lease or Asset



  Deferred Costs



     The Company accounts for expenditures, principally legal and accounting fees in connection with preparation to sell stock in an initial public offering, as capitalized and deferred until an offering occurs. At that time, the costs will be netted against capital raised in the offering. Should the Company be unsuccessful in completing the offering, such costs will be expensed at that time.


  Revenue Recognition

     The Company recognizes revenue from product licensing agreements in accordance with the American Institute of Certified Public Accountants Statement of Position No. 91-1, "Software Revenue Recognition" (SOP 91-1).

     The Company typically licenses its products pursuant to single-year and multi-year noncancelable agreements. Revenue from software license agreements is recognized upon execution of a contract and shipment of the software, provided that no significant vendor obligations remain and collection is probable. For recurring one-year license fees, revenue is recognized on the contract renewal date. For multi-year agreements, revenue is recognized ratably over the multi-year period on each successive anniversary date. Customer payment terms vary. Amounts collected in advance of satisfying revenue recognition criteria are classified as current and long-term deferred revenue in the accompanying balance sheets.

     Maintenance fee revenue is recognized ratably over the support period, which is generally one year. Such revenue includes amounts bundled with initial license fee arrangement for which separate prices have been derived based upon the Company's historical retail pricing for separate arrangements.

     Consulting and training revenue is recognized as the related services are performed.

     Accounts receivable arising from sale of software license agreements, maintenance, training and other services are due from customers 30 days from the date invoiced. Provision for returns and uncollectible accounts has been determined based upon the Company's past experience.

  Computer Software Development Costs

     Development costs relating to new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established, after which additional costs would be capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." Historically, the Company has not incurred material software development

                           ICARUS INTERNATIONAL, INC.

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

costs following the establishment of technological feasibility, and therefore no costs have been capitalized as of April 30, 1998.


  Research and Development Costs

     The Company expenses research and development costs as incurred, including costs relating to strategic technology arrangements.

  Foreign Currency Translation

     The financial position and results of operations of the Company's foreign affiliates are translated using the local currency as the functional currency. Assets and liabilities of the affiliates are translated at the exchange rate in effect at year-end. Income statement accounts are translated at the average rate of exchange rates prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in the cumulative translation adjustment account in stockholders' equity. Gains and losses resulting from foreign currency transactions are included in operations and are not material for any of the periods presented.

  Stock-Based Compensation Costs

     SFAS No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record stock-based employee compensation plans at their fair value. The Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for employee stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the exercise price an employee must pay to acquire the stock.

  Earnings Per Share


     In 1997, the Financial Accounting Standards Board issued Accounting Standards No. 128 (SFAS 128), "Earnings Per Share." This statement replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15. In complying with the requirements of SFAS No. 128, the Company has restated all prior period EPS data.


  Recently Issued Accounting Standards


     The Financial Accounting Standards Board recently issued three new accounting standards that will affect the Company's financial reporting methods. Under SFAS No. 130, the Company will be required to display an amount representing total comprehensive income and its components in the financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Under SFAS No. 131, the Company will be required to report certain information about its operating segments in its interim and annual financial statements, and certain information about its products and

                           ICARUS INTERNATIONAL, INC.

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

services, the geographic areas where it operates and its major customers. In the initial year of application, comparative information for earlier years is to be restated. Under SFAS No. 132, companies will be required to revise current disclosure relating to employers' pension and other retiree benefits. Implementation of this disclosure standard will not affect the Company's financial position or results of operations. SFAS Nos. 130, 131, and 132 are effective for the Company's fiscal year 1999.


     The American Institute of Certified Public Accountants released Statement of Position 97-2 "Software Revenue Recognition" (SOP 97-2), which supersedes SOP 91-1. The new SOP 97-2 will be effective for all transactions entered into by the Company in fiscal year 1999. The new SOP 97-2 requires, among other things, that revenue should be recognized when there is persuasive evidence of an existing arrangement, delivery has occurred, the fees charged are fixed or determinable and collectibility is probable. Additionally, SOP 97-2 provides further that for those arrangements which consist of multiple elements such as upgrades, enhancements and post-contract support, the fees charged must be allocated to each element of the arrangement based upon vendor-specific objective evidence of fair value, which is limited to a price charged when the element is sold separately or the price for the element established by management being the relevant authority. The effective date of this provision of the statement has been deferred for one year. The Company currently recognizes revenue on license agreements when all the conditions described above have been met, and revenue on multi-year license agreements typically is not recognized until such time that payments from customers becomes due (the anniversary date). Additionally, the Company historically has allocated fees between elements of its arrangements based upon established prices charged for those elements when sold separately. In management's opinion, the impact of SOP 97-2 is not expected to be material.

  Using Estimates in Preparing Financial Statements

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications


     Certain prior year amounts have been reclassified to conform to 1998 presentations.


  Concentration of Revenue in the Chemical and Petroleum Refining Industries

     The Company derives a substantial majority of its revenue from software licenses to companies in the chemical and petroleum refining industries, which are highly cyclical. Accordingly, the Company's future success is dependent upon the continued demand for computer-aided chemical engineering software by companies in these industries. The Company believes that economic downturns in the United States, Europe, Japan and Asia and pricing pressures experienced by chemical and petroleum companies in connection with cost containment measures have led to delays and reductions in certain capital and operating expenditures by many of such companies worldwide. The Company's revenue has in the past been, and may in the future be, subject to substantial period-to-period fluctuations as a consequence of such industry patterns, general domestic and foreign economic conditions and other factors affecting spending in the chemical and petroleum refining industries. There can be no assurance that such factors will not have a material, adverse effect on the Company's business, operating results and financial condition.

                           ICARUS INTERNATIONAL, INC.

NOTE B -- ACCOUNTS RECEIVABLE

     The following is a summary of accounts receivable:


                                                              APRIL 30,    APRIL 30,
                                                                 1997         1998
                                                              ----------   ----------
Trade receivables...........................................  $2,109,745   $2,325,361
Other receivables...........................................       1,621       26,071
Less allowance for returns and uncollectible accounts.......    (118,795)     (87,456)
                                                              ----------   ----------
                                                              $1,992,571   $2,263,976
                                                              ==========   ==========


NOTE C -- PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment:


                                                              APRIL 30,     APRIL 30,
                                                                1997          1998
                                                             -----------   -----------
Furniture and fixtures.....................................  $   855,447   $   876,895
Computer equipment.........................................      791,206     1,006,781
Leasehold improvements.....................................       35,874       224,128
Software...................................................      112,886       145,771
Capital lease -- software and equipment....................        9,918        89,918
                                                             -----------   -----------
                                                               1,805,331     2,343,493
Accumulated depreciation...................................   (1,403,432)   (1,587,179)
                                                             -----------   -----------
Net property and equipment.................................  $   401,899   $   756,314
                                                             -----------   -----------



     Depreciation expense on property and equipment for the years ended April 30, 1996, 1997 and 1998, was approximately $173,000, $175,000 and $231,000 respectively.


NOTE D -- OTHER NONCURRENT ASSETS

     The following is a summary of other Noncurrent Assets:


                                                              APRIL 30,   APRIL 30,
                                                                1997        1998
                                                              ---------   ---------
Lease Deposit...............................................  $     --    $300,000
Other.......................................................    23,376      32,777
                                                              --------    --------
                                                              $ 23,376    $332,777
                                                              --------    --------


NOTE E -- ACCRUED PAYROLL AND RELATED COSTS

     The following is a summary of accrued payroll and related costs:


                                                              APRIL 30,   APRIL 30,
                                                                1997        1998
                                                              ---------   ---------
Accrued leave...............................................  $399,522    $528,764
Other payroll-related costs.................................    40,059      30,691
                                                              --------    --------
                                                              $439,581    $559,455
                                                              --------    --------

                           ICARUS INTERNATIONAL, INC.

NOTE E -- ACCRUED PAYROLL AND RELATED COSTS -- (CONTINUED)
     The accrued leave liability represents cumulative vested but unused employee leave. Effective May 1, 1996, the Company established a maximum accrual limit of 160 hours for any single employee. Prior-year vested amounts exceeding the limit remain vested and payable, but no further accrual will result for any employee until the individual's leave balance falls below the limit.

NOTE F -- RELATED PARTY TRANSACTION

     In 1992, the Company borrowed a total of $125,000 from a shareholder of the Company under two promissory note agreements. The notes, which were repaid during fiscal year 1997, were payable on demand and accrued interest at 6.5% annually.

NOTE G -- RETIREMENT PLAN


     The Company has adopted a 401(k) profit-sharing plan covering all employees at least 21 years of age who have been employed one year and have provided at least 1,000 hours of service. Employees are eligible to enroll in the plan on May 1 and November 1 of each year and may contribute up to 20% of their compensation or the statutory limit. Annual contributions by the employer are discretionary. Contribution expense for the years ended April 30, 1996 and 1997, was $34,406 and $14,898, respectively. No contributions were made for fiscal year 1998.


NOTE H -- COMMITMENTS

  Operating Leases


     In January 1998, the Company signed a ten-year lease agreement for its new corporate headquarters. The lease commenced on April 27, 1998, and will expire in 2008. Base rent on the lease is approximately $600,000 and is subject to fixed annual escalations.



     In addition to the headquarters lease, the Company has other operating lease commitments for office space and equipment expiring through March 2008. Future commitments on operating leases as of April 30, 1998, are as follows:



                   YEAR ENDING APRIL 30,
                   ---------------------
1999........................................................  $  781,000
2000........................................................     772,000
2001........................................................     776,000
2002........................................................     795,000
2003........................................................     684,000
Thereafter..................................................   3,710,000
                                                              ----------
                                                              $7,518,000
                                                              ----------



     Rent expense was approximately $426,000, $445,000, and $591,000 for the years ended April 30, 1996, 1997, and 1998 respectively.


  Capital Lease Obligation


     The Company has capitalized leases for certain office equipment and software. The lease agreements are for periods of up to five years, with monthly lease payments of approximately $3,100.

                           ICARUS INTERNATIONAL, INC.

NOTE H -- COMMITMENTS -- (CONTINUED)
     Minimum lease payments under the capital leases, together with the present value of the net minimum lease payments as of April 30, 1997, are as follows:


                   YEAR ENDING APRIL 30,
                   ---------------------
1999........................................................  $ 36,386
2000........................................................    36,928
2001........................................................    25,404
2002........................................................     2,356
2003........................................................     1,571
                                                              --------
Total minimum lease payments................................   102,645
Less amounts representing interest..........................    19,739
                                                              --------
Present value of net minimum lease payments.................  $ 82,906
                                                              --------



  Business Alliances



     The Company has entered into business alliances with various organizations which provide for the integration of complementary technologies to create new products and marketing capabilities. The terms of the alliances vary, but generally provide for each participant's funding of its own research and development and marketing costs and the ultimate sharing of new product revenue and commissions. Expenses incurred by the Company during the years ended April 30, 1997 and 1998, were $-0- and approximately $195,000, respectively. Revenue and commissions totaling $16,246 have been earned by the Company through April 30, 1998.



  Employment Agreements



     On January 22, 1998, the Company entered into five-year employment agreements with its chief executive officer and executive vice president whereby they shall be entitled to minimum base salaries as well as other employment incentives including discretionary bonuses.



  Stock Option Plan



     On January 22, 1998, the Board of Directors and shareholders adopted the 1998 Stock Option Plan (the Plan). The Plan provides for the granting of incentive stock options to employees of the Company to purchase shares of the Company's common stock at a price equal to the fair market value of the common stock at the date of grant. In addition to the granting of incentive stock options, the Plan also provides for the granting of nonqualified options to employees, non-employee directors, consultants and agents of the Company at a price not less than 85% of the fair market value at the date of grant. Reserved for issuance under the Plan will be 750,000 shares of common stock, of which 554,600 options to purchase such shares of Common Stock will be granted immediately prior to the commencement of the initial public offering, at the offering price.



     All options granted to employees, non-employee directors, consultants and agents of the Company vest and become exercisable at a rate of 20% per year on each annual anniversary of the date on which the option was granted. The Plan expires in January 2008.



  Recognition and Retention Plan and Trust



     On January 22, 1998, the Board of Directors adopted the Recognition and Retention Plan and Trust (the Trust). Under the Trust, the Company may make contributions in cash or shares of common stock to the Trust. All the Trust's assets shall be invested primarily in the Company's common stock. A total of

                           ICARUS INTERNATIONAL, INC.

NOTE H -- COMMITMENTS -- (CONTINUED)

500,000 shares of common stock may be purchased from the Company or its shareholders by the Trust for distribution. A committee appointed by the Board of Directors may grant Plan shares to employee and non-employee directors of the Company.



     Plan share awards shall be earned by a recipient at the rate of 20% of the aggregate number of shares covered by the award as of each anniversary of the date of grant. All Plan shares, together with any shares representing stock dividends, shall be distributed in the form of common stock. One share of common stock shall be given for each Plan share earned and distributable. Payments representing cash dividends shall be made in cash. The Trust expires in January 2008, however, the Trust may be terminated earlier if all benefits have been fully distributed or at the discretion of the Board of Directors.


  Litigation

     In the normal course of business operations, the Company is periodically involved in litigation. Management is of the opinion that the outcome of such pending litigation would not have a material impact on the Company's financial statements.

NOTE I -- INCOME TAXES


     The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting purposes and income tax purposes. The income tax effects of the temporary differences result primarily from the use of accrual basis methods for financial reporting purposes and cash basis methods for income tax filings, net operating loss carryforwards and the use of different tax year-ends in the United Kingdom. It is anticipated that the Company will be required to adopt the accrual basis method for income tax reporting purposes beginning in fiscal year 1999.



     The tax effect of significant temporary differences that gave rise to deferred income taxes as of April 30, 1998, is as follows:



                                                              DEFERRED TAX
                                                               LIABILITY
                                                              ------------
Deferred revenue............................................   $(258,900)
Net operating losses........................................     104,811
Valuation allowance.........................................     (52,394)
                                                               ---------
                                                               $ 206,483
                                                               ---------

                           ICARUS INTERNATIONAL, INC.

NOTE I -- INCOME TAXES -- (CONTINUED)
     The provision (benefit) for income taxes consists of the following:


                                                             YEAR ENDED APRIL 30,
                                                    --------------------------------------
                                                      1996       1997           1998
                                                    --------   --------   ----------------
Current
  Federal.........................................  $ 29,564   $169,147      $ 392,000
  State...........................................     9,526     37,589         85,000
  Foreign.........................................    12,234    (10,771)        81,869
                                                    --------   --------      ---------
                                                      51,324    195,965        558,869
Deferred
  Federal.........................................   (47,000)   (28,000)       (49,000)
  State...........................................    (8,000)    (5,000)       (11,000)
  Foreign.........................................   114,700    255,839        (39,832)
                                                    --------   --------      ---------
                                                      59,700    222,839        (99,832)
                                                    --------   --------      ---------
                                                    $111,024   $418,804      $ 459,037
                                                    --------   --------      ---------


     The provision for income taxes differs from the federal statutory rate because of the following:


                                                              YEAR ENDED APRIL 30,
                                                              ---------------------
                                                              1996    1997    1998
                                                              -----   -----   -----
Federal tax at statutory rate...............................  34.0%   34.0%   34.0%
State income tax, net of federal tax benefit................   4.6     4.6     4.6
Other.......................................................  (2.1)     .3     2.3
                                                              ----    ----    ----
Provision for income taxes..................................  36.5%   38.9%   40.9%
                                                              ----    ----    ----


NOTE J -- REVENUE

     The following is a summary of revenue:


                                                            YEAR ENDED APRIL 30,
                                                   --------------------------------------
                                                      1996         1997          1998
                                                   ----------   ----------   ------------
Software license revenue.........................  $3,880,190   $5,621,988    $6,769,662
Maintenance fees and other revenue...............   1,866,088    1,825,365     2,462,304
Less sales returns and allowances................     (68,285)    (108,322)      (95,322)
                                                   ----------   ----------    ----------
                                                   $5,677,993   $7,339,031    $9,136,644
                                                   ----------   ----------    ----------


NOTE K -- GEOGRAPHIC INFORMATION

     The Company's operations are based worldwide through offices in the United States, the United Kingdom and Japan.

                           ICARUS INTERNATIONAL, INC.

NOTE K -- GEOGRAPHIC INFORMATION -- (CONTINUED)
     Revenue and operating profit shown below are classified according to the location of the office originating the invoicing. Revenue and operating profit classified under the caption "United States" include licensing income from non-U.S. sources.


                                                                         APRIL 30,
                                                           -------------------------------------
                                                              1996         1997         1998
                                                           ----------   ----------   -----------
Revenue
  United States..........................................  $4,672,554   $5,795,198   $7,598,024
  United Kingdom.........................................     833,131    1,267,119    1,031,998
  Japan..................................................     172,308      276,714      506,622
                                                           ----------   ----------   ----------
Total revenue............................................  $5,677,993   $7,339,031   $9,136,644
                                                           ----------   ----------   ----------
Income from operations
  United States..........................................  $   27,073   $  558,360   $  889,558
  United Kingdom.........................................     226,851      584,228      287,314
  Japan..................................................      29,541     (112,930)    (145,220)
                                                           ----------   ----------   ----------
Total income from operations.............................  $  283,465   $1,029,658   $1,031,652
                                                           ----------   ----------   ----------



                                                                         APRIL 30,
                                                           -------------------------------------
                                                              1996         1997         1998
                                                           ----------   ----------   -----------
Identifiable assets
  United States..........................................  $2,258,740   $3,048,361   $4,450,069
  United Kingdom.........................................     594,401    1,209,418      961,966
  Japan..................................................     271,455      296,319      561,652
                                                           ----------   ----------   ----------
                                                           $3,124,596   $4,554,098   $5,973,687
                                                           ----------   ----------   ----------

[INSIDE BACK COVER]

  [In the center of the page is the ICARUS logo of a stylized globe with an "I" embedded in it. The word ICARUS appears under the globe and beneath that, the words "Engineering Business Decisions." Under those words appear the words
                    "Knowledge-Based Engineering Technology."]

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
                               ------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    4
Use of Proceeds.......................   14
Dividend Policy.......................   15
Capitalization........................   15
Dilution..............................   16
Selected Consolidated Financial
  Data................................   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   26
Management............................   42
Certain Transactions..................   49
Principal Stockholders................   52
Description of Capital Stock..........   53
Shares Eligible for Future Sale.......   56
Underwriting..........................   58
Legal Matters.........................   59
Experts...............................   59
Available Information.................   60
Index to Financial Statements.........  F-1


                               ------------------
     UNTIL     , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                2,000,000 SHARES


                                  COMMON STOCK


                                 [ICARUS LOGO]


                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                 HOAK BREEDLOVE
                                 WESNESKI & CO.



                        LAIDLAW GLOBAL SECURITIES, INC.

                                               , 1998

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     ICARUS International, Inc. (the "Company") is a Maryland corporation.
Section 2-405.1(c) of the Maryland General Corporation Law (the "MGCL") states:

          "(c) A person who performs his duties in accordance with the standard provided in this section shall have the immunity from liability described under Section 5-417 of the Courts and Judicial Proceedings Article."

     Section 5-417 of the Maryland Courts and Judicial Proceedings Article states:

          "A person who performs the duties of that person in accordance with the standard provided under Section 2-405.1 of the Corporations and Associations Article has no liability by reason of being or having been a director of a corporation."

     Section 2-418 of the MGCL states:

          "(a) In this section the following words have the meaning indicated.

             (1) "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

             (2) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

             (3) "Expenses" include attorney's fees.

             (4) "Official capacity" means the following:

                (i) When used with respect to a director, the office of director in the corporation; and

                (ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

                (iii) "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

             (5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

             (6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether the civil, criminal, administrative, or investigative.

          (b)(1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

                (i) The act or omission of the director was material to the matter giving rise to the proceeding; and

                    1. Was committed in bad faith; or

                    2. Was the result of active and deliberate dishonesty; or

                (ii) The director actually received an improper personal benefit in money, property, or services; or

                (iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

             (2)(i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

                (ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

             (3)(i) The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

                (ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

          (c) A director may not be indemnified under subsection (B) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that person benefit was improperly received.

          (d) Unless limited by the charter:

             (1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (B) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

             (2) A court of appropriate jurisdiction upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

                (i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

                (ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

             (3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

          (e)(1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

             (2) Such determination shall be made:

                (i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

                (ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which director who are parties may participate; or

                (iii) By the stockholders.

             (3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

             (4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

          (f)(1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

                (i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

                (ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

             (2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

             (3) Payments under this subsection shall be made as provided by the charter, bylaws, or contract or as specified in subsection (e) of this section.

          (g) The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

          (h) This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

          (i) For purposes of this section:

             (1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;


             (2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and


             (3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

          (j) Unless limited by the charter:

             (1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

             (2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

             (3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

          (k)(1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

             (2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

             (3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

          (l) Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the meeting."

     The Articles of Incorporation ("Articles") of the Company also limit the liability of, and provide indemnification to, directors and officers of the Company. Article VIII of the Company's Articles states:

          "A. Limitation of Liability. No director who has performed his or her duties in accordance with the standard set forth in Section 2-405.1 of the MGCL (or any successor provision thereto) shall be personally liable to the Corporation or its stockholders for monetary damages for any act or omission by such director as a director; provided that a director's liability shall not be limited or eliminated to the extent that: (i) it is proved that the director actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the director is entered in a proceeding based on a finding in the proceeding that the director's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. No amendment to or repeal of this Article VIII.A. shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

          B. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be a made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise or employee benefit plan, against liability and expenses (including court costs and attorney's fees), judgments, fines, excise taxes and amounts paid in satisfaction, settlement or compromise actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent authorized by Section 2-418 of the MGCL or any successor provision thereto.

          C. Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Article VIII.B. shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of written affirmation by or on behalf of such person of his good faith belief that he has met the standard of conduct necessary for indemnification under relevant law and a written undertaking to repay such amount if it shall ultimately be determined that the person has not met that standard.

          D.  Other Rights and Remedies.  The indemnification provided by this
     Article VIII shall not be deemed to exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's Articles of Incorporation, any insurance or other agreement, trust fund, letter of credit, surety bond, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person; provided that no indemnification shall be made to or on behalf of an individual if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action as adjudicated and
     (i) were committed in bad faith; or (ii) were the result of active and deliberate dishonesty; or (iii) the director actually received an improper personal benefit in money, property or services; or (iv) in the case of any criminal proceedings, the director had reasonable cause to believe that the act or omission was unlawful; provided, however, that a director who has been successful, on the merits or otherwise, in the defense of proceedings referred to under clauses (i) through (iv) above, may still be indemnified as to reasonable expenses actually incurred by such person in connection with the proceeding as approved by a disinterested majority of the Board of Directors.

          E. Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or another enterprise or employee benefit plan, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or the MGCL.

          F. Modification. The duties of the Corporation to indemnify and to advance expenses to a director, officer, employee or agent provided in this
     Article VIII shall be in the nature of a contract between the Corporation and each such director, officer, employee or agent and no amendment or repeal of any provision of this Article VIII shall alter, to the detriment of such director, officer, employee or agent, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

          G. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article VIII, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a disinterested majority of the directors then in office or unless intervention is required by law in order to protect the rights, claims or defenses of the director, officer, employee or agent with respect to matters for which the Corporation shall otherwise be required to provide indemnification hereunder."

     Article X of the Company's Bylaws states:

          "(a) A director of the Corporation shall not be personally liable for monetary damages for action taken, or any failure to take action, as a director, to the extent set forth in the Corporation's Articles of Incorporation, which provisions are incorporated herein with the same affect as if they were set forth herein.

          (b) The Corporation shall indemnify any person who is a director, officer, employee or agent of the Corporation to the extent set forth in the Corporation's Articles of Incorporation, which provisions are incorporated herein with the same affect as if they were set forth herein."

     In addition, the Company intends to obtain a directors and officers liability insurance policy relating to certain actions or omissions which may be taken, or omitted to be taken, by the directors and officers of the Company, as well as a policy which insures against errors and omissions in the offering documents relating to the offer and sale of the Common Stock to the public.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the expenses to be incurred in connection with the offering of the Common Stock described herein.


SEC filing fee..............................................  $    7,635
NASD filing fee.............................................       3,088
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     500,000
Printing and delivery expenses..............................     150,000
Blue Sky legal fees and expenses............................      10,000
Registrar and transfer agent fees and expenses..............       4,750
Nasdaq Market listing fees and expenses.....................      17,500
CUSIP fees and expenses.....................................         100
Miscellaneous expenses......................................       5,000
                                                              ----------
  Estimated Total...........................................  $1,198,073
                                                              ==========



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.



     On December 2, 1998, in connection with the Company's formation, ICARUS sold 1,000 shares of Common Stock to Herbert G. Blecker and Eunice E. Blecker (the "Bleckers") for a total of $1,000. The shares were issued by the Company in a transaction not involving a public offering pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").


     Immediately prior to the Offering, pursuant to the Agreement and Plan of Recapitalization by and among the Company and the Bleckers dated January 26, 1998, the Company will issue to the Bleckers an aggregate of 2,999,000 shares of Common Stock and 100 shares of Series A Preferred Stock in exchange for all of their shares of ICARUS Corporation and ISL. The issuance of such shares by the Company will represent a transaction by the issuer not involving any public offering pursuant to Section 4(2) of the Securities Act.

     Other than the transactions described above the Company has sold no unregistered securities within the past three years.

ITEM 27.  EXHIBITS.

     The Exhibits attached hereto are as follows:


 1.1    Form of Underwriting Agreement.
 2.1    Agreement and Plan of Recapitalization by and among Mr.
        Herbert G. Blecker, Mrs. Eunice Blecker, ICARUS Corporation,
        ICARUS Service Limited and the Company, dated January 26,
        1998.*
 3.1    Articles of Incorporation of the Company.*
 3.2    Bylaws of the Company.*
 4.1    Form of Stock Certificate of the Company.*
 5.1    Form of opinion of Elias, Matz, Tiernan & Herrick L.L.P.
10.1    Technology Licensing and Marketing Agreement by and between
        ICARUS

        Corporation and Richardson Engineering Services, Inc., dated
        May 1, 1997.+ *
10.2    Joint Development Agreement between ICARUS Development and
        Marketing Corporation and Hyprotech, Ltd., dated July 24,
        1997.+ *
10.3    Marketing and Development Agreement between ICARUS
        Corporation and SRI Consulting Inc., dated August 4, 1997.+
        *
10.4    Software Distribution and License Agreement between ICARUS
        Corporation and Primavera Systems, Inc. dated January 17,
        1995.+
10.5    Lease for One Central Plaza, 11300 Rockville Pike,
        Rockville, Maryland by and between One Central Plaza Limited
        Partnership and the Company, dated October 15, 1976, as
        amended.*
10.6    Lease for 600 Jefferson Plaza, Rockville, Maryland, by and
        between Allstate Life Insurance Company and the Company,
        dated December 31, 1997.*
10.7    Lease for 16945 Northchase Drive, 14th Floor, Houston,
        Texas, by and between Greenpoint Plaza Limited Partnership and the Company, dated January 31, 1997.*
10.8    Lease for Units 3 and 4, 4th floor, First Floor Storeroom
        and Car Parking, The Graftons, Stamford New Road,
        Altrincham, Greater Manchester, by and between Wayborn
        Leasing Limited and the Company, dated April 19, 1993.*
10.9    Lease for 5F Sakae Bldg., 2-10-3 Minami-Ikebukuro,
        Toshima-Ku, Tokyo 171 Japan, by and between Saburo Ikeda and the Company, dated January 20, 1996.*
10.10   Employment Agreement between Mr. Herbert G. Blecker and the
        Company, dated January 22, 1998.
10.11   Employment Agreement between Mr. William F. Geritz III and the Company, dated January 22, 1998.
10.12   ICARUS International, Inc. 1998 Stock Option Plan.*
10.13   ICARUS International, Inc. Recognition and Retention Plan
        and Trust Agreement.*
10.14   Amendment, dated March 30, 1998, to lease for 600 Jefferson
        Plaza, Rockville, Maryland, by and between Allstate Life
        Insurance Company and the Company, dated December 31, 1997.*
10.15   Amendment, dated January 21, 1998, to lease for One Central
        Plaza, 11300 Rockville Pike, Rockville, Maryland, by and
        between the Company and One Central Plaza Limited
        Partnership.
10.16   Employment Agreement between Mr. Peter L. Bower and the
        Company dated July 10, 1998.**
10.17   Principal Stockholders Agreement by and between Herbert G.
        Blecker, Eunice E. Blecker and ICARUS International, Inc.**
21.1    List of Subsidiaries of the Company.*
23.1    Consent of Elias, Matz, Tiernan & Herrick L.L.P.
        (Incorporated by reference to Exhibit 5.1).
23.2    Consent of Grant Thornton LLP.
24.1    Power of Attorney.*
27.1    Financial data schedule.


---------------
 * Previously filed.


** To be filed by amendment.



 + Certain portions of this Exhibit have been omitted from this Registration
   Statement and filed separately with the Commission accompanied by a request for confidential treatment pursuant to Rule 406 under the Securities Act.

ITEM 28.  UNDERTAKINGS


     The undersigned Registrant hereby provides the following undertakings:

          (a) The Registrant will provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          (c) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (d) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Rockville, State of Maryland on July 10, 1998.


                                          ICARUS INTERNATIONAL, INC.

                                          By:    /s/ HERBERT G. BLECKER

                                            ------------------------------------
                                                    HERBERT G. BLECKER
                                             CHAIRMAN OF THE BOARD, PRESIDENT
                                                 CHIEF EXECUTIVE OFFICER

                            ------------------------


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.



                   SIGNATURE                                   TITLE                    DATE
                   ---------                                   -----                    ----

             /s/ HERBERT G. BLECKER               Chairman of the Board, President  July 10, 1998
------------------------------------------------    and Chief Executive Officer
               HERBERT G. BLECKER                  (Principal executive officer)

               /s/ PETER L. BOWER                     Chief Financial Officer       July 10, 1998
------------------------------------------------   (Principal Accounting Officer
                 PETER L. BOWER                   and Principal Financial Officer)

             /s/ EUNICE E. BLECKER                    Director, Secretary and       July 10, 1998
------------------------------------------------             Treasurer
               EUNICE E. BLECKER

            /s/ HERBERT G. BLECKER*                Director and Vice Chairman of    July 10, 1998
------------------------------------------------             the Board
                 JAMES J. BYRNE

           /s/ WILLIAM F. GERITZ, III               Director and Executive Vice     July 10, 1998
------------------------------------------------             President
             WILLIAM F. GERITZ, III

            /s/ HERBERT G. BLECKER*                           Director              July 10, 1998
------------------------------------------------
                 GARY M. ROUSH

            /s/ HERBERT G. BLECKER*                           Director              July 10, 1998
------------------------------------------------
              J. EDWARD BECK, JR.


---------------
* Herbert G. Blecker has signed on behalf of each individual indicated in the capacities stated as their attorney-in-fact.